Exhibit 10.2

Execution Copy

TERM LOAN AGREEMENT

dated as of January 6, 2012

among

EQR-ENTERPRISE HOLDINGS, LLC,

as the Borrower

ERP OPERATING LIMITED PARTNERSHIP,

THE BANKS LISTED HEREIN,

BANK OF AMERICA, N.A.,

as Administrative Agent,

DEUTSCHE BANK AG, NEW YORK BRANCH,

as Syndication Agent,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

and

DEUTSCHE BANK SECURITIES INC.,

as Joint Lead Arrangers and Joint Book Runners,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

ROYAL BANK OF CANADA

and

U.S. BANK NATIONAL ASSOCIATION,

as Documentation Agents

and

SUNTRUST BANK,

THE BANK OF NOVA SCOTIA

and

PNC BANK, NATIONAL ASSOCIATION,

as Co-Documentation Agents

i

Exhibit A—Form of Note

Exhibit B—Notice of Borrowing

Exhibit C—Transfer Supplement

Exhibit D—Qualified Unencumbered Properties

Exhibit E—Down REIT Guaranty

Exhibit F—Qualifying Guaranty

Schedule I—Commitments

TERM LOAN AGREEMENT

THIS TERM LOAN AGREEMENT, dated as of January 6, 2012, is among EQR-ENTERPRISE HOLDINGS, LLC, a Delaware limited liability company (the “Borrower”), ERP OPERATING LIMITED PARTNERSHIP, an Illinois limited partnership (“ERP”), the BANKS party hereto, BANK OF AMERICA, N.A., as Administrative Agent, DEUTSCHE BANK AG, NEW YORK BRANCH, as Syndication Agent, WELLS FARGO BANK, NATIONAL ASSOCIATION, ROYAL BANK OF CANADA and U.S. BANK NATIONAL ASSOCIATION, as Documentation Agents, and SUNTRUST BANK, THE BANK OF NOVA SCOTIA AND PNC BANK, NATIONAL ASSOCIATION, as Co-Documentation Agents.

W I T N E S S E T H:

WHEREAS, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. The following terms, as used herein, have the following meanings:

“Acquisition Property” means a property acquired by ERP or its Consolidated Subsidiaries or Investment Affiliates (whether by purchase, merger or other corporate transaction and including acquisitions from taxable REIT subsidiaries owned by ERP).

“Acquisition Property Value” means the greater of (a) the EBITDA generated by an Acquisition Property divided by the FMV Cap Rate (or ERP’s Share thereof with respect to any Acquisition Property owned by a Consolidated Subsidiary or an Investment Affiliate), or (b) the undepreciated book value (cost basis plus improvements) of an Acquisition Property (or ERP’s Share thereof with respect to any Acquisition Property owned by a Consolidated Subsidiary or an Investment Affiliate). An Acquisition Property will be valued as a Stabilized Property following the sixth full fiscal quarter after the fiscal quarter in which such Acquisition Property was first acquired.

“Administrative Agent” means Bank of America, N.A., in its capacity as Administrative Agent hereunder, and its permitted successors in such capacity in accordance with the terms of this Agreement.

“Administrative Questionnaire” means, with respect to each Bank, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent (with a copy to the Borrower) duly completed by such Bank.

“affiliate”, as applied to any Person, means any other Person that directly or indirectly controls, is controlled by, or is under common control with, that Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”,

“controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to vote ten percent (10.0%) or more of the equity securities having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting equity securities or by contract or otherwise.

“Agreement” means this Term Loan Agreement as the same may from time to time hereafter be modified, supplemented or amended.

“Alternate Currency” means the lawful currency of any of (i) the United Kingdom (British Pounds Sterling) or (ii) the European Economic Union (Euros).

“Applicable Interest Rate” means (i) with respect to any Fixed Rate Indebtedness, the fixed interest rate applicable to such Fixed Rate Indebtedness at the time in question, and (ii) with respect to any Floating Rate Indebtedness, either (x) the rate at which the interest rate applicable to such Floating Rate Indebtedness is actually capped (or fixed pursuant to an interest rate hedging device), at the time of calculation, if ERP has entered into an interest rate cap agreement or other interest rate hedging device with respect thereto or (y) if ERP has not entered into an interest rate cap agreement or other interest rate hedging device with respect to such Floating Rate Indebtedness, the greater of (A) the rate at which the interest rate applicable to such Floating Rate Indebtedness could be fixed for the remaining term of such Floating Rate Indebtedness, at the time of calculation, by ERP’s entering into any unsecured interest rate hedging device either not requiring an upfront payment or if requiring an upfront payment, such upfront payment shall be amortized over the term of such device and included in the calculation of the interest rate (or, if such rate is incapable of being fixed by entering into an unsecured interest rate hedging device at the time of calculation, a fixed rate equivalent reasonably determined by Administrative Agent) or (B) the floating rate applicable to such Floating Rate Indebtedness at the time in question.

“Applicable Lending Office” means, with respect to any Bank, (i) in the case of its Base Rate Loans, its Domestic Lending Office and (ii) in the case of its Euro-Dollar Loans, its Euro-Dollar Lending Office.

“Applicable Margin” means, with respect to each Term Loan, the respective percentages per annum determined, at any time, based on the range into which the Credit Rating then falls, in accordance with the table set forth below. Any change in the Credit Rating causing it to move to a different range on the table shall effect an immediate change in the Applicable Margin. In the event that ERP receives Credit Ratings that are not equivalent, the Applicable Margin shall be based upon the higher of the Credit Ratings from S&P or Moody’s. In the event that only one (1) Rating Agency has set the Credit Rating, then the Applicable Margin shall be based on such single Credit Rating. Should ERP lose its Investment Grade Rating from both S&P and Moody’s, the Applicable Margin will revert to the Non-Investment Grade rate. Upon the reinstatement of an Investment Grade Rating from either S&P or Moody’s, the Applicable Margin will again be determined based on the table set forth below.

Range of Credit Rating	Applicable Margin for Base Rate Loans (% per annum)		Applicable Margin for Euro Dollar Loans (% per annum)
	During period commencing on the Closing Date and ending on the second anniversary thereafter	During period commencing on the day following the second anniversary of the Closing Date and at all times thereafter	During period commencing on the Closing Date and ending on the second anniversary thereafter	During period commencing on the day following the second anniversary of the Closing Date and at all times thereafter
Non-Investment Grade	1.30	1.40	2.30	2.40
BBB-/Baa3	0.90	1.00	1.90	2.00
BBB/Baa2	0.50	0.60	1.50	1.60
BBB+/Baa1	0.25	0.35	1.25	1.35
A-/A3	0.15	0.25	1.15	1.25
A/A2 or higher	0.10	0.20	1.10	1.20

“Approved Bank” means a bank which has (i)(a) a minimum net worth of $500,000,000 and/or (b) total assets of $10,000,000,000, and (ii) a minimum long term debt rating of (a) BBB+ or higher by S&P, and (b) Baa1 or higher by Moody’s.

“Archstone Affiliates” has the meaning specified in the definition of “Archstone Interests.”

“Archstone Interests” means the equity interests of various affiliates of Archstone (the “Archstone Affiliates”) acquired, directly or indirectly, by ERP pursuant to the Interest Purchase Agreement, dated as of December 2, 2011, among ERP and the sellers party thereto, as amended or supplemented from time to time, or any other agreement entered into by ERP or a Subsidiary of ERP for the acquisition, directly or indirectly, by ERP of equity interests of the Archstone Affiliates.

“Assignee” has the meaning set forth in Section 9.6(c).

“Availability Period” means the period from and including the Closing Date to the earliest of (i) July 4, 2012, (ii) the date on which the Term Loans are funded hereunder and (iii) the date of termination of all of the Commitments of the Banks to make Term Loans pursuant to Section 2.9(c) or Section 6.2.

“Bank” means each financial institution listed on the signature pages hereof, each Assignee which becomes a Bank pursuant to Section 9.6(c), and their respective successors.

“Bankruptcy Code” means Title 11 of the United States Code, entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus  1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by the Bank serving as the Administrative Agent as its “prime rate”, and (c) the Euro-Dollar Rate for such day if a Euro-Dollar Loan with an Interest Period of one month were being made on such day plus one percent (1.0%). The “prime rate” is a rate set by Bank of America, N.A. based upon various factors including Bank of America, N.A.’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by the Bank serving as the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Term Loan made or to be made by a Bank as a Base Rate Loan in accordance with the applicable Notice of Borrowing or Notice of Interest Rate Election or pursuant to Article VIII.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

“Borrower” means EQR Enterprise Holdings, LLC, a Delaware limited liability company.

“Borrowing” has the meaning set forth in Section 1.3.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks are authorized or required by law to close (i) in Dallas, Texas and/or New York City, and (ii) in the case of Euro-Dollar Loans, in London, England and/or Dallas, Texas.

“Capital Leases” as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person

“Capital Reserve” means $200 per year.

“Cash and Cash Equivalents” means unrestricted (notwithstanding the foregoing, however, cash held in escrow in connection with the completion of Code Section 1031 “like-kind” exchanges shall be deemed to be “unrestricted” for purposes hereof) (i) cash, (ii) direct obligations of the United States Government, including without limitation, treasury bills, notes and bonds, (iii) interest bearing or discounted obligations of Federal agencies and government sponsored entities or pools of such instruments offered by Approved Banks and dealers, including without limitation, Federal Home Loan Mortgage Corporation participation sale certificates, Government National Mortgage Association modified pass through certificates, Federal National Mortgage Association bonds and notes, and Federal Farm Credit System securities, (iv) time deposits, foreign deposits, domestic and foreign certificates of deposit, bankers acceptances (foreign and domestic), commercial paper in Dollars or an Alternate Currency rated at least A-1 by S&P and P-1 by Moody’s and/or guaranteed by a Person with an Aa rating by Moody’s, an AA rating by S&P or better rated credit, floating rate notes, other money market instruments and letters of credit each issued by Approved Banks (provided that the same shall cease to be a “Cash or Cash Equivalent” if at any time any such bank shall cease to be an Approved Bank), (v) obligations of domestic corporations, including, without limitation, commercial paper, bonds, debentures and loan participations, each of which is rated at least AA by S&P and/or Aa2 by Moody’s and/or guaranteed by a Person with an Aa rating by Moody’s, an AA rating by S&P or better rated credit, (vi) obligations issued by states and local governments or their agencies, rated at least MIG-1 by Moody’s and/or SP-1 by S&P and/or guaranteed by an irrevocable letter of credit of an Approved Bank (provided that the same shall cease to be a “Cash or Cash Equivalent” if at any time any such bank shall cease to be an Approved Bank), (vii) repurchase agreements with major banks and primary government security dealers fully secured by the U.S. Government or agency collateral equal to or exceeding the principal amount on a daily basis and held in safekeeping, and (viii) real estate loan pool participations, guaranteed by a Person with an AA rating given by S&P or Aa2 rating given by Moody’s or better rated credit.

“Closing Date” means the date on or after the Effective Date on which the conditions set forth in Section 3.1 shall have been satisfied to the satisfaction of the Administrative Agent.

“Code” means the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Commitment” means, with respect to each Bank, the amount set forth opposite such Bank’s name on Schedule I attached hereto as its commitment for Term Loans (and, for each Bank which is an Assignee prior to the funding of the Term Loans, the amount set forth in the Transfer Supplement entered into pursuant to Section 9.6(c) as such Assignee’s Commitment), as such amount may be reduced from time to time pursuant to Section 2.9(c) or in connection with an assignment to an Assignee occurring prior to the funding of the Term Loans, and as such amount may be increased in connection with an assignment from an Assignor occurring prior to the funding of the Term Loans. The initial aggregate amount of the Banks’ Commitments is $500,000,000. In accordance with Section 2.1, immediately upon any funding of a Term Loan by a Bank hereunder, the Commitment of such Bank shall be automatically terminated.

“Condo Property” means a Property owned by ERP or its Consolidated Subsidiaries or Investment Affiliates, where such property is being positioned or held for sale as condominium units.

“Condo Property Value” means the undepreciated book value (cost basis plus improvements) of the Condo Property.

“Consolidated EBITDA” means, for any twelve (12) month period, net earnings (loss), inclusive of the net incremental gains (losses) on sales of condominium units, and exclusive of net derivative gains (losses) and gains (losses) on the dispositions of depreciable Properties, Raw Land and other non-depreciated Properties, as well as from debt restructurings or write-ups or forgiveness of indebtedness, and costs and expenses incurred during such period with respect to acquisitions or mergers consummated during such period, as reflected in reports filed by ERP pursuant to the Securities Exchange Act of 1934, as amended, before deduction (including amounts reported in discontinued operations), for (i) depreciation and amortization expense and other non-cash items as determined in good faith by ERP for such period, (ii) Interest Expense for such period, (iii) Taxes for such period, (iv) the gains (and plus the losses) from extraordinary items, and (v) the gains (and plus the losses) from non-recurring items, as determined in good faith by ERP, for such period, all of the foregoing without duplication. In each case, amounts shall be reasonably determined by ERP in accordance with GAAP, except to the extent that GAAP by its terms shall not apply with respect to the determination of non-cash and non-recurring items and except that such net earnings (loss) shall only include ERP’s Share of such net earnings (loss) attributable to Consolidated Subsidiaries and shall include, without duplication, ERP’s Share of the net earnings (loss), inclusive of the net incremental gains (losses) on sales of condominium units, and exclusive of net derivative gains (losses) and gains (losses) on the dispositions of depreciable Properties, Raw Land and other non-depreciated Properties, as well as from debt restructurings or write-ups or forgiveness of indebtedness, and costs and expenses incurred during such period with respect to acquisitions or mergers consummated during such period, of any Investment Affiliate before deduction (including amounts reported in discontinued operations) for (i) depreciation and amortization expense and other non-cash items of such Investment Affiliate as determined in good faith by ERP for such period, (ii) Interest Expense of such Investment Affiliate for such period, (iii) Taxes of such Investment Affiliate for such period, (iv) the gains (and plus the losses) from extraordinary items of such Investment Affiliate, and (v) the gains (and plus the losses) from non-recurring items of such Investment Affiliate as determined in good faith by ERP for such period.

“Consolidated Subsidiary” means at any date any Person which is consolidated with ERP or EQR in accordance with GAAP.

“Construction Property” means a property owned by ERP or its Consolidated Subsidiaries or Investment Affiliates on which construction of improvements has commenced or been completed (as such completion shall be evidenced by a temporary or permanent certificate of occupancy permitting use of such property by the general public).

“Construction Property Value” means the greater of (a) the EBITDA generated by a Construction Property divided by the FMV Cap Rate (or ERP’s Share thereof with respect to any Construction Property owned by a Consolidated Subsidiary or an Investment Affiliate), or (b) the undepreciated book value (cost basis plus improvements) of a Construction Property (or ERP’s Share thereof with respect to any Construction Property owned by a Consolidated Subsidiary or an Investment Affiliate). A Construction Property will be valued as a Stabilized Property following the sixth full fiscal quarter after the fiscal quarter in which such Construction Property was first completed.

“Contingent Obligation” as to any Person means, without duplication, (i) any contingent obligation of such Person required to be shown on such Person’s balance sheet in accordance with GAAP, and (ii) any obligation required to be disclosed in the footnotes to such Person’s financial statements, guaranteeing partially or in whole any Non-Recourse Indebtedness, lease, dividend or other obligation, exclusive of contractual indemnities (including, without limitation, any indemnity or price-adjustment provision relating to the purchase or sale of securities or other assets) and guarantees of non-monetary obligations (other than guarantees of completion) which have not yet been called on or quantified, of such Person or of any other Person. The amount of any Contingent Obligation described in clause (ii) shall be deemed to be (a) with respect to a guaranty of interest or interest and principal, or operating income guaranty, the Net Present Value of the sum of all payments required to be made thereunder (which in the case of an operating income guaranty shall be deemed to be equal to the debt service for the note secured thereby), calculated at the Applicable Interest Rate, through (I) in the case of an interest or interest and principal guaranty, the stated date of maturity of the obligation (and commencing on the date interest could first be payable thereunder), or (II) in the case of an operating income guaranty, the date through which such guaranty will remain in effect, and (b) with respect to all guarantees not covered by the preceding clause (a), an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as recorded on the balance sheet and on the footnotes to the most recent financial statements of ERP required to be delivered pursuant to Section 4.4. Notwithstanding anything contained herein to the contrary, guarantees of completion shall not be deemed to be Contingent Obligations unless and until a claim for payment or performance has been made thereunder, at which time any such guaranty of completion shall be deemed to be a Contingent Obligation in an amount equal to any such claim. Subject to the preceding sentence, (i) in the case of a joint and several guaranty given by such Person and another Person (but only to the extent such guaranty is recourse, directly or indirectly to ERP), the amount of the guaranty shall be deemed to be 100% thereof unless and only to the extent that such other Person has delivered Cash or Cash Equivalents to secure all or any part of such Person’s guaranteed obligations and (ii) in the case of a guaranty (whether or not joint and several) of an obligation otherwise constituting Indebtedness of such Person, the amount of such guaranty shall be deemed to be only that amount in excess of the amount of the obligation constituting Indebtedness of such Person. Notwithstanding anything contained herein to the contrary, (xx) “Contingent Obligations” shall be deemed not to include guarantees of Unused Commitments or of construction loans to the extent the same have not been drawn, and (yy) the aggregate amount of all Contingent Obligations of any Consolidated Subsidiary or Investment Affiliate (except to the extent that any such Contingent Obligation is recourse to ERP or EQR) which would otherwise exceed the total capital contributions of ERP and EQR to such entity, together with the amount of any unfunded obligations of ERP or EQR to make such additional equity contributions to such entity that could be legally enforced by a creditor of such entity shall be deemed to be equal to the amount of such capital contributions and equity or loan commitments. All matters constituting “Contingent Obligations” shall be calculated without duplication.

“Credit Party” means the Administrative Agent or any Bank.

“Credit Rating” means the rating assigned by the Rating Agencies to ERP’s senior unsecured long term indebtedness.

“Customary Non-Recourse Carve-Outs” means fraud, misrepresentation, misapplication of cash, waste, environmental claims and liabilities and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate indemnification agreements.

“Debt Restructuring” means a restatement of, or material change in, the amortization or other financial terms of any Indebtedness of EQR, ERP or any Consolidated Subsidiary or Investment Affiliate.

“Debt Service” means, for any period, Interest Expense for such period plus scheduled principal amortization (excluding any individual scheduled principal payment which exceeds 25% of the original principal amount of an issuance of Indebtedness) for such period on all Indebtedness of ERP or EQR (excluding Indebtedness of any Consolidated Subsidiary or Investment Affiliate), on a consolidated basis, plus ERP’s Share of scheduled principal amortization for such period on all Indebtedness of all Consolidated Subsidiaries and Investment Affiliates for which there is no recourse to EQR or ERP (or any Property thereof), plus, without duplication, EQR’s and ERP’s actual or potential liability for principal amortization (excluding any individual scheduled principal payment which exceeds 25% of the original principal amount of an issuance of Indebtedness) for such period on all Indebtedness of all Consolidated Subsidiaries and Investment Affiliates that is recourse to EQR or ERP (or any Property thereof).

“Default” means any condition or event which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” has the meaning set forth in Section 2.6(c).

“Defaulting Lender” means any Bank that (a) has failed, within three (3) Business Days of the date required to be funded or paid, to fund any portion of its Term Loan, (b) has failed, within five (5) Business Days of the date on which demand for payment is made to pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (a) above, such Bank notifies the Administrative Agent in writing that such failure is the result of such Bank’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (c) has notified the Borrower, ERP or any Credit Party in writing that it does not intend to comply with any of its funding obligations under this Agreement (unless such writing indicates that such position is based on such Bank’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied), (d) has failed, within three (3) Business Days after request by a

Credit Party, acting in good faith and based on a reasonable belief that such Person will fail to comply with its funding obligations, to provide a confirmation in writing from such Bank that it will comply with its obligations to fund its Term Loan under this Agreement, provided that such Bank shall cease to be a Defaulting Lender pursuant to this clause (d) upon such Credit Party’s receipt of such confirmation, or (e) has or has a direct or indirect parent company that has become the subject of a Bankruptcy Event.

“Delayed Draw Fee” has the meaning set forth in Section 2.7(a).

“Delayed Draw Fee Payment Date” has the meaning set forth in Section 2.7(a).

“Development Activity” means (a) the development or redevelopment and construction of one or more apartment buildings by ERP or any of its Subsidiaries, (b) the financing by ERP, EQR or any Subsidiaries or Investment Affiliates of either or both of any such development or construction or (c) the incurrence by ERP, EQR or any Subsidiaries or Investment Affiliates of either or both of any Contingent Obligations in connection with such development or construction (other than purchase contracts for Real Property Assets which are not payable until completion of development or construction), valued at the cost of such projects under development and construction in the case of assets owned by ERP or EQR, or ERP’s Share of the cost of such projects under development and construction in the case of assets owned by Consolidated Subsidiaries or Investment Affiliates.

“Documentation Agents” means Wells Fargo Bank, National Association, Royal Bank Of Canada and U.S. Bank National Association, in their capacities as Documentation Agents hereunder, and their permitted successors in such capacity in accordance with the terms of this Agreement.

“Dollars” and “$” mean the lawful money of the United States.

“Domestic Lending Office” means, as to each Bank, its office located at its address in the United States set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office as such Bank may hereafter designate as its Domestic Lending Office by notice to the Borrower and the Administrative Agent.

“Domestic Subsidiary” means any Subsidiary that is organized or existing under the laws of the United States, any state thereof or the District of Columbia.

“Down REIT” means a limited liability company, corporation or limited partnership (other than the Borrower) in which the only interest in such limited liability company, corporation or partnership not owned (directly or indirectly) by ERP shall be preference interests or preference units, respectively, and which limited liability company, corporation or limited partnership, as the case may be (collectively, a “Down REIT Guarantor”), has executed and delivered to the Administrative Agent, on behalf of the Banks, (i) a Guaranty of Payment in the form attached hereto as Exhibit E (a “Down REIT Guaranty”), (ii) all documents reasonably requested by the Administrative Agent relating to the existence of such Down REIT Guarantor, and the authority for and validity of such Down REIT Guaranty, including, without limitation, the organizational documents of such Down REIT Guarantor, modified or supplemented prior to the date of such Down REIT Guaranty, each certified to be true, correct and complete by such Down REIT Guarantor, not more than ten (10) days prior to the date of such Down REIT Guaranty, together with a good standing certificate from the Secretary of State (or the equivalent thereof) of the State of formation of such Down REIT Guarantor, to be dated not more than ten (10) days prior to the date of such Down REIT Guaranty, as well as authorizing resolutions in respect of such Down REIT Guaranty, and (iii) an opinion of counsel with respect to such Down REIT Guarantor and Down REIT Guaranty, in form and substance reasonably acceptable to the Administrative Agent, with respect to due organization, existence, good standing and authority, and validity and enforceability of such Down REIT Guaranty. In addition, for purposes of this definition, a Down REIT Guaranty shall not be deemed to constitute Unsecured Debt of the applicable Down REIT Guarantor.

“Down REIT Guarantor” shall have the meaning set forth in the definition of Down REIT.

“Down REIT Guaranty” shall have the meaning set forth in the definition of Down REIT.

“Down REIT Guaranty Proceeds” shall have the meaning set forth in Section 9.17(a).

“EBITDA” means, for any twelve (12) month period, net earnings (loss), exclusive of net derivative gains (losses) and gains (losses) on the dispositions of Properties, as well as from debt restructurings or write-ups or forgiveness of indebtedness, and costs and expenses incurred during such period with respect to acquisitions or mergers consummated during such period, before deduction (including amounts reported in discontinued operations) for (i) depreciation and amortization expense and other non-cash items as determined in good faith by ERP for such period, (ii) Interest Expense for such period, (iii) Taxes for such period, (iv) the gains (and plus the losses) from extraordinary items, and (v) the gains (and plus the losses) from non-recurring items, as determined in good faith by ERP, all of the foregoing without duplication. In each case, amounts shall be reasonably determined by ERP in accordance with GAAP, except to the extent that GAAP by its terms shall not apply with respect to the determination of non-cash and non-recurring items. EBITDA shall not be deemed to include corporate level general and administrative expenses and other corporate expenses, such as land holding costs, employee and trustee stock and stock option expenses and pursuit costs write-offs, all as determined in good faith by ERP.

“Effective Date” means the date this Agreement becomes effective in accordance with Section 9.9.

“Eligible REIT Subsidiary” means a Domestic Subsidiary that has elected to be treated as a real estate investment trust under the Code and that satisfies each of the following conditions: (i) such Domestic Subsidiary shall be a corporation, limited liability company or limited partnership, (ii) if such Domestic Subsidiary is a limited liability company, ERP or a Wholly-Owned Domestic Subsidiary shall be the sole managing member of such limited liability company, (iii) if such Domestic Subsidiary is a limited partnership, ERP or a Wholly-Owned Domestic Subsidiary shall be the sole general partner of such limited partnership and (iv) the

Administrative Agent shall have received a copy of the organizational documents of such Domestic Subsidiary (including the charter and bylaws, certificate of formation and limited liability company agreement, or certificate of limited partnership and limited partnership agreement, as applicable), as in effect immediately after the issuance of the Non-Voting Preferred Equity Interests, certified to be true, correct and complete by a senior officer of EQR , and the Administrative Agent shall be reasonably satisfied that such organizational documents do not provide for any voting rights with respect to the Non-Voting Preferred Equity Interests of such Eligible REIT Subsidiary.

“Environmental Affiliate” means any partnership, joint venture, trust or corporation in which an equity interest is owned by ERP and/or EQR, either directly or indirectly, and, as a result of the ownership of such equity interest, ERP and/or EQR may have recourse liability for Environmental Claims against such partnership, joint venture or corporation (or the property thereof).

“Environmental Approvals” means any permit, license, approval, ruling, variance, exemption or other authorization required under applicable Environmental Laws.

“Environmental Claim” means, with respect to any Person, any notice, claim, demand or similar communication (written or oral) by any other Person alleging potential liability of such Person for investigatory costs, cleanup costs, governmental response costs, natural resources damage, property damages, personal injuries, fines or penalties arising out of, based on or resulting from (i) the presence, or release into the environment, of any Materials of Environmental Concern at any location, whether or not owned by such Person or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law, in each case (with respect to both (i) and (ii) above) as to which there is a reasonable possibility of an adverse determination with respect thereto and which, if adversely determined, would have a Material Adverse Effect.

“Environmental Laws” means any and all federal, state, and local statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, licenses, agreements and other governmental restrictions relating to the environment, the effect of the environment on human health or emissions, discharges or releases of Materials of Environmental Concern into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern or the clean up or other remediation thereof.

“EQR” means Equity Residential, a Maryland real estate investment trust, the sole general partner of ERP.

“EQR Guaranty” means the Guaranty of Payment, dated as of the date hereof, executed by EQR in favor of Administrative Agent and the Banks.

“EQR 2010 Form 10-K” means EQR’s annual report on Form 10-K for 2010, as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

“ERISA Group” means ERP, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with ERP or any Subsidiary, are treated as a single employer under Section 414 of the Code.

“ERP Guaranty” means the Guaranty, dated as of the date hereof, executed by ERP in favor of Administrative Agent and the Banks.

“ERP’s Share” means ERP’s or EQR’s share of the liabilities or assets, as the case may be, of an Investment Affiliate or Consolidated Subsidiary as reasonably determined by ERP based upon ERP’s or EQR’s economic interest in such Investment Affiliate or Consolidated Subsidiary, as the case may be, as of the date of such determination.

“Euro-Dollar Borrowing” has the meaning set forth in Section 1.3.

“Euro-Dollar Business Day” means any Business Day on which commercial banks are open for international business (including dealings in Dollar deposits) in London.

“Euro-Dollar Lending Office” means, as to each Bank, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Euro-Dollar Lending Office) or such other office, branch or affiliate of such Bank as it may hereafter designate as its Euro-Dollar Lending Office by notice to the Borrower and the Administrative Agent.

“Euro-Dollar Loan” means a Term Loan made or to be made by a Bank as a Euro-Dollar Loan in accordance with the applicable Notice of Borrowing or Notice of Interest Rate Election.

“Euro-Dollar Rate” means, for any applicable Interest Period for any Euro-Dollar Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent such Interest Period. If such rate is not available at such time for any reason, the “Euro-Dollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Euro-Dollar Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Euro-Dollar Reserve Percentage” means, with respect to any applicable Interest Period, for any day that percentage (expressed as a decimal) which is in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including basic, supplemental, emergency, special and marginal reserves) generally applicable to financial institutions regulated by the Federal Reserve Board comparable in size and type to the Person serving as the Administrative Agent under Regulation D of the Federal Reserve Board, in respect of “Eurocurrency liabilities”, or under any similar or successor regulation with respect to Eurocurrency liabilities or Eurocurrency funding (or in respect of any other category of liabilities which include deposits by reference to which the interest rate on Euro-Dollar Loans is determined), whether or not the Person serving as the Administrative Agent has any Euro-Currency liabilities or such requirement otherwise in fact applies to the Person serving as the Administrative Agent. The Euro-Dollar Rate shall be adjusted automatically as of the effective date of each change in the Euro-Dollar Reserve Percentage.

“Event of Default” has the meaning set forth in Section 6.1.

“Excluded Qualified Subsidiary” means any Qualified Subsidiary that is unable to provide a guaranty of the Obligations without causing adverse tax consequences to ERP and/or violating applicable law.

“Extension Date” has the meaning set forth in Section 2.8(c).

“Extension Fee” has the meaning set forth in Section 2.7(b).

“Extension Notice” has the meaning set forth in Section 2.8(c).

“Federal Funds Rate” means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System as constituted from time to time.

“Fee Letters” mean, collectively, (i) the fee letter, dated December 12, 2011, among ERP, Bank of America, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated and (ii) the fee letter, dated December 20, 2011, among ERP, Deutsche Bank AG, New York Branch, and Deutsche Bank Securities Inc.

“Financing Partnership” means any Subsidiary which is wholly-owned, directly or indirectly, by ERP or by ERP and EQR.

“Fiscal Quarter” means a fiscal quarter of a Fiscal Year.

“Fiscal Year” means the fiscal year of Borrower, ERP and EQR which shall be the twelve (12) month period ending on the last day of December in each year.

“Fixed Charges” for any twelve (12) month period means (without duplication) the sum of (i) Debt Service for such period, (ii) the product of the average number of apartment units owned (directly or beneficially) by ERP, EQR, or any wholly-owned Subsidiary of either or both during such period and the Capital Reserve for such period, (iii) ERP’s Share of the aggregate sum of the product of the average number of apartment units owned (directly or beneficially) by each Consolidated Subsidiary (other than wholly-owned Subsidiaries of ERP and/or EQR) and Investment Affiliate during such period and the Capital Reserve for such period, (iv) dividends on preferred units payable by ERP during such period, and (v) distributions made by ERP during such period to EQR for the purpose of paying dividends on preferred shares in EQR.

“Fixed Rate Borrowing” has the meaning set forth in Section 1.3.

“Fixed Rate Indebtedness” means all Indebtedness which accrues interest at a fixed rate.

“Floating Rate Indebtedness” means all Indebtedness which is not Fixed Rate Indebtedness and which is not a Contingent Obligation or an Unused Commitment.

“FMV Cap Rate” means 6.50%.

“GAAP” means generally accepted accounting principles recognized as such in codification by the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination; provided, however, that with respect to the financial covenants, including the related definitions, only ERP’s Share of any income, expense, assets and liabilities of any Consolidated Subsidiary or Investment Affiliate shall be taken into account.

“Governmental Authority” means any nation or government, any federal, state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Gross Asset Value” means, (i) the Stabilized Property Value, plus (ii) the Non-Stabilized Property Value, plus (iii) the value of any Cash or Cash Equivalents (including Cash or Cash Equivalents held in restricted Section 1031 accounts under the control of ERP or EQR) owned by ERP, EQR or any wholly-owned Subsidiary of either, plus (iv) the undepreciated book value, determined in accordance with GAAP, of readily marketable Securities and Investment Mortgages owned by ERP, EQR or their wholly-owned Consolidated Subsidiaries, plus (v) ERP’s Share of the value of any Cash or Cash Equivalents (including Cash or Cash Equivalents held in restricted Section 1031 accounts under the control of a non-wholly owned Consolidated Subsidiary or by an Investment Affiliate) owned by any such Consolidated Subsidiary or Investment Affiliate, plus (vi) ERP’s Share of the undepreciated book value, determined in accordance with GAAP, of readily marketable Securities and Investment Mortgages owned by any non-wholly owned Consolidated Subsidiary or Investment Affiliate.

“Group of Loans” means, at any time, a group of Term Loans consisting of (i) all Term Loans which are Base Rate Loans at such time, or (ii) all Euro-Dollar Loans having the same Interest Period at such time; provided that, if a Term Loan of any particular Bank is converted to or made as a Base Rate Loan pursuant to Section 8.2 or 8.5, such Term Loan shall be included in the same Group or Groups of Loans from time to time as it would have been in if it had not been so converted or made.

“Indebtedness”, as applied to any Person (and without duplication), means (a) all indebtedness, obligations or other liabilities of such Person for borrowed money, (b) all indebtedness, obligations or other liabilities of such Person evidenced by Securities or other similar instruments, (c) all reimbursement obligations, contingent or otherwise, of such Person with respect to letters of credit actually issued for such Person’s account or upon such Person’s application, (d) all obligations of such Person to pay the deferred and unpaid purchase price of Property except (i) any such deferred and unpaid purchase price that constitutes an accrued expense or trade payable, and (ii) any deferred and unpaid purchase price under a contract which, in accordance with GAAP would not be included as a liability on the liability side of the balance sheet of such Person, (e) all obligations in respect of Capital Leases (including ground leases) of such Person, (f) all indebtedness, obligations or other liabilities of such Person or others secured by a Lien on any asset of such Person, whether or not such indebtedness, obligations or liabilities are assumed by, or are a personal liability of such Person, in the case of items of Indebtedness incurred under clauses (a), (b), (c) and (d) to the extent that any such items (other than letters of credit), in accordance with GAAP, would be included as liabilities on the liability side of the balance sheet of such Person, exclusive, however, of all accounts payable, accrued interest and expenses, prepaid rents, security deposits, tax liabilities and dividends and distributions declared but not yet paid. Indebtedness also includes, to the extent not otherwise included, any obligation of ERP or EQR, as well as ERP’s Share of any obligation of any Consolidated Subsidiary or Investment Affiliate, to be liable for, or to pay as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Indebtedness of another Person (other than ERP, EQR, a Consolidated Subsidiary or an Investment Affiliate). Indebtedness shall not include any Intracompany Indebtedness. “Intracompany Indebtedness” means indebtedness whose obligor is ERP, EQR, any Consolidated Subsidiary or any Investment Affiliate and whose obligee is ERP, EQR or any wholly-owned Consolidated Subsidiary.

“Indemnitee” has the meaning set forth in Section 9.3(b).

“Interest Expense” means, for any period and without duplication, total interest expense, whether paid, accrued or capitalized (excluding the interest component of Capital Leases, as well as interest expense covered by an interest reserve established under a loan facility, as well as any interest expense under any construction loan or construction activity that under GAAP is required to be capitalized) of ERP or EQR (excluding nonrecurring prepayment premiums or penalties and any such interest expense accrued or capitalized on Indebtedness of any Consolidated Subsidiary or Investment Affiliate), including without limitation all commissions, discounts and other fees and charges owed with respect to drawn letters of credit, amortized costs of Interest Rate Contracts incurred on or after July 13, 2011 and the Facility Fees (as defined in the Revolving Credit Agreement) payable to the lenders thereunder, plus ERP’s Share of accrued or paid interest with respect to any Indebtedness of Consolidated Subsidiaries or Investment Affiliates for which there is no recourse to EQR or ERP, plus, without duplication,

EQR’s and ERP’s actual or potential liability for accrued, paid or capitalized interest (excluding nonrecurring prepayment premiums or penalties and the interest component of Capital Leases, as well as excluding interest expense covered by an interest reserve established under a loan facility, as well as any interest expense under any construction loan or construction activity that under GAAP is required to be capitalized) with respect to Indebtedness of Consolidated Subsidiaries or Investment Affiliates that is recourse to EQR or ERP, calculated for all Fixed Rate Indebtedness at the actual interest rate in effect with respect to all Indebtedness outstanding as of the last day of such period and, in the case of all Floating Rate Indebtedness, the actual rate of interest in effect with respect to such Floating Rate Indebtedness outstanding for the period during which no Interest Rate Contract is in effect, and, during the period that an Interest Rate Contract is in effect with respect to such Floating Rate Indebtedness, the strike rate payable under such Interest Rate Contract if lower than the actual rate of interest. Interest expense shall be determined including any non-cash portion of interest expense attributable to convertible Indebtedness under ASC 470-20.

“Interest Period” means, with respect to each Euro-Dollar Borrowing, the period commencing on the date of the Borrowing specified in the Notice of Borrowing or on the date specified in the applicable Notice of Interest Rate Election and ending 1, 2, 3 or 6 months thereafter (or such shorter period, but in no event less than 7 days, as Borrower may request, subject to the approval of the Administrative Agent), as the Borrower may elect in the applicable Notice of Borrowing or Notice of Interest Rate Election; provided that:

(a) any such Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;

(b) any such Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Euro-Dollar Business Day of a calendar month; and

(c) any such Interest Period which would otherwise end after the Maturity Date shall end on the Maturity Date.

“Interest Rate Contracts” means, collectively, interest rate swap, collar, cap or similar agreements providing interest rate protection.

“Investment Affiliate” means any Person in whom EQR or ERP holds an equity interest, directly or indirectly, other than Consolidated Subsidiaries, Military Housing Affiliates and Securities and other passive interests.

“Investment Grade Rating” means a rating for a Person’s senior long-term unsecured debt, or if no such rating has been issued, a “shadow” rating, of BBB- or better from S&P or Fitch Ratings, Inc., or a rating or “shadow” rating of Baa3 or better from Moody’s. Any such “shadow” rating shall be evidenced by a letter from the applicable Rating Agency or by such other evidence as may be reasonably acceptable to the Administrative Agent (as to any such other evidence, the Administrative Agent shall present the same to, and discuss the same with, the Banks).

“Investment Mortgages” means mortgages securing indebtedness directly or indirectly owed to ERP, EQR or Subsidiaries of either or both, including certificates of interest in real estate mortgage investment conduits.

“Joint Lead Arrangers” Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Bank Securities Inc.

“Joint Venture Parent” means ERP, EQR or one or more Financing Partnerships of ERP which directly owns any interest in a Joint Venture Subsidiary.

“Joint Venture Subsidiary” means any entity (other than a Financing Partnership) in which (i) a Joint Venture Parent owns at least 20% of the economic interests and (ii) the sale or financing of any Property owned by such Joint Venture Subsidiary is substantially controlled by a Joint Venture Parent, subject to customary provisions set forth in the organizational documents of such Joint Venture Subsidiary with respect to refinancings or rights of first refusal granted to other members of such Joint Venture Subsidiary. For purposes of the preceding sentence, the sale or financing of a Property owned by a Joint Venture Subsidiary shall be deemed to be substantially controlled by a Joint Venture Parent if such Joint Venture Parent has the ability to exercise a buy-sell right in the event of a disagreement regarding the sale or financing of such Property. In addition, the relationship of a Joint Venture Parent as a tenant in common in any asset with other tenants in common in the same asset shall be treated as if such relationship were a general partnership for purposes of this definition. For purposes of the definition of Unencumbered Asset Value, a Joint Venture Subsidiary shall be deemed to include any entity (other than a Financing Partnership) in which a Qualified Joint Venture Partner owns the balance of the interests.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement, in each case that has the effect of creating a security interest in respect of such asset. For the purposes of this Agreement, ERP, EQR or any Subsidiary of either or both shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loan Documents” means this Agreement, the Notes, the Fee Letters, the EQR Guaranty, the ERP Guaranty, each Qualifying Guaranty and any Down REIT Guaranty.

“Margin Stock” shall have the meaning provided such term in Regulation U.

“Material Adverse Effect” means an effect resulting from any circumstance or event or series of circumstances or events, of whatever nature (but excluding general economic conditions), which does or could reasonably be expected to, materially and adversely, (i) impair the ability of ERP and/or EQR and their Consolidated Subsidiaries, taken as a whole, to perform their respective obligations under the Loan Documents or (ii) impair the ability of Administrative Agent or the Banks to enforce the Loan Documents.

“Material Plan” means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of $5,000,000.

“Materials of Environmental Concern” means and includes pollutants, contaminants, hazardous wastes, toxic and hazardous substances, asbestos, lead, petroleum and petroleum by-products.

“Maturity Date” means the date when the Term Loans and all of the other Obligations hereunder shall be due and payable which shall be January 4, 2013, unless accelerated pursuant to the terms hereof or extended pursuant to Section 2.8(c).

“Maximum Guaranty Amount” means, at any time with respect to any Qualified Subsidiary, the aggregate outstanding amount of debt and other obligations of such Qualified Subsidiary (including, without limitation, the aggregate outstanding amount of loans made to, and the aggregate undrawn amount of all letters of credit issued for the account of, such Qualified Subsidiary) under the Revolving Credit Agreement and the other Loan Documents (as defined in the Revolving Credit Agreement) at such time.

“Military Housing” means projects, the primary purpose of which is the acquisition, development, construction, maintenance and operation of military family housing and military unaccompanied housing on or near military installations of the United States of America in collaboration with the United States of America.

“Military Housing Affiliates” mean any Consolidated Subsidiary or Investment Affiliate of ERP or EQR which only has an investment in Military Housing.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“Multiemployer Plan” means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

“Multifamily Residential Property Mortgages” means Investment Mortgages issued by any Person engaged primarily in the business of developing, owning, and managing multifamily residential property.

“Multifamily Residential Property Partnership Interests” means partnership or joint venture interests, or common or preferred stock, or membership, trust or other equity interests issued by any Person engaged primarily in the business of developing, owning, and managing multifamily residential property, but excluding Securities.

“Negative Pledge” means, with respect to any Property, any covenant, condition, or other restriction entered into by the owner of such Property or directly binding on such

Property which prohibits or limits the creation or assumption of any Lien upon such Property to secure any or all of the Obligations; provided, however, that such term shall not include (a) any covenant, condition or restriction contained in any ground lease from a Governmental Authority, or (b) any financial covenant (such as a limitation on secured indebtedness) given for the benefit of any Person that may be violated by the granting of any Lien on any Property to secure any or all of the Obligations.

“Net Income” means, for any period, the net earnings (or loss) after Taxes of ERP, on a consolidated basis, for such period calculated in conformity with GAAP.

“Net Present Value” means, as to a specified or ascertainable dollar amount, the present value, as of the date of calculation of any such amount, using a discount rate equal to the Base Rate in effect as of the date of such calculation.

“Non-Multifamily Residential Property” means Property which is not (i) used for lease, operation or use as a multifamily residential property, (ii) Unimproved Assets or Raw Land, (iii) Securities, (iv) Multifamily Residential Property Mortgages, or (v) Multifamily Residential Property Partnership Interests.

“Non-Recourse Indebtedness” means Indebtedness with respect to which recourse for payment is limited to (i) specific assets related to a particular Property or group of Properties encumbered by a Lien securing such Indebtedness or (ii) any Subsidiary or Investment Affiliate (provided that if a Subsidiary or Investment Affiliate is a partnership, there is no recourse to ERP or EQR as a general partner of such partnership); provided, however, that personal recourse of ERP or EQR for any such Indebtedness for Customary Non-Recourse Carve-Outs in non-recourse financing of real estate shall not, by itself, prevent such Indebtedness from being characterized as Non-Recourse Indebtedness.

“Non-Stabilized Property” means any Property owned or leased by ERP, EQR, a Consolidated Subsidiary or an Investment Affiliate that is not a Stabilized Property.

“Non-Stabilized Property Value” means, the sum of (i) the aggregate Acquisition Property Value, (ii) the aggregate Construction Property Value, (iii) the aggregate Redevelopment Property Value, (iv) the aggregate Condo Property Value, (v) the aggregate value of any Acquisition Property that was classified as a “Non-Stabilized Property” as of March 31, 2011, valued for a period of six fiscal quarters at the greater of (1) the Property EBITDA divided by FMV Cap Rate (or ERP’s Share thereof with respect to any such Non-Stabilized Property owned by a Consolidated Subsidiary or an Investment Affiliate), and (2) undepreciated book value (cost basis plus improvements) (or ERP’s Share thereof with respect to any such Non-Stabilized Property owned by a Consolidated Subsidiary or an Investment Affiliate) and thereafter shall be valued as a Stabilized Property, and (vi) with respect to Raw Land or any other Non-Stabilized Property (other than the Non-Stabilized Properties described under clauses (i) through (v)), the aggregate undepreciated book value (cost basis plus improvements), determined in accordance with GAAP of such Non-Stabilized Property (or ERP’s Share thereof with respect to any Non-Stabilized Property owned by a Consolidated Subsidiary or an Investment Affiliate). All such Acquisition Properties described under clause (v) shall be valued as a Stabilized Property following the sixth full fiscal quarter after the date of the Revolving Credit Agreement.

“Non-Voting Preferred Equity Interests” means non-voting preferred equity interests of an Eligible REIT Subsidiary issued to one or more Persons other than EQR, ERP or any Subsidiary thereof; provided, that such non-voting preferred equity interests do not at any time account for more than 5% of the total economic interests of the equity interests of such Eligible REIT Subsidiary.

“Notes” means promissory notes of the Borrower, substantially in the form of Exhibit A hereto, evidencing the obligation of the Borrower to repay the Term Loans, and “Note” means any one of such promissory notes issued hereunder.

“Notice of Borrowing” means a notice substantially in the form of Exhibit B attached hereto and made a part hereof.

“Notice of Interest Rate Election” has the meaning set forth in Section 2.5.

“Obligations” means all obligations, liabilities, indemnity obligations and Indebtedness of every nature of the Borrower, from time to time owing to Administrative Agent or any Bank under or in connection with this Agreement or any other Loan Document.

“Parent” means, with respect to any Bank, any Person controlling such Bank.

“Participant” has the meaning set forth in Section 9.6(b).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Period Fraction” means, with respect to any period of time, a fraction, the numerator of which is the actual number of days in such period, and the denominator of which is three hundred and sixty (360).

“Permitted Holdings” means Development Activity, Raw Land, Securities, Non-Multifamily Residential Property, Investment Mortgages, and Investment Affiliates.

“Permitted Liens” means:

(a) Liens for Taxes, assessments or other governmental charges not yet due and payable or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted in accordance with the terms hereof;

(b) statutory liens of carriers, warehousemen, mechanics, materialmen and other similar liens imposed by law, which are incurred in the ordinary course of business for sums not more than sixty (60) days delinquent or which are being contested in good faith in accordance with the terms hereof;

(c) deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance and other social security legislation or to secure liabilities to insurance carriers;

(d) utility deposits and other deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, purchase contracts, construction contracts, governmental contracts, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) Liens for purchase money obligations for equipment (or Liens to secure Indebtedness incurred within 90 days after the purchase of any equipment to pay all or a portion of the purchase price thereof or to secure Indebtedness incurred solely for the purpose of financing the acquisition of any such equipment, or extensions, renewals, or replacements of any of the foregoing for the same or lesser amount); provided that (i) the Indebtedness secured by any such Lien does not exceed the purchase price of such equipment, (ii) any such Lien encumbers only the asset so purchased and the proceeds upon sale, disposition, loss or destruction thereof, and (iii) such Lien, after giving effect to the Indebtedness secured thereby, does not give rise to an Event of Default;

(f) easements, rights-of-way, zoning restrictions, other similar charges or encumbrances and all other items listed on Schedule B to the owner’s title insurance policies, except in connection with any Indebtedness, for any of the Real Property Assets, so long as the foregoing do not interfere in any material respect with the use or ordinary conduct of the business of the owner and do not diminish in any material respect the value of the Property to which it is attached or for which it is listed;

(g) Liens and judgments (i) which have been or will be bonded (and the Lien thereby removed other than on any cash or securities serving as security for such bond) or released of record within thirty (30) days after the date such Lien or judgment is entered or filed against EQR, ERP, or any Subsidiary, or (ii) which are being contested in good faith by appropriate proceedings for review and in respect of which there shall have been secured a subsisting stay of execution pending such appeal or proceedings;

(h) Liens on Property of ERP, EQR or the Subsidiaries of either or both (other than Qualifying Unencumbered Property) securing Indebtedness which may be incurred or remain outstanding without resulting in an Event of Default hereunder; and

(i) Liens in favor of ERP, EQR or a Consolidated Subsidiary against any asset of ERP, any Consolidated Subsidiary or any Investment Affiliate.

“Person” means an individual, a corporation, a partnership, an association, a trust, a limited liability company or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Pro Rata Share” means, with respect to any Bank, as applicable, a fraction (expressed as a percentage), the numerator of which shall be the amount of such Bank’s Commitment and the denominator of which shall be the aggregate amount of all of the Banks’ Commitments or, if no Commitments are outstanding at such time, a fraction (expressed as a percentage), the numerator of which is the amount of Term Loans owed to such Bank at such time and the denominator of which is the aggregate amount of the Term Loans owed to all Banks at such time, in each case as adjusted from time to time in accordance with the provisions of this Agreement.

“Property” means, with respect to any Person, any real or personal property, building, facility, structure, equipment or unit, or other asset owned or leased by such Person.

“Public Debt” shall have the meaning set forth in Section 9.17(a).

“Qualified Institution” shall have the meaning set forth in Section 9.6(c).

“Qualified Joint Venture Partner” means (a) pension funds, insurance companies, banks, investment banks or similar institutional entities, each with significant experience in making investments in commercial real estate, and (b) commercial real estate companies of similar quality and experience.

“Qualified Subsidiary” means each “Qualified Borrower” (as defined in the Revolving Credit Agreement) that is or becomes party to the Revolving Credit Agreement at any time; provided, however, that if a Release Event occurs with respect to any Qualified Borrower, such Qualified Borrower shall no longer constitute a Qualified Subsidiary hereunder unless and until such time subsequent to such Release Event as a Reinstatement Event occurs with respect to such Qualified Borrower.

“Qualifying Guaranty” means a full and unconditional guaranty of payment in the form of Exhibit F attached hereto, enforceable against the Qualified Subsidiary party thereto for the payment of the Obligations in an amount not to exceed the Maximum Guaranty Amount of such Qualified Subsidiary.

“Qualifying Unencumbered Property” means any Property (including Raw Land and Property with Development Activity) from time to time which is owned directly or indirectly in fee (or ground leasehold) by ERP, EQR, a Financing Partnership or a Joint Venture

Subsidiary, which (i) is Raw Land, Construction Property, Redevelopment Property, Condo Property or an operating multifamily residential property, (ii) is not subject (nor are any equity interests in such Property that are owned directly or indirectly by ERP or EQR subject) to a Lien which secures Indebtedness of any Person other than Permitted Liens, (iii) is not subject (nor are any equity interests in such Property that are owned directly or indirectly by ERP or EQR subject) to any Negative Pledge, and (iv) in the case of any Property that is owned by a Subsidiary of ERP or EQR, is owned by a Subsidiary that does not have any outstanding Unsecured Debt (other than those items of Indebtedness set forth in clauses (d) or (e) of the definition of Indebtedness, or any Contingent Obligation except for guarantees for borrowed money). In addition, in the case of any Property that is owned by a Subsidiary of ERP and/or EQR, if such Subsidiary shall commence any proceeding under any bankruptcy, insolvency or similar law, or any such involuntary case shall be commenced against it and shall remain undismissed and unstayed for a period of 90 days, then, simultaneously with the occurrence of such conditions, such Property shall no longer constitute a Qualifying Unencumbered Property. Notwithstanding the foregoing, for the purposes of this definition, a Property shall be deemed to be wholly-owned by ERP if such Property shall be owned by the Borrower, a Down REIT or a wholly-owned Subsidiary of such Down REIT.

“Rating Agencies” means, collectively, S&P, Moody’s and Fitch Ratings Inc.

“Raw Land” means Real Property Assets upon which no material improvements have been commenced.

“Real Property Assets” means, as of any time, the real property assets (including interests in participating mortgages in which ERP’s interest therein is characterized as equity according to GAAP) owned directly or indirectly by ERP, EQR and the Consolidated Subsidiaries of either or both at such time.

“Recourse Debt” means Indebtedness that is not Non-Recourse Indebtedness.

“Redevelopment Property” means a property (other than a Condo Property) owned by ERP or its Consolidated Subsidiaries or Investment Affiliates where the existing building or other improvements or a portion thereof are undergoing renovation and redevelopment that will either (a) disrupt the occupancy of at least thirty percent (30%) of the square footage of such property or (b) temporarily reduce the EBITDA attributable to such property by more than thirty percent (30%) as compared to the immediately preceding comparable prior period.

“Redevelopment Property Value” means the greater of (a) the EBITDA generated by a Redevelopment Property for the quarter immediately prior to the commencement of the redevelopment divided by the FMV Cap Rate (or ERP’s Share thereof with respect to any Redevelopment Property owned by a Consolidated Subsidiary or an Investment Affiliate), and (b) the undepreciated book value (cost basis plus improvements) of such Redevelopment Property (or ERP’s Share thereof with respect to any Redevelopment Property owned by a Consolidated Subsidiary or an Investment Affiliate). A Redevelopment Property shall be valued as a Stabilized Property following the sixth full fiscal quarter after the fiscal quarter in which substantial completion of the redevelopment occurred.

“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time.

“Reinstatement Event” means, at any time with respect to any Person that was a Qualified Subsidiary and was released from its Qualifying Guaranty prior to such time as a result of a Release Event, the occurrence of a borrowing by such Person of any loan under, or the issuance of any letter of credit for the benefit of such Person pursuant to, the Revolving Credit Agreement.

“Release Event” has the meaning specified in Section 5.14(b).

“Required Banks” means at any time Banks having at least 51% of the aggregate amount of the Commitments or, if the Commitments shall have been terminated, holding Notes evidencing at least 51% of the aggregate unpaid principal amount of the Term Loans.

“Revolving Credit Agreement” means the Revolving Credit Agreement, dated as of July 13, 2011, among ERP, the lenders party thereto, Bank of America, N.A., as administrative agent, JPMorgan Chase Bank, N.A., as syndication agent, Suntrust Bank, U.S. Bank National Association, and Wells Fargo Bank, National Association, as documentation agents, and Citibank, N.A., Deutsche Bank Securities Inc. and Morgan Stanley Senior Funding, Inc., as co-documentation agents, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“S&P” means Standard & Poor’s Ratings Services, a division of Standard & Poor’s Financial Services LLC business, or any successor thereto.

“Secured Debt” means Indebtedness of EQR and ERP (excluding Indebtedness of Consolidated Subsidiaries or Investment Affiliates), and ERP’s Share of any Indebtedness of any Consolidated Subsidiary or Investment Affiliate, (i) the payment of which is secured by a Lien on any Property owned or leased by EQR, ERP, or any Consolidated Subsidiary or Investment Affiliate of either or both, or (ii) which is unsecured Indebtedness of any Consolidated Subsidiary or Investment Affiliate of ERP or EQR, which Consolidated Subsidiary or Investment Affiliate is not the Borrower or a guarantor of the Obligations and which Indebtedness is not recourse to ERP or EQR (other than for Customary Non-Recourse Carve-Outs), or (iii) which is Unsecured Tax Exempt Indebtedness.

“Securities” means any stock, partnership interests, shares, shares of beneficial interest, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities,” or any certificates of interest, shares, or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire any of the foregoing, all of which shall be passive investments.

“Solvent” means, with respect to any Person, that the fair saleable value of such Person’s assets exceeds the Indebtedness of such Person.

“Stabilized Property” means all Properties except (i) any Acquisition Property, Construction Property or Redevelopment Property until such Property has become a Stabilized

Property in accordance with the definitions of Acquisition Property Value, Construction Property Value and Redevelopment Property Value, (ii) any Property described in clause (v) of the definition of Non-Stabilized Property Value until such Property has become a Stabilized Property in accordance with such definition, and (iii) any Condo Property.

“Stabilized Property Value” means the EBITDA generated by a Stabilized Property divided by the FMV Cap Rate (or ERP’s Share thereof with respect to any Stabilized Property owned by a Consolidated Subsidiary or an Investment Affiliate). Any Stabilized Property which generates negative EBITDA will have a Stabilized Property Value of zero.

“Subsidiary” means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by ERP and/or EQR.

“Syndication Agent” means Deutsche Bank AG, New York Branch, in its capacity as Syndication Agent hereunder, and its permitted successors in such capacity in accordance with the terms of this Agreement.

“Taxes” means all federal, state, local and foreign income and gross receipts taxes.

“Termination Event” means (i) a “reportable event”, as such term is described in Section 4043 of ERISA (other than a “reportable event” not subject to the provision for 30-day notice to the PBGC), or an event described in Section 4062(e) of ERISA, (ii) the withdrawal by any member of the ERISA Group from a Multiemployer Plan during a plan year in which it is a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), or the incurrence of liability by any member of the ERISA Group under Section 4064 of ERISA upon the termination of a Multiemployer Plan, (iii) the filing of a notice of intent to terminate any Plan under Section 4041 of ERISA, other than in a standard termination within the meaning of Section 4041 of ERISA, or the treatment of a Plan amendment as a distress termination under Section 4041 of ERISA, (iv) the institution by the PBGC of proceedings to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or cause a trustee to be appointed to administer, any Plan or (v) any other event or condition that might reasonably constitute grounds for the termination of, or the appointment of a trustee to administer, any Plan or the imposition of any liability or encumbrance or Lien on the Real Property Assets or any member of the ERISA Group under ERISA.

“Term Loan” means a loan made by a Bank to the Borrower pursuant to Section 2.1.

“Unencumbered Asset Value” means the sum of (i) Stabilized Property Value of all Qualifying Unencumbered Properties which are Stabilized Properties, (ii) Non-Stabilized Property Value of all Qualifying Unencumbered Properties which are Non-Stabilized Properties, (iii) the value of any Cash or Cash Equivalent (including Cash or Cash Equivalents held in restricted Section 1031 accounts under the control of ERP) owned by ERP, EQR or any wholly-owned Subsidiary of either, and (iv) the undepreciated book value, determined in accordance with GAAP, of readily marketable Securities and Investment Mortgages owned by ERP, EQR or their wholly-owned Subsidiaries not subject to any Lien, plus (v) ERP’s Share of the value of any Cash or Cash Equivalents (including Cash or Cash Equivalents held in restricted Section 1031 accounts under the control of a non-wholly owned Consolidated Subsidiary or by an Investment Affiliate) owned by any such Consolidated Subsidiary or Investment Affiliate, plus (vi) ERP’s Share of the undepreciated book value, determined in accordance with GAAP, of readily marketable Securities and Investment Mortgages owned by any non-wholly owned Consolidated Subsidiary or Investment Affiliate, provided, however, that the aggregate value of those items set forth in clauses (iv) and (vi) shall not exceed thirty percent (30%) of Unencumbered Asset Value.

“Unimproved Assets” means Real Property Assets, other than Raw Land, upon which no material improvements have been completed which completion is evidenced by a certificate of occupancy or its equivalent and is less than 90% leased in the aggregate (based upon number of units).

“United States” means the United States of America, including the fifty states and the District of Columbia.

“Unrestricted Cash or Cash Equivalents” means Cash and Cash Equivalents owned by ERP, and ERP’s Share of any Cash and Cash Equivalent owned by any Consolidated Subsidiary or Investment Affiliate, that are not subject to any pledge, lien or control agreement, less (i) $35,000,000, (ii) amounts normally and customarily set aside by ERP for operating, capital and interest reserves, and (iii) amounts placed with third parties as deposits or security for contractual obligations (notwithstanding the foregoing, however, cash up to $250,000,000 held in escrow in connection with the completion of Code Section 1031 “like-kind” exchanges shall be deemed to be Unrestricted Cash and Cash Equivalents for purposes hereof).

“Unsecured Debt” means Indebtedness of EQR, on a consolidated basis, which is not Secured Debt.

“Unused Commitments” means an amount equal to all unadvanced funds (other than unadvanced funds in connection with any construction loan) which any third party is obligated to advance to ERP or another Person or otherwise pursuant to any loan document, written instrument or otherwise.

“Wholly-Owned Domestic Subsidiary” means a Domestic Subsidiary, 100% of the outstanding equity interests of which are owned, directly or indirectly, by ERP.

Section 1.2 Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP applied on a basis consistent (except for changes concurred in by ERP’s independent public accountants) with the most recent audited consolidated financial statements of ERP and its Consolidated Subsidiaries delivered to the Administrative Agent; provided that for purposes of references to the financial results and information of “EQR, on a consolidated basis,” EQR shall be deemed to own one hundred percent (100%) of the partnership interests in ERP; and provided further that, if ERP notifies the Administrative Agent that ERP wishes to amend any covenant in Article V to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies ERP that the Required Banks wish to amend Article V for such purpose), then ERP’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner reasonably satisfactory to ERP and the Required Banks.

Section 1.3 Types of Borrowings. The term “Borrowing” denotes the aggregation of Term Loans of one or more Banks to be made to the Borrower pursuant to Article II on the same date, all of which Term Loans are of the same type (subject to Article VIII) and, except in the case of Base Rate Loans, have the same initial Interest Period. Borrowings are classified for purposes of this Agreement by reference to the pricing of the Term Loans comprising the Borrowing (e.g., a “Fixed Rate Borrowing” is a Euro-Dollar Borrowing, and a “Euro-Dollar Borrowing” is a Borrowing comprised of Euro-Dollar Loans.

ARTICLE II THE CREDITS

Section 2.1 Commitments to Lend.

Subject to the terms and conditions set forth herein, each Bank severally agrees to make a single loan to the Borrower in Dollars during the Availability Period, in an amount not to exceed such Bank’s Commitment (it being understood and agreed that, for the avoidance of doubt, only one draw may be made under this Agreement). The Borrowing shall consist of Term Loans made simultaneously by the Banks in accordance with their respective Pro Rata Shares of the requested borrowing (which requested borrowing shall not exceed the aggregate amount of the Commitments of the Banks). Amounts borrowed under this Section 2.1 and repaid or prepaid may not be reborrowed. Term Loans may be Base Rate Loans or Euro-Dollar Loans, as further provided herein. Immediately upon any funding of a Term Loan by a Bank hereunder, the Commitment of such Bank shall be automatically terminated.

Section 2.2 Notice of Borrowing.

As a condition to the Borrowing of the Term Loans hereunder, the Borrower shall give Administrative Agent notice not later than 10:00 a.m. (Dallas time) (x) one Business Day before the Borrowing (if the Borrowing will be a Base Rate Borrowing) or (y) three Euro-Dollar Business Days before the Borrowing (if the Borrowing will be a Euro-Dollar Borrowing), specifying:

(i) the date of the Borrowing, which shall be a Business Day in the case of a Base Rate Borrowing or a Euro-Dollar Business Day in the case of a Euro-Dollar Borrowing,

(ii) the aggregate amount of the Borrowing (which shall not exceed the aggregate amount of the Banks’ Commitments),

(iii) whether the Term Loans comprising the Borrowing are to be Base Rate Loans or Euro-Dollar Loans, and

(iv) in the case of a Euro-Dollar Borrowing, the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

Section 2.3 Notice to Banks; Funding of Term Loans.

(a) Upon receipt of a Notice of Borrowing from Borrower in accordance with Section 2.2, the Administrative Agent shall, on the date such Notice of Borrowing is received by the Administrative Agent, promptly notify each Bank of the contents thereof and of such Bank’s share of the Borrowing, of the interest rate determined pursuant thereto and the Interest Period(s) (if different from those requested by the Borrower), if any, and such Notice of Borrowing shall not thereafter be revocable by the Borrower, unless Borrower shall pay any applicable expenses pursuant to Section 2.11.

(b) Not later than 1:00 p.m. (Dallas time) on the date of the Borrowing as indicated in the Notice of Borrowing, each Bank shall make available its share of the Borrowing in Federal funds immediately available in Dallas, to the Administrative Agent at its address referred to in Section 9.1.

(c) Unless the Administrative Agent shall have received notice from a Bank prior to the date of the Borrowing that such Bank will not make available to the Administrative Agent such Bank’s share of the Borrowing, the Administrative Agent may assume that such Bank has made such share available to the Administrative Agent on the date of the Borrowing in accordance with subsection (b) of this Section 2.3 and the Administrative Agent may, in reliance upon such assumption, but shall not be obligated to, make available to the Borrower on such date a corresponding amount on behalf of such Bank. If and to the extent that such Bank shall not have so made such share available to the Administrative Agent, such Bank and the Borrower severally agree to repay to the Administrative Agent forthwith on demand, and in the case of the Borrower one (1) Business Day after demand, such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, a rate per annum equal to the interest rate applicable thereto pursuant to Section 2.6 and (ii) in the case of such Bank, the Federal Funds Rate. If such Bank shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Bank’s Term Loan included in the Borrowing as of the date of the Borrowing for purposes of this Agreement. Nothing contained in this Section 2.3(c) shall be deemed to in any way affect the rights of Borrower with respect to any defaulting Bank or Administrative Agent. The failure of any Bank to make available to the Administrative Agent such Bank’s share of the Borrowing in accordance with Section 2.3(b) shall not relieve any other Bank of its obligations to fund its Commitment, in accordance with the provisions hereof.

(d) Subject to the provisions hereof, the Administrative Agent shall make available the Borrowing to Borrower in Federal funds immediately available in accordance with, and on the date set forth in, the applicable Notice of Borrowing.

Section 2.4 Notes.

(a) If requested by any Bank, the Term Loan of such Bank shall be evidenced by a single Note made by the Borrower payable to the order of such Bank for the account of its Applicable Lending Office. Any additional costs incurred by the Administrative Agent, the Borrower or the Banks in connection with preparing such a Note shall be at the sole cost and expense of the Bank requesting such Note. In the event any Term Loan evidenced by such a Note is paid in full prior to the Maturity Date, any such Bank shall return such Note to Borrower. Each such Note shall be in substantially the form of Exhibit A hereto. Upon the execution and delivery of any such Note, any existing Note payable to such Bank shall be replaced or modified accordingly. Each reference in this Agreement to the “Note” of such Bank shall be deemed to refer to and include any or all of such Notes, as the context may require.

(b) Upon receipt of each Bank’s Note pursuant to Section 3.1(a), the Administrative Agent shall forward such Note to such Bank. Each Bank shall record on its Note or in the accounts and records of each Bank, the date, amount, type and maturity of the Term Loan made by it and the date and amount of each payment of principal made by the Borrower with respect thereto, and may, if such Bank so elects in connection with any transfer or enforcement of its Note, endorse on the appropriate schedule appropriate notations to evidence the foregoing information with respect to such Term Loan then outstanding; provided that the failure of any Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Notes. Each Bank is hereby irrevocably authorized by the Borrower so to endorse its Note and to attach to and make a part of its Note a continuation of any such schedule as and when required.

(c) The Term Loans shall mature, and the principal amount thereof shall be due and payable, on the Maturity Date.

(d) There shall be no more than five (5) Groups of Loans which are Euro-Dollar Loans outstanding at any one time.

Section 2.5 Method of Electing Interest Rates.

(a) The Term Loans included in the Borrowing shall bear interest initially at the type of rate specified by the Borrower in the Notice of Borrowing. Thereafter, the Borrower may from time to time elect to change or continue the type of interest rate borne by such Term Loans (subject in each case to the provisions of Article VIII), as follows:

(i) if such Term Loans are Base Rate Loans, the Borrower may elect to convert all or any portion of such Term Loans to Euro-Dollar Loans as of any Euro-Dollar Business Day;

(ii) if such Term Loans are Euro-Dollar Loans, the Borrower may elect to convert all or any portion of such Term Loans to Base Rate Loans and/or elect to continue all or any portion of such Tem Loans as Euro-Dollar Loans for an additional Interest Period or additional Interest Periods, effective on the last day of the then current Interest Period applicable to such Term Loans, or on such other date designated by Borrower in the Notice of Interest Rate Election provided Borrower shall pay any losses pursuant to Section 2.11.

Each such election shall be made by delivering a notice (a “Notice of Interest Rate Election”) to the Administrative Agent at least three (3) Euro-Dollar Business Days before the conversion or continuation selected in such notice is to be effective. A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Term Loans comprising such Group of Loans, (ii) the portion to which such Notice of Interest Rate Election applies, and the remaining portion to which it does not apply, are each an amount of $500,000 or any larger multiple of $100,000, (iii) there shall be no more than five (5) Groups of Loans which are Euro-Dollar Loans outstanding at any one time, (iv) no Term Loan may be continued as, or converted into, a Euro-Dollar Loan when any Event of Default has occurred and is continuing, and (v) no Interest Period shall extend beyond the Maturity Date.

(b) Each Notice of Interest Rate Election shall specify:

(i) the Group of Loans (or portion thereof) to which such notice applies;

(ii) the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of subsection (a) above;

(iii) if the Term Loans comprising such Group of Loans are to be converted, the new type of Term Loans and, if such new Term Loans are Euro-Dollar Loans, the duration of the initial Interest Period applicable thereto; and

(iv) if such Term Loans are to be continued as Euro-Dollar Loans for an additional Interest Period, the duration of such additional Interest Period.

Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of Interest Period.

(c) Upon receipt of a Notice of Interest Rate Election from the Borrower pursuant to subsection (a) above, the Administrative Agent shall notify each Bank the same day as it receives such Notice of Interest Rate Election of the contents thereof, the interest rates determined pursuant thereto and the Interest Periods (if different from those requested by the Borrower) and such notice shall not thereafter be revocable by the Borrower. If the Borrower fails to deliver a timely Notice of Interest Rate Election to the Administrative Agent for any Group of Loans which are Euro-Dollar Loans, such Term Loans shall be converted into Base Rate Loans.

Section 2.6 Interest Rates.

(a) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Term Loan is made until the date it is repaid or converted into a Euro-Dollar Loan pursuant to Section 2.5 or at the Maturity Date, at a rate per annum equal to the Base Rate plus the Applicable Margin for Base Rate Loans for such day. Such interest shall be payable on the first Business Day of each month.

(b) Subject to Section 8.1, each Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for each day during the Interest Period applicable thereto, at a rate per annum equal to the sum of the Applicable Margin for Euro-Dollar Loans for such day plus the Euro-Dollar Rate applicable to such Interest Period. Such interest shall be payable on the first Business Day of each month, as well as on the date of any prepayment of any such Euro-Dollar Loan.

(c) In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal amount of the Term Loans, and, to the extent permitted by applicable law, overdue interest in respect of all Term Loans, shall bear interest at the annual rate equal to the sum of the Base Rate and two percent (2%) (the “Default Rate”).

(d) The Administrative Agent shall determine each interest rate applicable to the Term Loans hereunder. The Administrative Agent shall give prompt notice to the Borrower and the Banks of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of demonstrable error.

Section 2.7 Fees.

(a) Delayed Draw Fee. The Borrower shall pay to the Administrative Agent for the account of the Banks ratably in proportion to their respective Pro Rata Shares (as of the Delayed Draw Fee Payment Date (as defined below)) a delayed draw fee (the “Delayed Draw Fee”) equal to 0.175% per annum (calculated on the basis of the actual number of days elapsed in a year of 360 days) on the aggregate Commitments (as in effect from time to time on and after the Closing Date), which Delayed Draw Fee shall accrue from and after the 60th day following the Closing Date to and including the earlier to occur of the date (the “Delayed Draw Fee Payment Date”) of (i) the termination of this Agreement for any reason and (ii) the funding of any Term Loans. The Delayed Draw Fee shall be fully earned as it accrues and shall payable in full on the Delayed Draw Fee Payment Date.

(b) Extension Fee. If Borrower elects to extend the Maturity Date in accordance with Section 2.8(c), the Borrower shall pay to the Administrative Agent, for the account of the Banks in proportion to their respective Pro Rata Shares, a fee (an “Extension Fee”) in an amount equal to (i) in the case of an extension of the Maturity Date from January 4, 2013 to January 3, 2014, 0.15% of the aggregate outstanding principal amount of the Term Loans on the date of such extension and (ii) in the case of an extension of the Maturity Date from January 3, 2014 to January 2, 2015, 0.25% of the aggregate outstanding principal amount of the Term Loans on the date of such extension. The Extension Fee shall be paid by Borrower on or before the applicable Extension Date.

(c) Other Fees. The Borrower shall pay to the Joint Lead Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letters.

(d) Fees Non-Refundable. All fees set forth in this Section 2.7 shall be deemed to have been earned on the date payment is due (or in the case of Delayed Draw Fee, as it accrues) in accordance with the provisions hereof and shall be non-refundable. The obligation of the Borrower to pay such fees in accordance with the provisions hereof shall be binding upon the Borrower and shall inure to the benefit of the Administrative Agent and the Banks regardless of whether any Term Loans are actually made.

Section 2.8 Termination of Agreement; Maturity Date.

(a) This Agreement and the Commitments hereunder (and each Bank’s obligation to make a Term Loan) shall automatically terminate on July 4, 2012, unless the funding of the Term Loans has occurred on or prior to such date. Upon the date of the termination of this Agreement in accordance with this Section 2.8(a), any Obligations then outstanding (including, without limitation, the Delayed Draw Fee) shall be due and payable on such date.

(b) In the event that the Term Loans are funded on or prior to July 4, 2012, such Term Loans (together with accrued interest thereon) shall be due and payable on the Maturity Date.

(c) Notwithstanding the foregoing, the Borrower may extend the Maturity Date for two one (1) year periods upon the following terms and conditions (for each such extension): (i) delivery by Borrower of a written notice to the Administrative Agent (an “Extension Notice”) on or before a date that is not more than 180 days nor less than 30 days prior to the then existing Maturity Date, which Extension Notice the Administrative Agent shall promptly deliver to the Banks; (ii) no Event of Default shall have occurred and be continuing both on the date the Borrower delivers the Extension Notice and on the then existing Maturity Date (each, an “Extension Date”), and (iii) Borrower shall pay the applicable Extension Fee to Administrative Agent on or before such Extension Date. Borrower’s delivery of an Extension Notice shall be irrevocable.

Section 2.9 Optional Prepayments and Optional Decreases and Termination.

(a) The Borrower may, upon at least one (1) Business Day’s notice to the Administrative Agent (which shall promptly notify each of the Banks), prepay any Group of Loans which are Base Rate Loans, in whole at any time, or from time to time in part in amounts aggregating One Million Dollars ($1,000,000) or any larger multiple of One Hundred Thousand Dollars ($100,000), by paying the principal amount to be prepaid. Each such optional prepayment shall be applied to prepay ratably the Term Loans of the several Banks included in such Group of Loans.

(b) The Borrower may, upon at least one (1) Euro-Dollar Business Day’s notice to the Administrative Agent (which shall promptly notify each of the Banks), prepay any Euro-Dollar Loan as of the last day of the Interest Period applicable thereto. Except as provided in Article VIII and except with respect to any Euro-Dollar Loan which has been converted to a Base Rate Loan pursuant to Section 8.2, 8.3 or 8.4, the Borrower may not prepay all or any portion of the principal amount of any Euro-Dollar Loan prior to the end of the Interest Period applicable thereto unless the Borrower shall also pay any applicable expenses pursuant to Section 2.11. Any such prepayment shall be upon at least three (3) Euro-Dollar Business Days’ notice to the Administrative Agent. Each such optional prepayment shall be in the amounts set forth in Section 2.9(a) above and shall be applied to prepay ratably the Term Loans of the Banks included in any Group of Loans which are Euro-Dollar Loans (which Group of Loans shall be specified in the notice referred to above), except that any Euro-Dollar Loan which has been converted to a Base Rate Loan pursuant to Section 8.2, 8.3 or 8.4 may be prepaid without ratable payment of the other Term Loans in such Group of Loans which have not been so converted.

(c) The Borrower may at any time and from time to time during the Availability Period cancel all or any part of the Commitments upon at least one (1) Business Day’s notice to the Administrative Agent (which shall promptly notify each of the Banks), whereupon, all or such portion of the Commitments, as applicable, shall terminate as to the Banks, pro rata on the date set forth in such notice of cancellation.

(d) Any amounts prepaid pursuant to Section 2.9 (a) or (b) may not be reborrowed. In the event Borrower elects to cancel all or any portion of the Commitments pursuant to Section 2.9(c), such amounts may not be reinstated.

Section 2.10 General Provisions as to Payments.

(a) The Borrower shall make each payment of interest on the Term Loans and of fees hereunder, not later than 12:00 Noon (Dallas time) on the date when due, in Federal or other funds immediately available in Dallas, to the Administrative Agent at its address referred to in Section 9.1. The Administrative Agent will promptly (and if received prior to 12:00 noon, on the same Business Day, if received after 12:00 noon on the immediately following Business Day) distribute to each Bank its ratable share of each such payment received by the Administrative Agent for the account of the Banks. If and to the extent that the Administrative Agent shall receive any such payment for the account of the Banks on or before 12:00 Noon (Dallas time) on any Business Day, and Administrative Agent shall not have distributed to any Bank its applicable share of such payment on such Business Day, Administrative Agent shall distribute such amount to such Bank together with interest thereon, for each day from the date such amount should have been distributed to such Bank until the date Administrative Agent distributes such amount to such Bank, at the Federal Funds Rate. Whenever any payment of principal of, or interest on the Base Rate Loans or of fees shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. Whenever any payment of principal of, or interest on, the Euro-Dollar Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro-Dollar Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

(b) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Banks hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent that the Borrower shall not have so made such payment, each Bank shall repay to the Administrative Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Administrative Agent, at the Federal Funds Rate.

(c) If any Bank shall fail to make any payment required to be made by it pursuant to Section 2.3, 2.10 or 9.3, then the Administrative Agent, notwithstanding any contrary provision hereof, shall (i) apply any amounts thereafter received by the Administrative Agent for the account of such Bank for the benefit of the Administrative Agent to satisfy such Bank’s obligations to it under any such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Bank under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its reasonable discretion.

Section 2.11 Funding Losses. If the Borrower makes any payment of principal with respect to any Euro-Dollar Loan (pursuant to Article II, VI or VIII or otherwise) on any day other than the last day of the Interest Period applicable thereto, or if the Borrower fails to borrow, continue or convert to any Euro-Dollar Loans after notice has been given to any Bank in accordance with Section 2.2 or 2.5, or if Borrower shall deliver a Notice of Interest Rate Election specifying that a Euro-Dollar Loan shall be converted on a date other than the first (1st) day of the then current Interest Period applicable thereto, the Borrower shall reimburse each Bank within 15 days after certification of such Bank of such loss or expense (which shall be delivered by each such Bank to Administrative Agent for delivery to Borrower) for any resulting loss or expense incurred by it (or by an existing Participant in the related Term Loan), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or failure to borrow, continue or convert, provided that such Bank shall have delivered to Administrative Agent and Administrative Agent shall have delivered to the Borrower a certification as to the amount of such loss or expense, which certification shall set forth in reasonable detail the basis for and calculation of such loss or expense and shall be conclusive in the absence of demonstrable error.

Section 2.12 Computation of Interest and Fees. All interest based on the Euro-Dollar Rate and all fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day). All interest based on the Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day).

Section 2.13 Use of Proceeds. The Borrower shall use the proceeds of the Term Loans for general corporate purposes of Borrower or ERP, including, without limitation, the acquisition of the Archstone Interests or real property to be used in ERP’s existing business and for general working capital needs of ERP.

ARTICLE III

CONDITIONS

Section 3.1 Closing. The closing hereunder shall occur on the date when each of the following conditions is satisfied (or waived by the Administrative Agent and the Banks), each document to be dated the Closing Date unless otherwise indicated:

(a) the Borrower shall have executed and delivered to the Administrative Agent a Note for the account of each Bank requesting the same dated on or before the Closing Date complying with the provisions of Section 2.4;

(b) the Borrower, ERP, EQR, the Administrative Agent and each of the Banks shall have executed and delivered to the Borrower and the Administrative Agent a duly executed original of this Agreement;

(c) EQR shall have executed and delivered to the Administrative Agent a duly executed original of the EQR Guaranty, ERP shall have executed and delivered to the Administrative Agent a duly executed original of the ERP Guaranty, and, if applicable, each Down REIT Guarantor shall have executed and delivered to the Administrative Agent a duly executed original of a Down REIT Guaranty and each Qualified Subsidiary shall have executed and delivered to the Administrative Agent a duly executed original of a Qualifying Guaranty;

(d) the Administrative Agent shall have received an opinion of DLA Piper LLP (US), counsel for the Borrower, ERP, EQR, any Down REIT Guarantor and any Qualified Subsidiary, acceptable to the Administrative Agent, the Banks and their counsel;

(e) the Administrative Agent shall have received evidence reasonably satisfactory to it that ERP has permanently reduced the aggregate commitments under the Bridge Loan Credit Agreement, to be entered into among ERP, Morgan Stanley Senior Funding, Inc., as administrative agent, and the financial institutions party thereto, by an amount equal to the aggregate Commitments hereunder.

(f) the Administrative Agent shall have received all documents the Administrative Agent may reasonably request relating to the existence of the Borrower, ERP and EQR and each Qualified Subsidiary as of the Closing Date, if any, the authority for and the validity of this Agreement and the other Loan Documents, and any other matters relevant hereto, all in form and substance satisfactory to the Administrative Agent. Such documentation shall include, without limitation, the limited liability company operating agreement of the Borrower, the certificate of formation of the Borrower, the agreement of limited partnership of ERP, as well as the certificate of limited partnership of ERP, all as amended, modified or supplemented to the Closing Date, certified to be true, correct and complete by a senior officer of EQR as of a date not more than ten (10) days prior to the Closing Date, together with a certificate of existence as to the Borrower from the Secretary of State of Delaware and a certificate of existence as to ERP from the Secretary of State (or the equivalent thereof) of Illinois, in each case to be dated not more than thirty (30) days prior to the Closing Date, as well as the declaration of trust of EQR, as amended, modified or supplemented to the Closing Date, certified to be true, correct and complete by a senior officer of EQR as of a date not more than ten (10) days prior to the Closing Date, together with a good standing certificate as to EQR from the Secretary of State (or the equivalent thereof) of Maryland, to be dated not more than thirty (30) days prior to the Closing Date, and correlative documentation for each Qualified Subsidiary as of the Closing Date;

(g) the Administrative Agent shall have received all certificates, agreements and other documents and papers referred to in this Section 3.1, unless otherwise specified, in sufficient counterparts, satisfactory in form and substance to the Administrative Agent in its sole discretion;

(h) the Borrower, ERP, EQR, each Down REIT Guarantor, if applicable, and each Qualified Subsidiary, if applicable, shall have taken all actions required to authorize the execution and delivery of this Agreement and the other Loan Documents to be executed by Borrower, ERP, EQR, each Down REIT Guarantor and each Qualified Subsidiary as of the Closing Date, as the case may be, and the performance thereof by the Borrower, ERP, EQR, each Down REIT Guarantor and each Qualified Subsidiary as of the Closing Date;

(i) the Administrative Agent shall be satisfied that none of the Borrower, ERP, EQR or any Consolidated Subsidiary is subject to any present or contingent environmental liability which could have a Material Adverse Effect;

(j) the Administrative Agent shall have received, for its and any other Bank’s account, all fees due and payable pursuant to Section 2.7 on or before the Closing Date, and the fees and expenses accrued through the Closing Date of Kaye Scholer LLP shall have been paid directly to such firm, if required by such firm and if such firm has delivered an invoice in reasonable detail of such fees and expenses in sufficient time for the Borrower to approve and process the same;

(k) the Administrative Agent shall have received copies of all consents, licenses and approvals, if any, required in connection with the execution, delivery and performance by the Borrower, ERP, each Qualified Subsidiary as of the Closing Date, EQR and the applicable Consolidated Subsidiaries, and the validity and enforceability, of the Loan Documents, or in connection with any of the transactions contemplated thereby, and such consents, licenses and approvals shall be in full force and effect;

(l) the Administrative Agent shall have received (or ERP shall have made publicly available) the audited financial statements of ERP and its Consolidated Subsidiaries and of EQR for the fiscal year ended December 31, 2010;

(m) no Event of Default hereunder or “Event of Default” (under and as defined in the Revolving Credit Agreement) shall have occurred;

(n) the representations and warranties contained in this Agreement and the other Loan Documents (other than representations and warranties which expressly speak as of a different date) shall be true and correct in all material respects (except that any representation or warranty that is by its terms qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects);

(o) no change, occurrence or development shall have occurred since September 30, 2011 (other than the proposed acquisition of the Archstone Interests and any financing in connection therewith) that has had or could reasonably be expected to have a Material Adverse Effect; and

(p) the Administrative Agent and each Bank shall have received such documentation and other evidence as is reasonably requested by the Administrative Agent or such Bank in order for the Administrative Agent or such Bank to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations with respect to the Borrower.

Section 3.2 Borrowing. The obligation of any Bank to make a Term Loan is subject to the satisfaction of the following conditions:

(a) receipt by the Administrative Agent of a Notice of Borrowing as required by Section 2.2;

(b) the aggregate principal amount of Term Loans requested to be borrowed shall not exceed the aggregate amount of the Commitments;

(c) immediately before and after the Borrowing, no Event of Default shall have occurred and be continuing both before and after giving effect to the making of such Term Loans;

(d) the representations and warranties contained in this Agreement and the other Loan Documents (other than representations and warranties which expressly speak as of a different date and other than the representation and warranty set forth in Section 4.4(c)(i)) shall be true and correct in all material respects (except that any representation or warranty that is by its terms qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects) on and as of the date of the Borrowing both before and after giving effect to the making of such Term Loans; and

(e) no law or regulation shall have been adopted, no order, judgment or decree of any Governmental Authority shall have been issued, and no litigation shall be pending, which does or seeks to enjoin, prohibit or restrain, the making or repayment of the Term Loans or the consummation of the loan transactions contemplated by this Agreement and the other Loan Documents.

The Borrowing hereunder shall be deemed to be a representation and warranty by the Borrower on the date of the Borrowing as to the facts specified in clauses (b), (c), (d) and (e) of this Section, except as otherwise disclosed in writing by Borrower to the Banks. Notwithstanding anything to the contrary, the Borrowing shall not be permitted if the Borrowing would cause Borrower to fail to be in compliance with any of the covenants contained in this Agreement or in any of the other Loan Documents.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

In order to induce the Administrative Agent and each of the Banks which is or may become a party to this Agreement to make the Term Loans, each of the Borrower and ERP makes the following representations and warranties. Such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the other Loan Documents and the making of the Term Loans.

Section 4.1 Existence and Power. The Borrower is a limited liability company, duly formed and validly existing as a limited liability company under the laws of the State of Delaware and has all powers and all material governmental licenses, authorizations, consents and approvals required to own its property and assets and carry on its business as now conducted or as it presently proposes to conduct and has been duly qualified and is in good standing in every jurisdiction in which the failure to be so qualified and/or in good standing is likely to have a Material Adverse Effect. ERP is a limited partnership, duly formed and validly existing as a limited partnership under the laws of the State of Illinois and has all powers and all material governmental licenses, authorizations, consents and approvals required to own its property and assets and carry on its business as now conducted or as it presently proposes to conduct and has been duly qualified and is in good standing in every jurisdiction in which the failure to be so qualified and/or in good standing is likely to have a Material Adverse Effect. EQR is a real estate investment trust, duly formed, validly existing and in good standing as a real estate investment trust under the laws of the State of Maryland and has all powers and all material governmental licenses, authorizations, consents and approvals required to own its property and assets and carry on its business as now conducted or as it presently proposes to conduct and has been duly qualified and is in good standing in every jurisdiction in which the failure to be so qualified and/or in good standing is likely to have a Material Adverse Effect. Each Qualified Subsidiary is a duly formed and validly existing juridical entity under the laws of its jurisdiction of formation and has all powers and all material governmental licenses, authorizations, consents and approvals required to own its property and assets and carry on its business as now conducted or as it presently proposes to conduct and has been duly qualified and is in good standing in every jurisdiction in which the failure to be so qualified and/or in good standing is likely to have a Material Adverse Effect.

Section 4.2 Power and Authority. Each of the Borrower, ERP and each Qualified Subsidiary has the power and authority to execute, deliver and carry out the terms and provisions of, and to consummate the transactions contemplated by, each of the Loan Documents to which it is a party and has taken all necessary action, if any, to authorize the execution and delivery on behalf of the Borrower, ERP or such Qualified Subsidiary and the performance by the Borrower, ERP or such Qualified Subsidiary of, and the consummation of the transactions contemplated by, such Loan Documents. Each of the Borrower, ERP and each applicable Qualified Subsidiary has duly executed and delivered each Loan Document to which it is a party in accordance with the terms of this Agreement, and each such Loan Document constitutes the legal, valid and binding obligation of the Borrower, ERP and each Qualified Subsidiary, enforceable in accordance with its terms, except as enforceability may be limited by applicable insolvency, bankruptcy or other laws affecting creditors’ rights generally, or general principles of equity, whether such enforceability is considered in a proceeding in equity or at law. EQR has the power and authority to execute, deliver and carry out the terms and provisions of, and the consummation of the transactions contemplated by, each of the Loan Documents to which ERP is a party on behalf of ERP and has taken all necessary action to authorize the execution and delivery on behalf of ERP and the performance by ERP of such Loan Documents. EQR has the power and authority to execute, deliver and carry out the terms and provisions of, and the consummation of the transactions contemplated by, each of the Loan Documents to which the Borrower is a party on behalf of the Borrower and has taken all necessary action to authorize the execution and delivery on behalf of the Borrower and the performance by the Borrower of such Loan Documents.

Section 4.3 No Violation.

(a) Neither the execution, delivery or performance by or on behalf of the Borrower of the Loan Documents to which it is a party, nor compliance by the Borrower with the terms and provisions thereof nor the consummation of the transactions contemplated by the Loan Documents, (i) will materially contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (ii) will materially conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Borrower or any of its Consolidated Subsidiaries pursuant to the terms of, any indenture, mortgage, deed of trust, or other agreement or other instrument to which the Borrower (or of any partnership of which the Borrower is a partner) or any of its Consolidated Subsidiaries is a party or by which it or any of its property or assets is bound or to which it is subject, or (iii) will cause a material default by the Borrower under any organizational document of any Person in which the Borrower has an interest, or cause a material default under the Borrower’s organizational documents, the consequences of which conflict, breach or default would have a Material Adverse Effect, or result in or require the creation or imposition of any Lien whatsoever upon any Property (except as contemplated herein).

(b) Neither the execution, delivery or performance by or on behalf of any Qualified Subsidiary of the Loan Documents to which it is a party, nor compliance by such Qualified Subsidiary with the terms and provisions thereof nor the consummation of the transactions contemplated by the Loan Documents, (i) will materially contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (ii) will materially conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of such Qualified Subsidiary or any of its Consolidated Subsidiaries pursuant to the terms of, any indenture, mortgage, deed of trust, or other agreement or other instrument to which such Qualified Subsidiary (or of any partnership of which such Qualified Subsidiary is a partner) or any of its Consolidated Subsidiaries is a party or by which it or any of its property or assets is bound or to which it is subject, or (iii) will cause a material default by such Qualified Subsidiary under any organizational document of any Person in which such Qualified Subsidiary has an interest, or cause a material default under such Qualified Subsidiary’s organizational documents, the consequences of which conflict, breach or default would have a Material Adverse Effect, or result in or require the creation or imposition of any Lien whatsoever upon any Property (except as contemplated herein).

(c) Neither the execution, delivery or performance by or on behalf of ERP of the Loan Documents to which it is a party, nor compliance by ERP with the terms and provisions thereof nor the consummation of the transactions contemplated by the Loan Documents, (i) will materially contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (ii) will materially conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of ERP or any of its Consolidated Subsidiaries pursuant to the terms of, any indenture, mortgage, deed of trust, or other agreement or other instrument to which ERP (or of any partnership of which ERP is a partner) or any of its Consolidated Subsidiaries is a party or by which it or any of its property or assets is bound or to which it is subject, or (iii) will cause a material default by ERP under any organizational document of any Person in which ERP has an interest, or cause a material default under ERP’s agreement or certificate of limited partnership, the consequences of which conflict, breach or default would have a Material Adverse Effect, or result in or require the creation or imposition of any Lien whatsoever upon any Property (except as contemplated herein).

Section 4.4 Financial Information.

(a) The consolidated balance sheet of ERP and its Consolidated Subsidiaries, dated as of December 31, 2010, and the related consolidated statements of ERP’s financial position for the fiscal year then ended, reported on by Ernst & Young LLP, a copy of which has been delivered to each of the Banks, fairly present, in conformity with GAAP, the consolidated financial position of ERP and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.

(b) The consolidated balance sheet of EQR, dated as of December 31, 2010, and the related consolidated statements of EQR’s financial position for the fiscal year then ended, reported on by Ernst & Young LLP and set forth in the EQR 2010 Form 10-K, a copy of which has been delivered to each of the Banks, fairly present, in conformity with GAAP, the consolidated financial position of EQR and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.

(c) Since September 30, 2011, (i) except as may have been disclosed in writing to the Banks, nothing has occurred prior to the Closing Date having a Material Adverse Effect, and (ii) except as previously disclosed to the Banks, neither ERP nor EQR has incurred any material indebtedness or guaranty on or before the Closing Date.

Section 4.5 Litigation. Except as previously disclosed by the Borrower or ERP in writing to the Banks prior to the date hereof, there is no action, suit or proceeding pending against, or to the knowledge of the Borrower or ERP threatened against or affecting, nor, to the knowledge of the Borrower or ERP, any investigation of, (i) the Borrower, any Qualified Subsidiary, ERP, EQR or any of their respective Consolidated Subsidiaries, (ii) the Loan

Documents or any of the transactions contemplated by the Loan Documents or (iii) any of their assets, before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could, individually or in the aggregate, have a Material Adverse Effect or which in any manner draws into question the validity or enforceability of this Agreement or the other Loan Documents.

Section 4.6 Compliance with ERISA. The transactions contemplated by the Loan Documents will not constitute a nonexempt prohibited transaction (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) that could subject the Administrative Agent or the Banks to any tax or penalty for prohibited transactions imposed under Section 4975 of the Code or Section 502(i) of ERISA.

Section 4.7 Environmental Matters. ERP and EQR each conducts reviews of the effect of Environmental Laws on the business, operations and properties of ERP, EQR, Consolidated Subsidiaries of either or both, and Qualified Subsidiaries when necessary in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties presently owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, and any actual or potential liabilities to third parties, including employees, and any related costs and expenses). On the basis of this review, ERP and EQR each has reasonably concluded that such associated liabilities and costs, including the costs of compliance with Environmental Laws, are unlikely to have a Material Adverse Effect.

Section 4.8 Taxes. United States Federal income tax returns of ERP, EQR and their Consolidated Subsidiaries have been prepared and filed through the fiscal year ended December 31, 2010. ERP, each Qualified Subsidiary, EQR and their Consolidated Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by ERP, any Qualified Subsidiary, EQR or any Consolidated Subsidiary, except such taxes, if any, as are reserved against in accordance with GAAP, such taxes as are being contested in good faith by appropriate proceedings or such taxes, the failure to make payment of which when due and payable will not have, in the aggregate, a Material Adverse Effect. The charges, accruals and reserves on the books of ERP, any Qualified Subsidiary, EQR and their Consolidated Subsidiaries in respect of taxes or other governmental charges are, in the opinion of ERP, adequate.

Section 4.9 Full Disclosure. All information heretofore furnished by the Borrower or ERP to the Administrative Agent or any Bank for purposes of or in connection with or pursuant to this Agreement or any transaction contemplated hereby or thereby is true and accurate in all material respects on the date as of which such information is stated or certified. The Borrower and ERP have disclosed to the Administrative Agent, in writing any and all facts existing on the Closing Date which have or may have (to the extent the Borrower and ERP can now reasonably foresee) a Material Adverse Effect.

Section 4.10 Solvency. On the Closing Date and after giving effect to the transactions contemplated by the Loan Documents occurring on the Closing Date, the Borrower and ERP will be Solvent.

Section 4.11 Use of Proceeds; Margin Regulations. All proceeds of the Term Loans will be used by the Borrower only in accordance with the provisions hereof. No part of the proceeds of any Term Loan will be used by the Borrower to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock in any manner that might violate the provisions of Regulations T, U or X of the Federal Reserve Board. Neither the making of any Term Loan nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulations T, U or X of the Federal Reserve Board.

Section 4.12 Governmental Approvals. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of any Loan Document or the consummation of any of the transactions contemplated thereby other than those that have already been duly made or obtained and remain in full force and effect or those which, if not made or obtained, would not have a Material Adverse Effect.

Section 4.13 Investment Company Act. Neither the Borrower, any Qualified Subsidiary, ERP, EQR nor any Consolidated Subsidiary is (x) an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended, or (y) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money or otherwise obtain extensions of credit.

Section 4.14 Principal Offices. As of the Closing Date, the principal office, chief executive office and principal place of business of the Borrower and ERP is Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606.

Section 4.15 REIT Status. For the fiscal year ended December 31, 2011, EQR qualified and EQR intends to continue to qualify as a real estate investment trust under the Code.

Section 4.16 No Default. No Event of Default or, to the best of the Borrower’s and ERP’s knowledge, Default exists and none of the Borrower, any Qualified Subsidiary or ERP is in default in any material respect beyond any applicable grace period under or with respect to any other material agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound in any respect, the existence of which default is likely to result in a Material Adverse Effect.

Section 4.17 Compliance With Law. To the Borrower’s and ERP’s knowledge, the Borrower, each Qualified Subsidiary, ERP and each of the Real Property Assets are in compliance with all laws, rules, regulations, orders, judgments, writs and decrees, including, without limitation, all building and zoning ordinances and codes, the failure to comply with which is likely to have a Material Adverse Effect.

Section 4.18 Organizational Documents. The documents delivered pursuant to Section 3.1(e) constitute, as of the Closing Date, all of the organizational documents (together with all amendments and modifications thereof) of the Borrower, each Qualified Subsidiary as of the Closing Date, ERP and EQR. The Borrower and ERP each represents that it has delivered to the Administrative Agent true, correct and complete copies, as of the Closing Date, of each of the documents set forth in this Section 4.18, except for exhibits to ERP’s partnership agreement identifying the current list of partners which, with the permission of the Banks, have been omitted therefrom.

Section 4.19 Qualifying Unencumbered Properties. As of September 30, 2011, each Property listed on Exhibit D as a Qualifying Unencumbered Property (i) is Raw Land, a Property with Development Activity, a Condo Property or an operating multifamily residential property owned or ground leased (directly or beneficially) by ERP, EQR, or a Consolidated Subsidiary or Investment Affiliate of either or both, (ii) is not subject (nor are any equity interests in such Property that are owned directly or indirectly by ERP or EQR subject) to a Lien which secures Indebtedness of any Person, other than Permitted Liens, (iii) is not subject (nor are any equity interests in such Property that are owned directly or indirectly by ERP or EQR subject) to any Negative Pledges, and (iv) is not owned by a Subsidiary of ERP or EQR (other than ERP) that has any outstanding Unsecured Debt (other than those items of Indebtedness set forth in clauses (d) or (e) of the definition of Indebtedness, or any Contingent Obligation other than guarantees for borrowed money). All of the information set forth on Exhibit D is true and correct in all material respects.

ARTICLE V

AFFIRMATIVE AND NEGATIVE COVENANTS

ERP covenants and agrees that, so long as any Bank has any Commitment hereunder or any Obligations remain unpaid:

Section 5.1 Information. ERP will deliver to each of the Banks:

(a) as soon as available and in any event within fifteen (15) Business Days after the same is filed with the Securities and Exchange Commission (but in no event later than 125 days after the end of each fiscal year of ERP) a consolidated balance sheet of ERP, EQR and their Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of ERP’s and EQR’s operations and consolidated statements of ERP’s and EQR’s cash flow for such fiscal year, setting forth in each case in comparative form the figures as of the end of and for the previous fiscal year, all as reported on the form provided to the Securities and Exchange Commission on ERP’s and EQR’s Form 10K and reported on by Ernst & Young LLP or other independent public accountants of nationally recognized standing;

(b) as soon as available and in any event within fifteen (15) Business Days after the same is filed with the Securities and Exchange Commission (but in no event later than 80 days after the end of each of the first three quarters of each fiscal year of ERP and EQR), (i) a consolidated balance sheet of ERP, EQR and their Consolidated Subsidiaries as of the end of such quarter and the related consolidated statements of ERP’s and EQR’s operations and consolidated statements of ERP’s and EQR’s cash flow for such quarter and for the portion of ERP’s or EQR’s fiscal year ended at the end of such quarter, all as reported on the form provided to the Securities and Exchange Commission on ERP’s and EQR’s Form 10Q, and (ii) and such other information reasonably requested by the Administrative Agent or any Bank;

(c) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of the chief financial officer, the chief accounting officer or treasurer of ERP (i) setting forth in reasonable detail the calculations required to establish whether ERP was in compliance with the requirements of Section 5.8 on the date of such financial statements; (ii) certifying (x) that such financial statements fairly present in all material respects the financial condition and the results of operations of ERP on the dates and for the periods indicated, on the basis of GAAP, with respect to ERP subject, in the case of interim financial statements, to normally recurring year-end adjustments, and (y) that such officer has reviewed the terms of the Loan Documents and has made, or caused to be made under his or her supervision, a review in reasonable detail of the business and condition of ERP during the period beginning on the date through which the last such review was made pursuant to this Section 5.1(c) (or, in the case of the first certification pursuant to this Section 5.1(c), the Closing Date) and ending on a date not more than ten (10) Business Days prior to the date of such delivery and that (1) on the basis of such financial statements and such review of the Loan Documents, no Event of Default existed under Section 6.1(b) with respect to Sections 5.8 or 5.9 at or as of the date of said financial statements; provided, however, that, from and after the acquisition by the Borrower, directly or indirectly, of the Archstone Interests and for so long as any of such Archstone Affiliates constitutes an Investment Affiliate under this Agreement, the certification pursuant to this Section 5.1(c)(ii)(y)(1) shall be prepared without taking into account the investment in the Archstone Interests and the Borrower shall also deliver to each of the Banks within 80 days after the end of each of the first three quarters of each fiscal year of the Borrower and within 140 days after the end of each fiscal year of the Borrower an additional certification of the matters required by this Section 5.1(c)(ii)(y)(1) that does take into account the investment in the Archstone Interests, and (2) on the basis of such review of the Loan Documents and the business and condition of ERP, to the best knowledge of such officer, as of the last day of the period covered by such certificate no Default or Event of Default under any other provision of Section 6.1 occurred and is continuing or, if any such Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof and the action the Borrower or ERP proposes to take in respect thereof. Such certificate shall set forth the calculations required to establish the matters described in clauses (1) and (2) above;

(d) (i) within five (5) Business Days after any officer of the Borrower or ERP obtains knowledge of any Default or Event of Default, if such Default or Event of Default is then continuing, a certificate of the chief financial officer, the chief accounting officer, treasurer, controller, or other executive officer of the Borrower setting forth the details thereof and the action which the Borrower or ERP is taking or proposes to take with respect thereto; and (ii) promptly and in any event within five (5) Business Days after the Borrower or ERP obtains knowledge thereof, notice of (x) any litigation or governmental proceeding pending or threatened against the Borrower, ERP or the Real Property Assets as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, is likely to individually or in the aggregate, result in a Material Adverse Effect, and (y) any other event, act or condition which is likely to result in a Material Adverse Effect;

(e) promptly upon the mailing thereof to the shareholders of EQR generally, and to the extent the same are not publicly available, copies of all financial statements, reports and proxy statements so mailed;

(f) promptly upon the filing thereof and to the extent that the same are not publicly available, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) (other than the exhibits thereto, which exhibits will be provided upon request therefor by any Bank) which EQR shall have filed with the Securities and Exchange Commission;

(g) promptly and in any event within thirty (30) days, if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer, any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, and in the case of clauses (i) through (vii) above, which event could result in a Material Adverse Effect, a certificate of the chief financial officer or the chief accounting officer of ERP setting forth details as to such occurrence and action, if any, which ERP or applicable member of the ERISA Group is required or proposes to take;

(h) promptly and in any event within ten (10) days after the Borrower or ERP obtains actual knowledge of any of the following events, a certificate of ERP, executed by an officer of ERP, specifying the nature of such condition, and ERP’s or, if the Borrower or ERP has actual knowledge thereof, the Environmental Affiliate’s proposed initial response thereto: (i) the receipt by ERP, or, if the Borrower or ERP has actual knowledge thereof, any of the Environmental Affiliates of any communication (written or oral), whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that ERP, or, if the Borrower or ERP has actual knowledge thereof, any of the Environmental Affiliates, is not in compliance with applicable Environmental Laws, and such noncompliance is likely to have a Material Adverse Effect, (ii) the Borrower or ERP shall obtain actual knowledge that there exists any Environmental Claim pending against ERP or any Environmental Affiliate and such Environmental Claim is likely to have a Material Adverse Effect or (iii) ERP obtains actual knowledge of any release, emission, discharge or disposal of any Material of Environmental Concern that is likely to form the basis of any Environmental Claim against ERP or any Environmental Affiliate which in any such event is likely to have a Material Adverse Effect;

(i) promptly and in any event within five (5) Business Days after receipt of any material notices or correspondence from any company or agent for any company providing insurance coverage to ERP relating to any loss which is likely to result in a Material Adverse Effect, copies of such notices and correspondence; and

(j) from time to time such additional information regarding the financial position or business of ERP, EQR and their Subsidiaries as the Administrative Agent, at the request of any Bank, may reasonably request in writing.

Section 5.2 Payment of Obligations. Each of the Borrower, each Qualified Subsidiary, ERP, EQR and their Consolidated Subsidiaries will pay and discharge, at or before maturity, all its respective material obligations and liabilities including, without limitation, any obligation pursuant to any agreement by which it or any of its properties is bound, in each case where the failure to so pay or discharge such obligations or liabilities is likely to result in a Material Adverse Effect, and will maintain in accordance with GAAP, appropriate reserves for the accrual of any of the same.

Section 5.3 Maintenance of Property; Insurance; Leases.

(a) The Borrower, ERP and/or EQR will keep, and will cause each Consolidated Subsidiary and Qualified Subsidiary to keep, all property useful and necessary in its business, including without limitation the Real Property Assets (for so long as it constitutes Real Property Assets), in good repair, working order and condition, ordinary wear and tear excepted, in each case where the failure to so maintain and repair will have a Material Adverse Effect.

(b) The Borrower, each Qualified Subsidiary, ERP and/or EQR shall maintain, or cause to be maintained, insurance with such insurers, on such properties, in such amounts and against such risks (excluding terrorist insurance and mold insurance and, to the extent the same are not commercially available or available at commercially reasonable rates, earthquake insurance or windstorm insurance) as is consistent with insurance maintained by businesses of comparable type and size in the industry, and furnish the Administrative Agent satisfactory evidence thereof promptly upon Administrative Agent’s reasonable request.

Section 5.4 Conduct of Business and Maintenance of Existence. The Borrower, each Qualified Subsidiary, ERP and EQR will continue to engage in business of the same general type as now conducted by ERP and EQR, and each will preserve, renew and keep in full force and effect, its partnership and trust existence and its respective rights, privileges and franchises necessary for the normal conduct of business unless the failure to maintain such rights and franchises does not have a Material Adverse Effect.

Section 5.5 Compliance with Laws. The Borrower, ERP and EQR will and will cause their Subsidiaries to comply in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws, and all zoning and building codes with respect to the Real Property Assets and ERISA and the rules and regulations thereunder and all federal securities laws) except where the necessity of compliance therewith is contested in good faith by appropriate proceedings or where the failure to do so will not have a Material Adverse Effect or expose Administrative Agent or the Banks to any material liability therefor.

Section 5.6 Inspection of Property, Books and Records. Each of the Borrower, ERP and EQR will keep proper books of record and account in which full, true and correct entries shall be made of all material dealings and transactions in relation to its business and activities in conformity with GAAP, modified as required by this Agreement and applicable law; and will permit representatives of any Bank at such Bank’s expense to visit and inspect any of its properties, including without limitation the Real Property Assets, to examine and make abstracts from any of its books and records and to discuss its affairs, finances and accounts with its officers and independent public accountants, all at such reasonable times during normal business hours, upon reasonable prior notice and as often as may reasonably be desired. Administrative Agent shall coordinate any such visit or inspection to arrange for review by any Bank requesting any such visit or inspection.

Section 5.7 Intentionally Omitted.

Section 5.8 Financial Covenants.

(a) Indebtedness to Gross Asset Value. ERP shall not permit the ratio of Indebtedness of ERP and EQR (excluding Indebtedness of Consolidated Subsidiaries or Investment Affiliates), and ERP’s Share of Indebtedness of all Consolidated Subsidiaries and Investment Affiliates to Gross Asset Value of ERP and EQR to exceed 0.60:1 at any time; provided, however, that with respect to any Fiscal Quarter in which ERP acquired any Real Property Assets (whether by purchase, merger or other corporate transaction), at ERP’s election, the ratio of Indebtedness of ERP and EQR (excluding Indebtedness of Consolidated Subsidiaries or Investment Affiliates), and ERP’s Share of Indebtedness of all Consolidated Subsidiaries and Investment Affiliates to Gross Asset Value of ERP and EQR for such Fiscal Quarter and for the next three succeeding Fiscal Quarters may exceed 0.60:1, provided that such ratio in no event shall exceed 0.65:1, and provided, further, that thereafter such ratio shall not exceed 0.60:1. For purposes of this covenant, (i) Indebtedness shall be adjusted by deducting therefrom an amount equal to the lesser of (x) Indebtedness that by its terms is scheduled to mature on or before the date that is 24 months from the date of calculation, and (y) Unrestricted Cash or Cash Equivalents, and (ii) Gross Asset Value shall be adjusted by deducting therefrom the amount by which Indebtedness is adjusted under clause (i).

(b) Secured Debt to Gross Asset Value. ERP shall not permit the ratio of Secured Debt of ERP and EQR (excluding Indebtedness of Consolidated Subsidiaries or Investment Affiliates), and ERP’s Share of Secured Debt of all Consolidated Subsidiaries and Investment Affiliates to Gross Asset Value of ERP and EQR to exceed 0.40:1 at any time.

(c) Consolidated EBITDA to Fixed Charges Ratio. ERP shall not permit the ratio of Consolidated EBITDA for the then most recently completed twelve (12) month period to Fixed Charges for the then most recently completed twelve (12) month period to be less than 1.50:1.

(d) Unencumbered Pool. ERP shall not permit the ratio of the Unencumbered Asset Value to outstanding Unsecured Debt to be less than 1.50:1 at any time.

(e) Permitted Holdings. ERP’s and EQR’s primary business will be the ownership, operation and development of multifamily residential property (including conversions to condominiums) and any other business activities of ERP, EQR and Subsidiaries of either or both will remain incidental thereto. Notwithstanding the foregoing, ERP, EQR and Subsidiaries of either or both may acquire or maintain Permitted Holdings if and so long as the aggregate value of Permitted Holdings, whether held directly or indirectly (but without duplication) by ERP, EQR and/or their Subsidiaries, does not exceed, at any time, thirty-five percent (35%) of Gross Asset Value of ERP and EQR as a whole.

(f) Calculation. Each of the foregoing ratios and financial requirements shall be calculated as of the last day of each Fiscal Quarter.

Section 5.9 Restriction on Fundamental Changes.

(a) Neither ERP nor EQR shall enter into any merger or consolidation, unless (i) either (x) ERP or EQR is the surviving entity, or (y) the individuals constituting EQR’s Board of Trustees immediately prior to such merger or consolidation represent a majority of the surviving entity’s Board of Directors or Board of Trustees after such merger or consolidation, and (ii) the entity which is merged with ERP or EQR is predominantly in the commercial real estate business. The Borrower shall not enter into any merger or consolidation with any Person, other than a merger or consolidation with and into ERP, a Wholly-Owned Domestic Subsidiary or an Eligible REIT Subsidiary; provided, that (i) ERP, such Wholly-Owned Domestic Subsidiary or such Eligible REIT Subsidiary, as the case may be, assumes all of the obligations of the Borrower under this Agreement and the other Loan Documents pursuant to documentation reasonably satisfactory to the Administrative Agent, (ii) ERP has supplied such documentation and other evidence as is reasonably requested by the Administrative Agent or any Bank in order for the Administrative Agent or such Bank to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations with respect to any such Wholly-Owned Domestic Subsidiary or Eligible REIT Subsidiary, as the case may be, where the necessary information is not already available to the Administrative Agent or such Bank, (iii) ERP, such Wholly-Owned Subsidiary or such Eligible REIT Subsidiary, as the case may be, shall have executed and delivered to the Administrative Agent a new Note for the account of each Bank requesting a new Note, and, upon the execution and delivery of any such Note, such Bank agrees to promptly return any existing Note payable to such Bank and (iv) in the case of any Wholly-Owned Domestic Subsidiary or Eligible REIT Subsidiary, the Administrative Agent shall have received all documents required to be delivered pursuant to Section 3.1 with respect to a Qualified Subsidiary, each of which shall be in form and substance reasonably satisfactory to the Administrative Agent. Following any such merger or consolidation, each reference in this Agreement and the other Loan Documents to the “Borrower” shall be deemed to refer to ERP, such Wholly-Owned Domestic Subsidiary or such Eligible REIT Subsidiary, as the case may be, which is the survivor of such merger or consolidation.

(b) The Borrower shall not amend its limited liability company agreement or other organizational documents in any manner that would have a Material Adverse Effect without the Administrative Agent’s consent, which shall not be unreasonably withheld. ERP shall not amend its agreement of limited partnership or other organizational documents in any manner that would have a Material Adverse Effect without the Administrative Agent’s consent, which shall not be unreasonably withheld. EQR shall not amend its declaration of trust, by-laws, or other organizational documents in any manner that would have a Material Adverse Effect without the Administrative Agent’s consent, which shall not be unreasonably withheld. No Qualified Subsidiary shall amend its organizational documents in any manner that would have a Material Adverse Effect without the Required Banks’ consent.

(c) The Borrower shall deliver to Administrative Agent copies of all amendments to the Borrower’s limited liability company agreement, to ERP’s agreement of limited partnership or to EQR’s declaration of trust, by-laws, or other organizational documents simultaneously with the first delivery of financial statements referred to in Sections 5.1(a) or (b) above following the effective date of any such amendment.

Section 5.10 Changes in Business. Except for Permitted Holdings, none of the Borrower, any Qualified Subsidiary, ERP or EQR shall enter into any business which is substantially different from that conducted by ERP or EQR on the Closing Date after giving effect to the transactions contemplated by the Loan Documents. ERP shall carry on its business operations through ERP and its Subsidiaries and Investment Affiliates.

Section 5.11 Margin Stock. None of the proceeds of any Term Loan will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any Margin Stock in any manner that might violate the provisions of Regulations T, U or X of the Federal Reserve Board.

Section 5.12 Intentionally Omitted.

Section 5.13 EQR Status.

(a) Status. EQR shall at all times (i) remain a publicly traded company listed on the New York Stock Exchange or another national stock exchange located in the United States and (ii) maintain its status as a self-directed and self-administered real estate investment trust under the Code.

(b) Indebtedness. EQR shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(1) the Obligations; and

(2) Indebtedness which, after giving effect thereto, may be incurred or may remain outstanding without giving rise to an Event of Default or Default.

(c) Disposal of Partnership Interests. EQR will not directly or indirectly convey, sell, transfer, assign, pledge or otherwise encumber or dispose of any of its partnership interests in ERP, except for the reduction of EQR’s interest in ERP arising from ERP’s issuance of partnership interests in ERP or the retirement of preference units by ERP.

Section 5.14 Qualifying Guaranties; Release Events

(a) With respect to (i) any Person that becomes a Qualified Subsidiary (other than an Excluded Qualified Subsidiary) after the Effective Date (including, without limitation, any Person that becomes a Qualified Subsidiary as a result of a Reinstatement Event that occurs following a previously occurring Release Event with respect to such Person) and/or (ii) any Qualified Subsidiary that ceases to be an Excluded Qualified Subsidiary after the Effective Date, on or prior to such time that such Person becomes a Qualified Subsidiary (other than an Excluded Qualified Subsidiary) or ceases to be an Excluded Qualified Subsidiary, as applicable, ERP and the Borrower shall cause such Person to deliver to the Administrative Agent, on behalf of the Banks, (x) a Qualifying Guaranty duly executed by such Qualified Subsidiary and (y) all documents required to be delivered pursuant to Section 3.1 with respect to a Qualified Subsidiary, each of which shall be in form and substance reasonably satisfactory to the Administrative Agent.

(b) If at any time (i) all loans made to, and all letters of credit issued for the benefit of, a Qualified Subsidiary under the Revolving Credit Agreement are no longer outstanding and (ii) the Administrative Agent has received a certificate, duly executed by ERP, to that effect (the occurrence of clauses (i) and (ii) being referred to herein as a “Release Event”), then (x) the Qualifying Guaranty of such Qualified Subsidiary shall automatically terminate and be released and (y) the Subsidiary of ERP party to such Qualifying Guaranty shall no longer be a Qualified Subsidiary hereunder. Following any such Release Event, the Administrative Agent shall promptly execute and deliver such documents and agreements reasonably requested by ERP confirming the termination and release of such Qualifying Guaranty, all at the sole expense of the Borrower.

ARTICLE VI

DEFAULTS

Section 6.1 Events of Default. If one or more of the following events (“Events of Default”) shall have occurred and be continuing:

(a) the Borrower shall fail to pay when due any principal of any Term Loan, or the Borrower shall fail to pay when due interest on any Term Loan or any fees or any other amount payable hereunder and the same shall continue for a period of five (5) days after the same becomes due;

(b) ERP shall fail to observe or perform any covenant contained in Section 5.8, Section 5.9, Section 5.11, Section 5.13 or Section 5.14;

(c) the Borrower or ERP shall fail to observe or perform any covenant or agreement contained in this Agreement required to be observed or performed by it (other than those covered by clause (a), (b), (e), (f), (g), (h), (j), (n) or (o) of this Section 6.1) for 30 days after written notice thereof has been given to the Borrower by the Administrative Agent, or if such default is of such a nature that it cannot with reasonable effort be completely remedied within said period of thirty (30) days such additional period of time as may be reasonably necessary to cure same, provided Borrower or ERP, as the case may be, commences such cure within said thirty (30) day period and diligently prosecutes same, until completion, but in no event shall such extended period exceed ninety (90) days;

(d) any representation, warranty, certification or statement made or deemed made by the Borrower or ERP in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made (or deemed made) and the defect causing such representation or warranty to be incorrect when made (or deemed made) is not removed within thirty (30) days after written notice thereof from Administrative Agent to Borrower;

(e) the Borrower, any Qualified Subsidiary, ERP, EQR, any Subsidiary or any Investment Affiliate shall default in the payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) of any amount owing in respect of any Recourse Debt (other than the Obligations) for which the aggregate outstanding principal amount exceeds $50,000,000 and such default shall continue beyond the giving of any required notice and the expiration of any applicable grace period and such default has not been waived, in writing, by the holder of any such Debt; or the Borrower, any Qualified Subsidiary, ERP, EQR, any Subsidiary or any Investment Affiliate shall default in the performance or observance of any obligation or condition with respect to any such Recourse Debt or any other event shall occur or condition exist beyond the giving of any required notice and the expiration of any applicable grace period, if the effect of such default, event or condition is to accelerate the maturity of any such indebtedness or to permit (without any further requirement of notice or lapse of time) the holder or holders thereof, or any trustee or agent for such holders, to accelerate the maturity of any such indebtedness;

(f) the Borrower, ERP or EQR shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or admit in writing its inability to pay its debts as such debts become due, or shall take any action to authorize any of the foregoing;

(g) an involuntary case or other proceeding shall be commenced against the Borrower, ERP or EQR seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 90 days; or an order for relief shall be entered against the Borrower, ERP or EQR under the federal bankruptcy laws as now or hereafter in effect;

(h) one or more final, non-appealable judgments or decrees (or one or more judgments which is/are not stayed pending appeal) in an aggregate amount of Fifty Million Dollars ($50,000,000) or more shall be entered by a court or courts of competent jurisdiction against the Borrower, any Qualified Subsidiary, ERP, EQR or, to the extent of any recourse to Borrower, ERP, EQR or any Qualified Subsidiary, any of their respective Consolidated Subsidiaries (other than any judgment as to which, and only to the extent, a reputable insurance company has acknowledged coverage of such claim in writing) and (i) any such judgments or decrees shall not be stayed, discharged, paid, bonded or vacated within thirty (30) days or (ii) enforcement proceedings shall be commenced by any creditor on any such judgments or decrees;

(i) there shall be a change in the majority of the Board of Directors or Board of Trustees of EQR during any twelve (12) month period, excluding any change in directors or trustees resulting from (w) the retirement/resignation of any director or trustee as a result of compliance with any written policy of EQR requiring retirement/resignation from the Board upon reaching the retirement age specified in such policy or in connection with EQR’s Majority Voting Policy, (x) the death or disability of any director or trustee, or (y) satisfaction of any requirement for the majority of the members of the board of directors or trustees of EQR to qualify under applicable law as independent directors or trustees or (z) the replacement of any director or trustee who is an officer or employee of EQR or an affiliate of EQR with any other officer or employee of EQR or an affiliate of EQR;

(j) any Person or “group” (as such term is defined in applicable federal securities laws and regulations) shall acquire more than thirty percent (30%) of the common shares of EQR, provided, however, that Persons acquiring common shares of EQR from EQR in connection with an acquisition or other transaction with EQR, without any agreement among such Persons to act together to hold, dispose of, or vote such shares following the acquisition of such shares, shall not be considered a “group” for purposes of this clause (j);

(k) except following (i) a merger or consolidation of the Borrower with and into ERP permitted under the second sentence of Section 5.9(a), (ii) such time, if any, as the Borrower becomes an Eligible REIT Subsidiary (whether through an election made by the Borrower to be treated as a real estate investment trust under the Code or a merger of the Borrower with and into an Eligible REIT Subsidiary permitted under the second sentence of Section 5.9(a)) or (iii) a transfer of the equity interests of the Borrower to an Eligible REIT Subsidiary resulting in such Eligible REIT Subsidiary owning, directly or indirectly, all of the equity interests of the Borrower, ERP shall at any time cease to own and control, directly or indirectly, 100% of each class of outstanding equity interests of the Borrower free and clear of all Liens,

(l) if at any time the Borrower is an Eligible REIT Subsidiary (whether through an election made by the Borrower to be treated as a real estate investment trust under the Code, a merger of the Borrower with and into an Eligible REIT Subsidiary permitted under the second sentence of Section 5.9(a), or otherwise), ERP shall cease to own and control, directly or indirectly, 100% of each class of outstanding equity interests of the Borrower (other than Non-Voting Preferred Equity Interests of the Borrower) free and clear of all Liens;

(m) if at any time the Borrower is owned, directly or indirectly, by an Eligible REIT Subsidiary, (i) ERP shall cease to own and control, directly or indirectly, 100% of each class of outstanding equity interests of such Eligible REIT Subsidiary (other than Non-Voting Preferred Equity Interests of such Eligible REIT Subsidiary) or (ii) such Eligible REIT Subsidiary shall cease to own and control, directly or indirectly, 100% of each class of outstanding equity interests of the Borrower, in each case free and clear of all Liens;

(n) any Termination Event with respect to a Plan shall occur as a result of which Termination Event or Events any member of the ERISA Group has incurred or may incur any liability to the PBGC or any other Person and the sum (determined as of the date of occurrence of such Termination Event) of the insufficiency of such Plan and the insufficiency of any and all other Plans with respect to which such a Termination Event shall have occurred and be continuing (or, in the case of a Multiemployer Plan with respect to which a Termination Event described in clause (ii) of the definition of Termination Event shall have occurred and be continuing, the liability of ERP) is equal to or greater than $20,000,000 and which the Administrative Agent reasonably determines will have a Material Adverse Effect;

(o) any member of the ERISA Group shall commit a failure described in Section 302(f)(1) of ERISA or Section 412(n)(1) of the Code and the amount of the lien determined under Section 302(f)(3) of ERISA or Section 412(n)(3) of the Code that could reasonably be expected to be imposed on any member of the ERISA Group or their assets in respect of such failure shall be equal to or greater than $20,000,000 and which the Administrative Agent reasonably determines will have a Material Adverse Effect;

(p) at any time, for any reason the Borrower, any Qualified Subsidiary, any Down REIT Guarantor, ERP or EQR seeks to repudiate its obligations under any Loan Document; or

(q) a default beyond any applicable notice or grace period under any of the other Loan Documents.

Section 6.2 Rights and Remedies.

(a) Upon the occurrence of any Event of Default described in Sections 6.1(f) or (g), the Commitments shall immediately terminate and the unpaid principal amount of, and any and all accrued interest on, the Term Loans and any and all accrued fees and other Obligations hereunder shall automatically become immediately due and payable, with all additional interest from time to time accrued thereon during the continuance of such Event of Default at the Default Rate and without presentation, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and notice of acceleration), all of which are hereby expressly waived by the Borrower; and upon the occurrence and during the continuance of any other Event of Default, subject to the provisions of Section 6.2(b), the Administrative Agent may (and upon the demand of the Required Banks shall), by written notice to the Borrower, in addition to the exercise of all of the rights and remedies permitted the Administrative Agent and the Banks at law or equity or under any of the other Loan Documents, declare the Commitments terminated and the unpaid principal amount of and any and all accrued and unpaid interest on the Term Loans and any and all accrued fees and other Obligations hereunder to be, and the same shall thereupon be, immediately due and payable with all additional interest from time to time accrued thereon and (except as otherwise as provided in the Loan Documents) without presentation, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and notice of acceleration), all of which are hereby expressly waived by the Borrower.

(b) Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, the Administrative Agent and the Banks each agree that any exercise or enforcement of the rights and remedies granted to the Administrative Agent or the Banks under this Agreement or at law or in equity with respect to this Agreement or any other Loan Documents shall be commenced and maintained by the Administrative Agent on behalf of the Administrative Agent and/or the Banks. The Administrative Agent shall act at the direction of the Required Banks in connection with the exercise of any and all remedies at law, in equity or under any of the Loan Documents (including, without limitation, those set forth in Section 6.4) or, if the Required Banks are unable to reach agreement within thirty (30) days of commencement of discussions, then, from and after an Event of Default and the end of such thirty (30) day period, the Administrative Agent may pursue such rights and remedies as it may determine if it shall reasonably determine that the same shall be in the best interests of the Banks, taken as a whole.

Section 6.3 Notice of Default. The Administrative Agent shall give notice to the Borrower under Section 6.1(c) promptly upon being requested to do so by the Required Banks and shall thereupon notify all the Banks thereof. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default (other than nonpayment of principal of or interest on the Term Loans) unless Administrative Agent has received notice in writing from a Bank, Borrower, ERP or any court or governmental agency referring to this Agreement or the other Loan Documents, describing such event or condition. Should Administrative Agent receive notice of the occurrence of a Default or Event of Default expressly stating that such notice is a notice of a Default or Event of Default, or should Administrative Agent send Borrower a notice of Default or Event of Default, Administrative Agent shall promptly give notice thereof to each Bank.

Section 6.4 Distribution of Proceeds after Default. Notwithstanding anything contained herein to the contrary, from and after an Event of Default, to the extent proceeds are received by Administrative Agent, such proceeds will be distributed promptly to the Banks pro rata in accordance with the unpaid principal amount of the Term Loans.

ARTICLE VII

THE AGENTS

Section 7.1 Appointment and Authorization. Each Bank irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms hereof or thereof, together with all such powers and discretion as are reasonably incidental thereto. Except as set forth in Sections 7.8 and 7.9, the provisions of this Article VII are solely for the benefit of Administrative Agent and the Banks, and Borrower and ERP, shall not have any right to rely on or enforce any of the provisions of this Article VII. In performing its functions and duties under this Agreement, Administrative Agent shall act solely as an agent of the Banks and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for the Borrower or ERP.

Section 7.2 Agency and Affiliates. Bank of America, N.A. (and any other Bank hereafter acting as Administrative Agent) shall have the same rights and powers under this Agreement as any other Bank and may exercise or refrain from exercising the same as though it were not the Administrative Agent, and Bank of America, N.A. (and any other Bank hereafter acting as Administrative Agent) and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower, ERP, EQR or any Subsidiary or affiliate of the Borrower or ERP as if it were not the Administrative Agent hereunder, and the term “Bank” and “Banks” shall include Bank of America, N.A. (and any other Bank hereafter acting as Administrative Agent) in its individual capacity.

Section 7.3 Action by Administrative Agent. The obligations of the Administrative Agent hereunder are only those expressly set forth herein. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action with respect to any Default or Event of Default, except as expressly provided in Article VI. The duties of Administrative Agent shall be administrative in nature. Subject to the provisions of Sections 7.1, 7.5 and 7.6, Administrative Agent shall administer the Term Loans in the same manner as it administers its own loans.

Section 7.4 Consultation with Experts. As between Administrative Agent and the Banks, the Administrative Agent may consult with legal counsel (who may be counsel for the Borrower or ERP), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 7.5 Liability of Administrative Agent, Syndication Agent, Documentation Agents. As between Administrative Agent and the Banks, none of the Administrative Agent, the Syndication Agent, or the Documentation Agents, nor any of their affiliates nor any of their respective directors, officers, agents or employees, shall be liable for any action taken or not taken by any of them in connection herewith (i) with the consent or at the request of the Required Banks or (ii) in the absence of its own gross negligence or wilful misconduct. As between Administrative Agent and the Banks, none of the Administrative Agent, the Syndication Agent, or the Documentation Agents, nor any of their respective directors, officers, agents or employees, shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of the Borrower or ERP, except with respect to payment of principal and interest; (iii) the satisfaction of any condition specified in Article III, except receipt of items required to be delivered to the Administrative Agent; or (iv) the validity, effectiveness or genuineness of this Agreement, the other Loan Documents or any other instrument or writing furnished in connection herewith. As between Administrative Agent and the Banks, the Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, or similar writing) believed by it to be genuine or to be signed by the proper party or parties. Anything to the contrary notwithstanding, none of the Co-Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any other Loan Document, except in its capacity as a Bank hereunder.

Section 7.6 Indemnification. Each Bank shall on a several basis, ratably in accordance with its Pro Rata Share, indemnify the Administrative Agent, the Syndication Agent, and the Documentation Agents, and their respective affiliates and directors, officers, agents and employees (to the extent not reimbursed by the Borrower, but without affecting Borrower’s reimbursement obligations), against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitee’s gross negligence or wilful misconduct) that such indemnitee may suffer or incur in connection with its duties as Administrative Agent and/or Syndication Agent and/or Documentation Agents under this Agreement, the other Loan Documents or any action taken or omitted by such indemnitee hereunder as Administrative Agent or as Syndication Agent. In the event that the Syndication Agent, the Documentation Agents or the Administrative Agent shall, subsequent to its receipt of indemnification payment(s) from Banks in accordance with this Section, recoup any amount from the Borrower, or any other party liable therefor in connection with such indemnification, the Syndication Agent, the Documentation Agents or the Administrative Agent, as the case may be, shall reimburse the Banks which previously made the payment(s) pro rata, based upon the actual amounts which were theretofore paid by each Bank. The Syndication Agent, the Documentation Agents, or the Administrative Agent, as the case may be, shall reimburse such Banks so entitled to reimbursement within two (2) Business Days after its receipt of such funds from the Borrower or such other party liable therefor.

Section 7.7 Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, the Syndication Agent, or the Documentation Agents, or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, Syndication Agent, the Documentation Agents or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

Section 7.8 Successor Administrative Agent or Syndication Agent. The Administrative Agent, the Syndication Agent, or any of the Documentation Agents may resign at any time by giving notice thereof to the Banks, the Borrower and each other and the Administrative Agent or the Syndication Agent, as applicable, shall resign in the event the Commitment (or in the event a Borrowing of Term Loans occurs, the unpaid principal amount of the Term Loan) of the Bank serving as the Administrative Agent or the Syndication Agent is reduced to less than $10,000,000. Upon any such resignation, the Required Banks shall have the right to appoint a successor Administrative Agent or Syndication Agent, as applicable, which successor Administrative Agent or successor Syndication Agent (as applicable) shall, provided no Event of Default has occurred and is then continuing, be subject to Borrower’s approval, which approval shall not be unreasonably withheld or delayed (except that Borrower shall, in all events, be deemed to have approved Bank of America, N.A. as a successor Syndication Agent and Deutsche Bank AG, New York Branch, as a successor Administrative Agent). If no successor Administrative Agent or Syndication Agent (as applicable) shall have been so appointed by the Required Banks and (if required) approved by the Borrower, or, if so appointed, shall not have accepted such appointment within 30 days after the retiring Administrative Agent or Syndication Agent (as applicable) gives notice of resignation, then the retiring Administrative Agent or retiring Syndication Agent (as applicable) may, on behalf of the Banks, appoint a successor Administrative Agent or Syndication Agent (as applicable), which shall be the Syndication Agent or the Administrative Agent, as the case may be, who shall act until the Required Banks shall appoint a successor Administrative Agent or Syndication Agent. In any event, the retiring Administrative Agent shall continue to act as Administrative Agent until such time as a successor Administrative Agent shall have been so appointed by the Required Banks, approved by Borrower (if required), and assumed its duties hereunder. Upon the acceptance of its appointment as the Administrative Agent or Syndication Agent hereunder by a successor Administrative Agent or successor Syndication Agent, as applicable, such successor Administrative Agent or successor Syndication Agent, as applicable, shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent or retiring Syndication Agent, as applicable, and the retiring Administrative Agent or the retiring Syndication Agent, as applicable, shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s or retiring Syndication Agent’s resignation hereunder, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent or the Syndication Agent, as applicable. For gross negligence or willful misconduct or if the Administrative Agent shall become a Defaulting Lender, as determined by the Required Banks (excluding for such determination the Bank serving as Administrative Agent or Syndication Agent in its capacity as a Bank, as applicable), the Administrative Agent or Syndication Agent may be removed at any time by the Required Banks or, in the case of the Administrative Agent becoming a Defaulting Lender only, by either the Required Banks or the Borrower, giving at least thirty (30) Business Days prior written notice to the Administrative Agent, Syndication Agent, Borrower and, in the case of a removal of the Administrative Agent by Borrower as a result of it becoming a Defaulting Lender, the Banks. Such resignation or removal shall take effect upon the acceptance of appointment by a successor Administrative Agent or Syndication Agent, as applicable, in accordance with the provisions of this Section 7.8.

Section 7.9 Consents and Approvals. All communications from Administrative Agent to the Banks requesting the Banks’ determination, consent, approval or disapproval (i) shall be given in the form of a written notice to each Bank, (ii) shall be accompanied by a description of the matter or item as to which such determination, approval, consent or disapproval is requested, or shall advise each Bank where such matter or item may be inspected, or shall otherwise describe the matter or issue to be resolved, (iii) shall include, if reasonably requested by a Bank and to the extent not previously provided to such Bank, written materials and a summary of all oral information provided to Administrative Agent by Borrower or ERP in respect of the matter or issue to be resolved, (iv) shall include Administrative Agent’s recommended course of action or determination in respect thereof and (v) shall include, in boldface type, a statement that if any Bank does not respond to such request within ten (10) Business Days and provide a written explanation of the reasons behind any objection, such Lender shall be deemed to have approved of or consented to, as applicable, the recommendation or determination of the Administrative Agent described in such request. Each Bank shall reply promptly, but in any event within ten (10) Business Days after receipt of the request therefor from Administrative Agent (the “Bank Reply Period”). Unless a Bank shall give written notice to Administrative Agent that it objects to the recommendation or determination of Administrative Agent within the Bank Reply Period, such Bank shall be deemed to have approved of or consented to such recommendation or determination. With respect to decisions requiring the approval of the Required Banks or all the Banks, Administrative Agent shall submit its recommendation or determination for approval of or consent to such recommendation or determination to all Banks and upon receiving the required approval or consent shall follow the course of action or determination of the Required Banks (and each non-responding Bank shall be deemed to have concurred with such recommended course of action) or all the Banks, as the case may be.

ARTICLE VIII

CHANGE IN CIRCUMSTANCES

Section 8.1 Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period for any Euro-Dollar Borrowing:

(a) the Administrative Agent determines in good faith that deposits in Dollars (in the applicable amounts) are not being offered in the relevant market for such Interest Period, or

(b) the Required Banks advise the Administrative Agent that the Euro-Dollar Rate, as determined by the Administrative Agent will not adequately and fairly reflect the cost to each such Bank of funding its Euro-Dollar Loans for such Interest Period, the Administrative Agent shall forthwith give notice thereof to the Borrower and the Banks, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Banks to make Euro-Dollar Loans shall be suspended. In such event, if the Borrower has previously submitted a Notice of Borrowing for a Eurodollar Borrowing unless the Borrower notifies the Administrative Agent at least two Business Days before the date of such Euro-Dollar Borrowing that it elects not to borrow on such date, the Borrowing shall instead be made as a Base Rate Borrowing. For purposes of this Section 8.1(b), in determining whether the Euro-Dollar Rate, as determined by Administrative Agent, will not adequately and fairly reflect the cost to any Bank of funding its Euro-Dollar Loans for such Interest Period, such determination will be based solely on the ability of such Bank to obtain matching funds in the London interbank market at a reasonably equivalent rate.

Section 8.2 Illegality. If, on or after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Euro-Dollar Lending Office) with any request or directive (whether or not having the force of law) made after the Closing Date of any such authority, central bank or comparable agency shall make it unlawful for any Bank (or its Euro-Dollar Lending Office) to make, maintain or fund its Euro-Dollar Loans, the Administrative Agent shall forthwith give notice thereof to the other Banks and the Borrower, whereupon until such Bank notifies the Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank to make Euro-Dollar Loans shall be suspended. With respect to Euro-Dollar Loans, before giving any notice to the Administrative Agent pursuant to this Section, such Bank shall designate a different Euro-Dollar Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If such Bank shall determine that it may not lawfully continue to maintain and fund any of its outstanding Euro-Dollar Loans to maturity and shall so specify in such notice, the Borrower shall be deemed to have delivered a Notice of Interest Rate Election and such Euro-Dollar Loan shall be converted as of such date to a Base Rate Loan (without payment of any amounts that Borrower would otherwise be obligated to pay pursuant to Section 2.11 with respect to Term Loans converted pursuant to this Section 8.2) in an equal principal amount from such Bank (on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Loans of the other Banks), and such Bank shall make such a Base Rate Loan.

If, at any time, it shall be unlawful for any Bank to make, maintain or fund its Euro-Dollar Loans, the Borrower shall have the right, upon five (5) Business Days’ notice to the Administrative Agent, to (a) in the event the funding of the Term Loans has not occurred prior to such time, either (x) cause such Bank to assign its Commitment to a bank, finance company, insurance company or other financial institution, in each case reasonably acceptable to the Administrative Agent, that will become a Bank hereunder, or obtain the agreement of one more existing Banks to offer to assume the Commitment of such Bank, which offer such Bank is hereby required to accept (in which case the assigning Bank shall be entitled to its accrued portion, if any, of the Delayed Draw Fee accruing prior to the effective date of such assignment and the assignee Bank shall be entitled to the portion of the Delayed Draw Fee, if any, accruing thereafter) or (y) cancel the Commitment of such Bank and pay to such Bank its accrued portion, if any, of the Delayed Draw Fee and all other amounts due such Bank hereunder or (b) in the event the funding of the Term Loans has occurred on or prior to such time, either (x) cause a bank, finance company, insurance company or other financial institution, in each case reasonably acceptable to the Administrative Agent, to offer to purchase the Term Loan of such Bank for an amount equal to such Bank’s outstanding Term Loan and all amounts due such Bank hereunder (including, without limitation, interest and all amounts payable pursuant to Section 2.11), and to become a Bank hereunder, or obtain the agreement of one or more existing Banks to offer to purchase the Term Loan of such Bank for such amount, which offer such Bank is hereby required to accept or (y) repay in full the Term Loan then outstanding of such Bank, together with interest thereon, and all other amounts due such Bank hereunder (including, without limitation, amounts payable pursuant to Section 2.11). Any Bank subject to this paragraph shall retain the benefits of Sections 8.3, 8.4 and 9.3 for the period prior to such purchase or cancellation.

Section 8.3 Increased Cost and Reduced Return.

(a) If, on or after the date hereof, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) made after the Closing Date of any such authority, central bank or comparable agency, shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Federal Reserve Board (but excluding with respect to any Euro-Dollar Loan any such requirement to the extent reflected in an applicable Euro-Dollar Reserve Percentage)), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Applicable Lending Office) or shall impose on any Bank (or its Applicable Lending Office) or on the London interbank market any other condition materially more burdensome in nature, extent or consequence than those in existence as of the Closing Date affecting such Bank’s Euro-Dollar Loans, its Note, or its obligation to make Euro-Dollar Loans, and the result of any of the foregoing is to increase the cost to such Bank (or its Applicable Lending Office) of making or maintaining any Euro-Dollar Loan, or to reduce the amount of any sum received or receivable by such Bank (or its Applicable Lending Office) under this Agreement or under its Note with respect to such Euro-Dollar Loans, by an amount deemed by such Bank to be material, then, within 15 days after demand by such Bank (with a copy to the Administrative Agent), the Borrower shall pay to such Bank such additional amount or amounts (based upon a reasonable allocation thereof by such Bank to the Euro-Dollar Loans made by such Bank hereunder) as will compensate such Bank for such increased cost or reduction to the extent such Bank generally imposes such additional amounts on other borrowers of such Bank in similar circumstances.

(b) If any Bank shall have reasonably determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any law, rule or regulation regarding capital adequacy or liquidity requirements, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank any request or directive regarding capital adequacy (whether or not having the force of law) made after the Closing Date of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Bank (or its Parent) as a consequence of such Bank’s obligations hereunder to a level below that which such Bank (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount reasonably deemed by such Bank to be material, then from time to time, within 15 days after demand by such Bank (with a copy to the Administrative Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank (or its Parent) for such reduction to the extent such Bank generally imposes such additional amounts on other borrowers of such Bank in similar circumstances.

(c) Each Bank will promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of such Bank, be otherwise disadvantageous to such Bank. If such Bank shall fail to notify Borrower of any such event within 90 days following the end of the month during which such event occurred, then Borrower’s liability for any amounts described in this Section incurred by such Bank as a result of such event shall be limited to those attributable to the period occurring subsequent to the ninetieth (90th) day prior to the date upon which such Bank actually notified Borrower of the occurrence of such event. A certificate of any Bank claiming compensation under this Section and setting forth a reasonably detailed calculation of the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of demonstrable error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.

(d) If, at any time, any Bank shall be owed amounts pursuant to this Section 8.3, the Borrower shall have the right, upon five (5) Business Days’ notice to the Administrative Agent to (a) in the event the funding of the Term Loans has not occurred prior to such time, either (x) cause such Bank to assign its Commitment to a bank, finance company, insurance company or other financial institution, in each case reasonably acceptable to the Administrative Agent, that will become a Bank hereunder, or obtain the agreement of one more existing Banks to offer to assume the Commitment of such Bank, which offer such Bank is hereby required to accept (in which case the assigning Bank shall be entitled to its accrued portion, if any, of the Delayed Draw Fee accruing prior to the effective date of such assignment and the assignee Bank shall be entitled to the portion of the Delayed Draw Fee, if any, accruing thereafter) or (y) cancel the Commitment of such Bank and pay to such Bank its accrued portion, if any, of the Delayed Draw Fee and all other amounts due such Bank hereunder or (b) in the event the funding of the Term Loans has occurred on or prior to such time, either (x) cause a bank, finance company, insurance company or other financial institution, in each case reasonably acceptable to the Administrative Agent, to offer to purchase the Term Loan of such Bank for an amount equal to such Bank’s outstanding Term Loan and all amounts due such Bank hereunder (including, without limitation, interest and all amounts payable pursuant to Section 2.11), and to become a Bank hereunder, or obtain the agreement of one or more existing Banks to offer to purchase the Term Loan of such Bank for such amount, which offer such Bank is hereby required to accept or (y) repay in full the Term Loan then outstanding of such Bank, together with interest thereon, and all other amounts due such Bank hereunder (including, without limitation, amounts payable pursuant to Section 2.11). Any Bank subject to this paragraph shall retain the benefits of Sections 8.3, 8.4 and 9.3 for the period prior to such purchase or cancellation.

Section 8.4 Taxes.

(a) Any and all payments by the Borrower to or for the account of any Bank or the Administrative Agent hereunder or under any other Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Bank and the Administrative Agent, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Bank or the Administrative Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Bank, taxes imposed on its income, and franchise or similar taxes imposed on it, by the jurisdiction of such Bank’s Applicable Lending Office or any political subdivision thereof or by any other jurisdiction (or any political subdivision thereof) as a result of a present or former connection between such Bank or Administrative Agent and such other jurisdiction or by the United States (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Non-Excluded Taxes”). If the Borrower shall be required by law to deduct any Non-Excluded Taxes from or in respect of any sum payable hereunder or under any Note, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 8.4) such Bank or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 9.1, the original or a certified copy of a receipt evidencing payment thereof.

(b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, or charges or similar levies which arise from any payment made hereunder or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note (hereinafter referred to as “Other Taxes”).

(c) The Borrower agrees to indemnify each Bank and the Administrative Agent for the full amount of Non-Excluded Taxes or Other Taxes (including, without limitation, any Non-Excluded Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 8.4) paid by such Bank or the Administrative Agent (as the case may be) and, so long as such Bank or Administrative Agent has promptly paid any such Non-Excluded Taxes or Other Taxes, any liability for penalties and interest arising therefrom or with respect thereto. This indemnification shall be made within 15 days from the date such Bank or the Administrative Agent (as the case may be) makes demand therefor.

(d) Each Bank organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Bank listed on the signature pages hereof and on or prior to the date on which it becomes a Bank in the case of each other Bank, shall provide the Borrower with an Internal Revenue Service Form W-8BEN or W-8ECI, as appropriate, or any successor form prescribed by the Internal Revenue Service, and shall provide Borrower with two further copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to Borrower, certifying (i) in the case of a Form 1001, that such Bank is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States, and (ii) in the case of being under Sections 1442(c)(1) and

1442(a) of the Code, that it is entitled to an exemption from United States backup withholding tax. If the form provided by a Bank at the time such Bank first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from “Non-Excluded Taxes” as defined in Section 8.4(a).

(e) For any period with respect to which a Bank required to do so has failed to provide the Borrower with the appropriate form pursuant to Section 8.4(d) (unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which a form originally was required to be provided), such Bank shall not be entitled to indemnification under Section 8.4(c) with respect to Non-Excluded Taxes imposed by the United States; provided, however, that should a Bank, which is otherwise exempt from or subject to a reduced rate of withholding tax, become subject to Non-Excluded Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Bank shall reasonably request to assist such Bank to recover such Taxes so long as Borrower shall incur no cost or liability as a result thereof.

(f) Upon reasonable demand by Borrower to the Administrative Agent or any Bank, the Administrative Agent or Bank, as the case may be, shall deliver to the Borrower, or to such government or taxing authority as the Borrower may reasonably direct, any form or document that may be required or reasonably requested in writing in order to allow the Borrower to make a payment to or for the account of such Bank or the Administrative Agent hereunder or under any other Loan Document without any deduction or withholding for or on account of any Non-Excluded Taxes or with such deduction or withholding at a reduced rate (so long as the completion, execution or submission of such form or document would not materially prejudice the legal or commercial position of the party in receipt of such demand), with any such form or document to be accurate and completed in a manner reasonably satisfactory to the Borrower and to be executed and to be delivered with any reasonably required certification.

(g) If the Borrower is required to pay additional amounts to or for the account of any Bank pursuant to this Section 8.4, then such Bank will change the jurisdiction of its Applicable Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the judgment of such Bank, is not otherwise disadvantageous to such Bank.

(h) If, at any time, any Bank shall be owed amounts pursuant to this Section 8.4, the Borrower shall have the right, upon five (5) Business Days’ notice to the Administrative Agent to (a) in the event the funding of the Term Loans has not occurred prior to such time, either (x) cause such Bank to assign its Commitment to a bank, finance company, insurance company or other financial institution reasonably acceptable to the Administrative Agent that will become a Bank hereunder, or obtain the agreement of one more existing Banks to offer to assume the Commitment of such Bank, which offer such Bank is hereby required to accept (in which case the assigning Bank shall be entitled to its accrued portion, if any, of the Delayed Draw Fee accruing prior to the effective date of such assignment and the assignee Bank shall be entitled to the portion of the Delayed Draw Fee, if any, accruing thereafter) or (y) cancel the Commitment of such Bank and pay to such Bank its accrued portion, if any, of the Delayed Draw Fee and all other amounts due such Bank hereunder or (b) in the event the funding of the Term Loans has occurred on or prior to such time, either (x) cause a bank, finance company, insurance company or other financial institution reasonably acceptable to the Administrative Agent to offer to purchase the Term Loan of such Bank for an amount equal to such Bank’s outstanding Term Loan and all amounts due such Bank hereunder (including, without limitation, interest and all amounts payable pursuant to Section 2.11), and to become a Bank hereunder, or obtain the agreement of one or more existing Banks to offer to purchase the Term Loan of such Bank for such amount, which offer such Bank is hereby required to accept or (y) repay in full the Term Loan then outstanding of such Bank, together with interest thereon, and all other amounts due such Bank hereunder (including, without limitation, amounts payable pursuant to Section 2.11). Any Bank subject to this paragraph shall retain the benefits of Sections 8.3, 8.4 and 9.3 for the period prior to such purchase or cancellation.

Section 8.5 Base Rate Loans Substituted for Affected Euro-Dollar Loans. If (i) the obligation of any Bank to make Euro-Dollar Loans has been suspended pursuant to Section 8.2 or (ii) any Bank has demanded compensation under Section 8.3 or 8.4 with respect to its Euro-Dollar Loans and the Borrower shall, by at least five Euro-Dollar Business Days’ prior notice to such Bank through the Administrative Agent, have elected that the provisions of this Section shall apply to such Bank, then, unless and until such Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist:

(a) Borrower shall be deemed to have delivered a Notice of Interest Rate Election with respect to such affected Euro-Dollar Loans and thereafter all or any portion of such Bank’s Term Loan which would otherwise be converted into a Euro-Dollar Loan shall be continued instead as a Base Rate Loan (on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Loans of the other Banks), and

(b) after each of its Euro-Dollar Loans has been repaid, all payments of principal which would otherwise be applied to repay such Euro-Dollar Loans shall be applied to repay its Base Rate Loans instead, and

(c) Borrower will not be required to make any payment which would otherwise be required by Section 2.11 with respect to such Euro-Dollar Loans converted to Base Rate Loans pursuant to clause (a) above.

Section 8.6 Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III. Whenever there is a reference in this Article VIII to the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Euro-Dollar Lending Office) with any request or directive (whether or not having the force of law) made after the Closing Date, notwithstanding anything contained herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed in each case to have gone into effect and adopted after the Closing Date.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, facsimile transmission followed by telephonic confirmation or similar writing) and shall be given to such party: (x) in the case of the Borrower, ERP or the Administrative Agent, at its address, or facsimile number set forth on the signature pages hereof with a duplicate copy thereof, in the case of the Borrower or ERP, to ERP, at Equity Residential, Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606, Attn: General Counsel, and to DLA Piper LLP (US), 203 North LaSalle Street, Suite 1900, Chicago, Illinois 60601, Attn: James M. Phipps, Esq., (y) in the case of any Bank, at its address, or facsimile number set forth in its Administrative Questionnaire or (z) in the case of any party, such other address, or facsimile number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrower and, if such party is the Borrower or the Administrative Agent, the Banks. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when such facsimile is transmitted to the facsimile number specified in this Section and the appropriate answerback or facsimile confirmation is received, (ii) if given by certified registered mail, return receipt requested, with first class postage prepaid, addressed as aforesaid, upon receipt or refusal to accept delivery, (iii) if given by a nationally recognized overnight carrier, 24 hours after such communication is deposited with such carrier with postage prepaid for next day delivery, or (iv) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Administrative Agent under Article II or Article VIII shall not be effective until received. The Administrative Agent shall promptly notify the Banks of any change in the address of the Borrower, ERP or the Administrative Agent.

Section 9.2 No Waivers. No failure or delay by the Administrative Agent or any Bank in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 9.3 Expenses; Indemnification.

(a) The Borrower shall pay within thirty (30) days after written notice from the Administrative Agent, (i) all reasonable out-of-pocket costs and expenses of the Administrative Agent and the Syndication Agent (including reasonable fees and disbursements of special counsel Kaye Scholer LLP), in connection with the preparation of this Agreement, the Loan Documents and the documents and instruments referred to therein, and any waiver or consent hereunder or any amendment hereof or any Default or Event of Default or alleged Default or Event of Default, (ii) all reasonable fees and disbursements of special counsel Kaye Scholer LLP in connection with the syndication of the Term Loans and (iii) if an Event of Default occurs, all reasonable out-of-pocket expenses incurred by the Administrative Agent and each Bank (the Administrative Agent shall promptly submit any expenses of any of the Banks to Borrower for reimbursement), including fees and disbursements of counsel for the Administrative Agent and each of the Banks, in connection with the enforcement of the Loan Documents and the instruments referred to therein and such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom; provided, however, that the attorneys’ fees and disbursements for which Borrower is obligated under this subsection (a)(iii) shall be limited to the reasonable non-duplicative fees and disbursements of (A) counsel for Administrative Agent, and (B) counsel for all of the Banks as a group; and provided, further, that all other costs and expenses for which Borrower is obligated under this subsection (a)(iii) shall be limited to the reasonable non-duplicative costs and expenses of Administrative Agent. For purposes of this Section 9.3(a)(iii), (1) counsel for Administrative Agent shall mean a single outside law firm representing Administrative Agent, and (2) counsel for all of the Banks as a group shall mean a single outside law firm representing such Banks as a group (which law firm may or may not be the same law firm representing either or both of Administrative Agent and/or Syndication Agent).

(b) The Borrower agrees to indemnify the Syndication Agent, the Administrative Agent and each Bank, their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each an “Indemnitee”) and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding that may at any time (including, without limitation, at any time following the payment of the Obligations) be asserted against any Indemnitee, as a result of, or arising out of, or in any way related to or by reason of, (i) any of the transactions contemplated by the Loan Documents or the execution, delivery or performance of any Loan Document, (ii) any violation by the Borrower, ERP, EQR or the Environmental Affiliates of any applicable Environmental Law, (iii) any Environmental Claim arising out of the management, use, control, ownership or operation of property or assets by the Borrower, ERP, EQR or any of the Environmental Affiliates, including, without limitation, all on-site and off-site activities of ERP or any Environmental Affiliate involving Materials of Environmental Concern, (iv) the breach of any environmental representation or warranty set forth herein, but excluding those liabilities, losses, damages, costs and expenses (a) for which such Indemnitee has been compensated pursuant to the terms of this Agreement, (b) incurred solely by reason of the gross negligence, wilful misconduct, bad faith or fraud of any Indemnitee as finally determined by a court of competent jurisdiction, (c) violations of Environmental Laws relating to a Property which are caused by the act or omission of such Indemnitee after such Indemnitee takes possession of such Property or (d) any liability of such Indemnitee to any third party based upon contractual obligations of such Indemnitee owing to such third party which are not expressly set forth in the Loan Documents. In addition, the indemnification set forth in this Section 9.3(b) in favor of any director, officer, agent or employee of Administrative Agent, Syndication Agent or any Bank shall be solely in his or her respective capacity as such director, officer, agent or employee. The Borrower’s obligations under this Section shall survive the termination of this Agreement and the payment of the Obligations.

Section 9.4 Sharing of Set-Offs. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, each Bank is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Borrower, ERP, any Qualified Subsidiary or to any other Person, any such notice being hereby expressly waived, but subject to the prior consent of the Administrative Agent, to set off and to appropriate and apply any and all deposits (general or special, time or demand, provisional or final) and any other indebtedness at any time held or owing by such Bank (including, without limitation, by branches and agencies of such Bank wherever located) to or for the credit or the account of the Borrower, ERP or any Qualified Subsidiary against and on account of the Obligations of the Borrower then due and payable to such Bank under this Agreement or under any of the other Loan Documents, including, without limitation, all interests in Obligations purchased by such Bank. Each Bank agrees that if it shall by exercising any right of set-off or counterclaim or otherwise (except pursuant to Sections 8.2, 8.3, 8.4 or 9.6), receive payment of a proportion of the aggregate amount of principal and interest due with respect to any Note held by it which is greater than the proportion received by any other Bank, the Bank receiving such proportionately greater payment shall purchase such participations in the Notes held by the other Banks, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Notes held by the Banks shall be shared by the Banks pro rata; provided that nothing in this Section shall impair the right of any Bank to exercise any right of set-off or counterclaim it may have to any deposits not received in connection with the Term Loans and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than its indebtedness under the Notes. Each of the Borrower and ERP, for itself and on behalf of any Qualified Subsidiary that is a party to a Qualifying Guaranty agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Note, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower, such Qualified Subsidiary or ERP in the amount of such participation. Notwithstanding anything to the contrary contained herein, any Bank may, by separate agreement with the Borrower, any Qualified Subsidiary or ERP, waive its right to set off contained herein or granted by law and any such written waiver shall be effective against such Bank under this Section 9.4.

Section 9.5 Amendments and Waivers. Any provision of this Agreement or the Notes or other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower, ERP and the Required Banks (and, if the rights or duties of the Administrative Agent in its capacity as Administrative Agent are affected thereby, by the Administrative Agent); provided that no such amendment or waiver with respect to this Agreement, the Notes or any other Loan Documents shall, unless signed by all the Banks, (i) increase or decrease the Commitment of any Bank (except for a ratable decrease in the Commitments of all Banks) or subject any Bank to any additional obligation, (ii) reduce the principal of or rate of interest on any Term Loan or any fees hereunder, (iii) postpone the date fixed for any payment of principal of or interest on any Term Loan or any fees hereunder or for any reduction or termination of any Commitment, (iv) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Term Loans, or the number of Banks, which shall be required for the Banks or any of them to take any action under this Section or any other provision of this Agreement, (v) release the EQR Guaranty or the ERP Guaranty or, except as provided in Section 5.14, any Qualifying Guaranty or, except as provided below, any Down REIT Guaranty, (vi) modify the definition of “Required Banks”, or (vii) modify the provisions of this Section 9.5. At such time as ERP shall sell its interest in any Down REIT Guarantor to an unaffiliated third party in an arms-length transaction, the Down REIT Guaranty of such Down REIT Guarantor shall be deemed to have terminated and released, and the Banks hereby authorize the Administrative Agent to enter into an agreement, confirming the termination and release of such Down REIT Guaranty, at the Borrower’s sole cost and expense.

Section 9.6 Successors and Assigns

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower and ERP may not assign or otherwise transfer any of their rights under this Agreement or the other Loan Documents without the prior written consent of all Banks and the Administrative Agent and any Bank may not assign or otherwise transfer any of its interest under this Agreement except as permitted in subsection (b) and (c) of this Section 9.6.

(b) Any Bank may at any time grant (i) prior to the occurrence of an Event of Default, to an existing Bank or one or more banks, finance companies, insurance companies or other financial institutions in minimum amounts of not less than $5,000,000 (or any lesser amount in the case of participations to an existing Bank) (it being understood that no Bank may hold a Commitment or Term Loan of which less than $10,000,000 is for its own account, unless its Commitment or the amount of the Term Loan thereafter held by it shall have been reduced to zero) and (ii) after the occurrence and during the continuance of an Event of Default, to any Person in any amount (in each case, a “Participant”), participating interests in its Commitment or any or all of its Term Loan, as applicable, with (and subject to) the consent of, provided that no Event of Default shall have occurred and be continuing, the Borrower, which consent shall not be unreasonably withheld or delayed. The Administrative Agent shall be notified by any such Bank of any such participation prior to the same becoming effective. Any participation made during the continuation of an Event of Default shall not be affected by the subsequent cure of such Event of Default. In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to the Borrower and the Administrative Agent, such Bank shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement described in clause (i), (ii), (iii), (iv) or (v) of Section 9.5 without the consent of the Participant. The Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article VIII with respect to its participating interest. An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of, and subject to the restrictions with respect to, a participating interest granted in accordance with this subsection (b).

(c) Any Bank may at any time assign to (i) prior to the occurrence of an Event of Default, (A) an existing Bank, (B) one or more banks, finance companies, insurance or other financial institutions which (1) has (or, in the case of a bank which is a subsidiary, such bank’s parent has) a rating of its senior debt obligations of not less than Baa-1 by Moody’s or a comparable rating by a rating agency acceptable to Administrative Agent and (2) has total assets in excess of Ten Billion Dollars ($10,000,000,000) (a “Qualified Institution”), or (C) with the prior consent and approval of the Administrative Agent and Borrower, a wholly-owned affiliate of such transferor Bank if such transferor Bank then meets the requirements of clause (i)(B) or, if such transferor Bank’s parent then meets the requirements of clause (i)(B), a wholly-owned affiliate of such parent, in each case in minimum amounts of not less than Ten Million Dollars ($10,000,000) and integral multiples of One Million Dollars ($1,000,000) thereafter (or any lesser amount in the case of assignments to an existing Bank) (it being understood that no Bank may hold a Commitment of less than $10,000,000, unless its Commitment shall have been reduced to zero) and (ii) after the occurrence and during the continuance of an Event of Default, to any Person in any amount (in each case, an “Assignee”), all or a proportionate part of all, of its rights and obligations under this Agreement, the Notes and the other Loan Documents, and, in either case, such Assignee shall assume such rights and obligations, pursuant to a Transfer Supplement in substantially the form of Exhibit “C” hereto (a “Transfer Supplement”) executed by such Assignee and such transferor Bank, with (and subject to) the consent of the Administrative Agent and, provided that no Event of Default shall have occurred and be continuing, the Borrower, which consents shall not be unreasonably withheld or delayed; provided that if an Assignee is an affiliate of such transferor Bank which meets the requirements of clause (i)(B) above or was a Bank immediately prior to such assignment, no such consent shall be required. Upon execution and delivery of such instrument and payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, such Assignee shall be a Bank party to this Agreement and shall have all the rights and obligations of a Bank with a Commitment or Term Loan, as applicable, as set forth in such instrument of assumption, and no further consent or action by any party shall be required and the transferor Bank shall be released from its obligations hereunder to a corresponding extent. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Bank, the Administrative Agent and the Borrower shall make appropriate arrangements so that, if required, a new Note is issued to the Assignee. In connection with any such assignment, the transferor Bank shall pay to the Administrative Agent an administrative fee for processing such assignment in the amount of $2,500 provided that such fee shall be paid by the Assignee if such assignment is required by Section 8.2, 8.3 or 8.4. If the Assignee is not incorporated under the laws of the United States of America or a state thereof, it shall deliver to the Borrower and the Administrative Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 8.4. Any assignment made during the continuation of an Event of Default shall not be affected by any subsequent cure of such Event of Default.

(d) Any Bank may at any time assign all or any portion of its rights under this Agreement and its Note to a Federal Reserve Bank. No such assignment shall release the transferor Bank from its obligations hereunder.

(e) No Assignee, Participant or other transferee of any Bank’s rights shall be entitled to receive any greater payment under Section 8.3 or 8.4 than such Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower’s prior written consent or by reason of the provisions of Section 8.2, 8.3 or 8.4 requiring such Bank to designate a different Applicable Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

(f) Notwithstanding anything contained herein to the contrary, no Bank may grant participations, or assign interests, in the Term Loans to the Borrower, ERP, EQR or any of their respective Subsidiaries or affiliates.

Section 9.7 Collateral . Each of the Banks represents to the Administrative Agent and each of the other Banks that it in good faith is not relying upon any “margin stock” (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.

Section 9.8 Governing Law; Submission to Jurisdiction

(a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF ILLINOIS (WITHOUT GIVING EFFECT TO THE PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW).

(b) Any legal action or proceeding with respect to this Agreement or any other Loan Document and any action for enforcement of any judgment in respect thereof may be brought in the courts of the State of Illinois or of the United States of America for the Northern District of Illinois, and, by execution and delivery of this Agreement, each of the Borrower and ERP hereby accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and appellate courts from any thereof. Each of the Borrower and ERP irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the hand delivery, or mailing of copies thereof by registered or certified mail, postage prepaid, to the Borrower or ERP at its address set forth below. Each of the Borrower and ERP hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Loan Document brought in the courts referred to above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of the Administrative Agent to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Borrower or ERP in any other jurisdiction.

Section 9.9 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective upon receipt by the Administrative Agent and the Borrower of counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Administrative Agent in form satisfactory to it of telegraphic or other written confirmation from such party of execution of a counterpart hereof by such party).

Section 9.10 WAIVER OF JURY TRIAL. EACH OF THE BORROWER, ERP, THE ADMINISTRATIVE AGENT, THE SYNDICATION AGENT AND THE BANKS HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.11 Survival. All indemnities set forth herein (including, without limitation, Sections 8.4 and 9.3) shall survive the execution and delivery of this Agreement and the other Loan Documents and the making and repayment of the Obligations.

Section 9.12 Domicile of Term Loans. Each Bank may transfer and carry its Term Loan at, to or for the account of any domestic or foreign branch office, subsidiary or affiliate of such Bank.

Section 9.13 Limitation of Liability. No claim may be made by the Borrower , ERP or any other Person acting by or through Borrower or ERP against the Administrative Agent or any Bank or the affiliates, directors, officers, employees, attorneys or agent of any of them for any special, consequential, indirect or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or by the other Loan Documents, or any act, omission or event occurring in connection therewith; and each of the Borrower and ERP hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 9.14 Recourse Obligation. This Agreement and the Obligations hereunder are fully recourse to the Borrower and to ERP pursuant to the ERP Guaranty and to EQR pursuant to the EQR Guaranty and to any Down REIT Guarantor pursuant to any Down REIT Guaranty and to any Qualified Subsidiary pursuant to any Qualifying Guaranty. Notwithstanding the foregoing, no recourse under or upon any obligation, covenant, or agreement contained in this Agreement shall be had against any officer, director, shareholder or employee of ERP or the Borrower or any officer, director, shareholder or employee of EQR except in the event of fraud or misappropriation of funds on the part of such officer, director, shareholder or employee.

Section 9.15 Confidentiality. The Administrative Agent and each Bank shall use reasonable efforts to assure that information about Borrower, ERP, EQR and its Subsidiaries and Investment Affiliates, and the Properties thereof and their operations, affairs and financial condition, not generally disclosed to the public, which is furnished to Administrative Agent or any Bank pursuant to the provisions hereof or any other Loan Document is used only for the purposes of this Agreement and shall not be divulged to any Person other than the Administrative Agent, the Banks, and their affiliates and respective officers, directors, employees and agents who are actively and directly participating in the evaluation, administration or enforcement of the Term Loans, this Agreement, the Loan Documents and the extension of credit hereunder, except: (a) to their attorneys and accountants, (b) in connection with the enforcement of the rights and exercise of any remedies of the Administrative Agent and the Banks hereunder and under the other Loan Documents, (c) in connection with assignments and participations and the solicitation of prospective assignees and participants referred to in Section 9.6, who have agreed in writing to be bound by a confidentiality agreement substantially equivalent to the terms of this Section 9.15, and (d) as may otherwise be required or requested by any regulatory authority or self-regulatory body having jurisdiction over, or claiming jurisdiction or authority to oversee or regulate, the Administrative Agent or any Bank or by any applicable law, rule, regulation or judicial process.

Section 9.16 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Bank becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender :

(a) if prior to the funding of Term Loans hereunder, the Delayed Draw Fee shall cease to accrue on the Commitment of such Defaulting Lender;

(b) the Commitment of such Defaulting Lender shall not be included in determining whether the Required Banks have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.5); except (i) such Defaulting Lender’s Commitment may not be increased or extended without its consent and (ii) the principal amount of, or interest or fees payable on, Term Loans may not be reduced or excused or the scheduled date of payment may not be postponed as to such Defaulting Lender (except as otherwise provided herein) without such Defaulting Lender’s consent;

(c) If at any time prior to the funding of the Term Loans any Bank becomes a Defaulting Lender, then until such time as the Administrative Agent and the Borrower agree that such Defaulting Lender has adequately remedied all matters that caused such Bank to be a Defaulting Lender, the Borrower shall have the right, upon five (5) Business Days’ notice to the Administrative Agent to cause such Defaulting Lender to assign its Commitment to a bank, finance company, insurance company or other financial institution, in each case reasonably acceptable to the Administrative Agent, and to become a Bank hereunder, or to obtain the agreement of one or more existing Banks to offer to assume the Commitment of such Defaulting Lender, which offer such Defaulting Lender is hereby required to accept. In the event any Defaulting Lender’s Commitment is assigned pursuant to this Section 9.16(c) or any Bank is a Defaulting Lender on the Delayed Draw Fee Payment Date, such Defaulting Lender shall not be entitled to any portion of the Delayed Draw Fee.

(d) Nothing contained in this Section or elsewhere in this Agreement shall be deemed to reduce the Commitment of any Bank or in any way affect the rights of Borrower with respect to any Defaulting Lender or, if the Administrative Agent is a Defaulting Lender, the Administrative Agent. The status of any Bank as a Defaulting Lender shall not relieve any other Bank of its obligations to fund its Commitment or otherwise perform its obligations in accordance with the provisions of this Agreement.

Section 9.17 Down REIT Guaranties.

(a) Notwithstanding any other provision hereof or of any other Loan Document to the contrary, the Administrative Agent and the Banks agree with Borrower and ERP that any funds, claims, or distributions actually received by the Administrative Agent for the account of any Bank as a result of the enforcement of, or pursuant to, any Down REIT Guaranty, net of the Administrative Agent’s and the Banks’ expenses of collection thereof (such net amount, “Down REIT Guaranty Proceeds”), shall be made available for distribution equally and ratably (in proportion to the aggregate amount of principal, interest and other amounts then owed in respect of the Obligations or of an issuance of Public Debt, as the case may be) among the Administrative Agent and the Banks and the trustee or trustees of any Unsecured Debt, not subordinated to the Obligations (or to the holders thereof), issued by ERP, before or after the Effective Date, in offerings registered under the Securities Act of 1933, as amended, or in transactions exempt from registration pursuant to rule 144A or Regulation 8 thereunder or listed on non-U.S. securities exchanges (“Public Debt”), and the Administrative Agent is hereby authorized by Borrower, by ERP, by each Bank and by each Down REIT Guarantor by its execution and delivery of a Down REIT Guaranty, to make such Down REIT Guaranty Proceeds so available. No Bank shall have any interest in any amount paid over by the Administrative Agent to the trustee or trustees in respect of any Public Debt (or to the holders thereof) pursuant to the foregoing authorization. This Section 9.17 shall apply solely to Down REIT Guaranty Proceeds, and not to any payments, funds, claims or distributions received by the Administrative Agent or any Bank directly or indirectly from Borrower or any other Person other than from a Down REIT Guarantor pursuant to a Down REIT Guaranty. Borrower and ERP are aware of the terms of the Down REIT Guaranties, and specifically understand and agree with the Administrative Agent and the Banks that, to the extent Down REIT Guaranty Proceeds are distributed to holders of Public Debt or their respective trustees, such Down REIT Guarantor has agreed that the Obligations will not be deemed reduced by any such distributions and such Down REIT Guarantor shall continue to make payments pursuant to its Down REIT Guaranty until such time as the Obligations have been paid in full (and the Commitments have been terminated), after taking into account any such distributions of Down REIT Guaranty Proceeds in respect of Indebtedness other than the Obligations.

(b) Nothing contained herein shall be deemed (1) to limit, modify, or alter the rights of the Administrative Agent and the Banks under any Down REIT Guaranty, (2) to subordinate the Obligations to any Public Debt, or (3) to give any holder of Public Debt (or any trustee for such holder) any rights of subrogation.

(c) This Section 9.17 and all Down REIT Guaranties, are for the sole benefit of the Administrative Agent, the Banks and their respective successors and assigns. Nothing contained herein or in any Down REIT Guaranty shall be deemed for the benefit of any holder of Public Debt, or any trustee for such holder; nor shall anything contained herein or therein be construed to impose on the Administrative Agent or any Bank any fiduciary duties, obligations or responsibilities to the holders of any Public Debt or their trustees (including, but not limited to, any duty to pursue any Down REIT Guarantor for payment under its Down REIT Guaranty).

Section 9.18 USA PATRIOT Act Notice. Each Bank that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Bank) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Bank or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

Section 9.19 Public/Private Information. Each of the Borrower and ERP hereby acknowledges that (a) the Administrative Agent and/or the Syndication Agent will make available to the Banks materials and/or information provided by or on behalf of the Borrower and ERP hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Banks may be “public-side” lenders (i.e., Banks that do not wish to receive material non-public information with respect to the Borrower or ERP or any of their respective securities) (each, a “Public Lender”). Each of the Borrower and ERP hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC”, the Borrower and ERP shall be deemed to have authorized the Administrative Agent, the Syndication Agent and the Banks to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower, ERP or any of their respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.15); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform marked “PUBLIC” or through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Syndication Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

Section 9.20 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrower and ERP acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Joint Lead Arrangers are arm’s-length commercial transactions between the Borrower and ERP, on the one hand, and the Administrative Agent and the Joint Lead Arrangers, on the other hand, (B) the Borrower and ERP have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (C) the Borrower and ERP are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents, (ii) (A) the Administrative Agent and each Joint Lead Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary, for the Borrower, ERP or any of their respective Affiliates, and (B) neither the Administrative Agent nor any Joint Lead Arranger has any obligation to the Borrower, ERP or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents and the commitment letter; and (iii) the Administrative Agent and the

Joint Lead Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, ERP and their respective Affiliates, and neither the Administrative Agent nor either Joint Lead Arranger has any obligation to disclose any of such interests to the Borrower, ERP or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and ERP hereby waives and releases any claims that it may have against the Administrative Agent and the Joint Lead Arrangers with respect to any breach or alleged breach of agency or fiduciary duty arising on or before the date of this Agreement in connection with any aspect of any transaction contemplated hereby.

Section 9.21 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized representatives as of the day and year first above written.

EQR-ENTERPRISE HOLDINGS, LLC By: ERP Operating Limited Partnership, its sole member By: Equity Residential

By:	/s/ Robert A. Garechana
Name: Robert A. Garechana
Title: First Vice President and Treasurer

Facsimile number: (312) 454-0039 Address: Two North Riverside Plaza Suite 400 Chicago, Illinois 60606 Attn: Chief Financial Officer

ERP OPERATING LIMITED PARTNERSHIP By: Equity Residential

By:	/s/ Robert A. Garechana
Name: Robert A. Garechana
Title: First Vice President and Treasurer

Facsimile number: (312) 454-0039 Address: Two North Riverside Plaza Suite 400 Chicago, Illinois 60606 Attn: Chief Financial Officer

For purposes of agreeing to be bound by the provisions of Section 5.13 only: EQUITY RESIDENTIAL

By:	/s/ Robert A. Garechana
Name: Robert A. Garechana
Title: First Vice President and Treasurer

[Signature Page to Term Loan Agreement]

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Michael W. Edwards
Name: Michael W. Edwards
Title: Senior Vice President

Facsimile number:	312.992.9767
Address:	135 S. LaSalle Street
IL4-135-06-61
Chicago, IL 60603
Attn:

[Signature Page to Term Loan Agreement]

BANK OF AMERICA, N.A., as a Bank

By:	/s/ Michael W. Edwards
Name: Michael W. Edwards
Title: Senior Vice President

[Signature Page to Term Loan Agreement]

DEUTSCHE BANK AG, NEW YORK BRANCH, as a Bank

By:	/s/ James Rolison
Name: James Rolison
Title: Managing Director

By:	/s/ George R. Reynolds
Name: George R. Reynolds
Title: Director

DEUTSCHE BANK SECURITIES INC., as Syndication Agent

By:	/s/ James Rolison
Name: James Rolison
Title: Managing Director

By:	/s/ George R. Reynolds
Name: George R. Reynolds
Title: Director

[Signature Page to Term Loan Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Documentation Agent and as a Bank

By:	/s/ Winita Lau
Name: Winita Lau
Title: Vice President

[Signature Page to Term Loan Agreement]

ROYAL BANK OF CANADA, as Documentation Agent and as a Bank

By:	/s/ Dan LePage
Name: Dan LePage
Title: Authorized Signatory

[Signature Page to Term Loan Agreement]

U.S. BANK NATIONAL ASSOCIATION, as Documentation Agent and as a Bank

By:	/s/ Curt M. Steiner
Name: Curt M. Steiner
Title: Senior Vice President

[Signature Page to Term Loan Agreement]

SUNTRUST BANK, as Co-Documentation Agent and as a Bank

By:	/s/ Nancy B. Richards
Name: Nancy B. Richards
Title: Senior Vice President

[Signature Page to Term Loan Agreement]

THE BANK OF NOVA SCOTIA, as Co-Documentation Agent and as a Bank

By:	/s/ Paula J. Czach
Name: Paula J. Czach
Title: Managing Director

[Signature Page to Term Loan Agreement]

PNC BANK, NATIONAL ASSOCIATION, as Co-Documentation Agent and as a Bank

By:	/s/ John Murphy
Name: John Murphy
Title: Vice President

[Signature Page to Term Loan Agreement]

THE BANK OF NEW YORK MELLON, as a Bank

By:	/s/ Kenneth McDonnell
Name: Kenneth McDonnell
Title: Managing Director

[Signature Page to Term Loan Agreement]

COMPASS BANK, as a Bank

By:	/s/ Don Byerly
Name: Don Byerly
Title: Senior Vice President

[Signature Page to Term Loan Agreement]

REGIONS BANK, as a Bank

By:	/s/ Lori Chambers
Name: Lori Chambers
Title: Vice President

[Signature Page to Term Loan Agreement]

UNION BANK, N.A., as a Bank

By:	/s/ Andrew Romanosky
Name: Andrew Romanosky
Title: Vice President

[Signature Page to Term Loan Agreement]

THE BANK OF TOKYO-MITSUBISHI UFJ,LTD., as a Bank

By:	/s/ Laurance J. Bressler
Name: Laurance J. Bressler
Title: Managing Director

[Signature Page to Term Loan Agreement]

SUMITOMO MITSUI BANKING CORP., NEW YORK, as a Bank

By:	/s/ William G. Karl
Name: William G. Karl
Title: Managing Director

[Signature Page to Term Loan Agreement]

CAPITAL ONE, N.A., as a Bank

By:	/s/ Ashish Tandon
Name: Ashish Tandon
Title: Vice President

[Signature Page to Term Loan Agreement]

EXHIBIT A

NOTE

Chicago, Illinois __________ , 20__

For value received, EQR-ENTERPRISE HOLDINGS, LLC, a Delaware limited liability company (the “Borrower”), promises to pay to the order of (the “Bank”), for the account of its Applicable Lending Office, the unpaid principal amount of the Term Loan made by the Bank to the Borrower pursuant to the Agreement referred to below on the Maturity Date (as such term is defined in the Agreement). The Borrower promises to pay interest on the unpaid principal amount of such Term Loan on the dates and at the rate or rates provided for in the Agreement. All such payments of principal and interest shall be made in lawful money of the United States in Federal or other immediately available funds at the office of Bank of America, N.A., 901 Main Street, Dallas, TX 75202.

The Term Loan made by the Bank, the respective types and maturities thereof and all repayments of the principal thereof shall be recorded by the Bank and, if the Bank so elects in connection with any transfer or enforcement hereof, appropriate notations to evidence the foregoing information with respect to such Term Loan then outstanding may be endorsed by the Bank on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Agreement.

This note is one of the Notes referred to in, and is delivered pursuant to and subject to all of the terms of, the Term Loan Agreement dated as of January 6, 2012 among the Borrower, ERP Operating Limited Partnership, the banks party thereto, BANK OF AMERICA, N.A., as Administrative Agent, DEUTSCHE BANK AG, NEW YORK BRANCH, as Syndication Agent, WELLS FARGO BANK, NATIONAL ASSOCIATION, ROYAL BANK OF CANADA and U.S. BANK NATIONAL ASSOCIATION, as Documentation Agents, and SUNTRUST BANK, THE BANK OF NOVA SCOTIA AND PNC BANK, NATIONAL ASSOCIATION, as Co-Documentation Agents (as the same may be amended from time to time, the “Agreement”). Terms defined in the Agreement are used herein with the same meanings. Reference is made to the Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof.

This Note shall be construed in accordance with and be governed by the laws of the State of Illinois (without giving effect to the principles thereof relating to conflicts of law).

Exhibit A-1

EQR-ENTERPRISE HOLDINGS, LLC

By:

By:
Name:
Title:

Exhibit A-2

Note (cont’d)

LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Term Loan	Type of Term Loan	Amount of Principal Repaid	Maturity Date	Notation Made By

Exhibit A-3

EXHIBIT B

FORM OF NOTICE OF BORROWING

_____________________ , ______

Bank of America, N.A., as Administrative Agent for the Banks party to the Term Loan Agreement referred to below

Attention:

Ladies and Gentlemen:

Reference is hereby made to that certain Term Loan Agreement dated as of January 6, 2012 (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among EQR-ENTERPRISE HOLDINGS, LLC (the “Borrower”), ERP OPERATING LIMITED PARTNERSHIP, the BANKS party thereto, BANK OF AMERICA, N.A., as Administrative Agent, DEUTSCHE BANK AG, NEW YORK BRANCH, as Syndication Agent, WELLS FARGO BANK, NATIONAL ASSOCIATION, ROYAL BANK OF CANADA and U.S. BANK NATIONAL ASSOCIATION, as Documentation Agents, and SUNTRUST BANK, THE BANK OF NOVA SCOTIA AND PNC BANK, NATIONAL ASSOCIATION, as Co-Documentation Agents.

The Borrower hereby gives you notice, irrevocably, pursuant to Section 2.1 of the Credit Agreement that the Borrower hereby requests a Borrowing under the Credit Agreement and, in that connection, sets forth below the information relating to the Borrowing (the “Proposed Borrowing”) as required pursuant to the terms of the Credit Agreement:

1.	Amount of Term Loans: ____________________

2.	Date of Proposed Borrowing: _____________

3.	Type of Term Loan(check one only): ____________ Base Rate Loan

Euro-Dollar Loan with Euro-Dollar Interest Period of:________ [1, 2, 3 or 6 months (or shorter but not less than 7 days)] ending _________

Proceeds of such Term Loans are to be credited to Bank of America Account # (or wired to such other bank and account as instructed) in the amount of ___________).

Exhibit B-1

The Borrower hereby certifies that the conditions precedent contained in Section 3.2 are satisfied on the date hereof and will be satisfied on the date of the Proposed Borrowing.

By:
Name:
Title:

Exhibit B-2

EXHIBIT C

TRANSFER SUPPLEMENT

TRANSFER SUPPLEMENT (this “Transfer Supplement”) dated as of _________ , 20_____ between (the “Assignor”) and having an address at (the “Purchasing Bank”).

W I T N E S S E T H:

WHEREAS, the Assignor has made loans to EQR-ENTERPRISE HOLDINGS, LLC, a Delaware limited liability company (the “Borrower”), pursuant to the Term Loan Agreement, dated as of January 6, 2012 (as the same may have been amended, supplemented or otherwise modified through the date hereof, the “Agreement”), among the Borrower, ERP Operating Limited Partnership (“ERP”), the banks party thereto, BANK OF AMERICA, N.A., as Administrative Agent, DEUTSCHE BANK AG, NEW YORK BRANCH, as Syndication Agent, WELLS FARGO BANK, NATIONAL ASSOCIATION, ROYAL BANK OF CANADA and U.S. BANK NATIONAL ASSOCIATION, as Documentation Agents, and SUNTRUST BANK, THE BANK OF NOVA SCOTIA AND PNC BANK, NATIONAL ASSOCIATION, as Co-Documentation Agents. All capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Agreement; and

WHEREAS, the Purchasing Bank desires to purchase and assume from the Assignor, and the Assignor desires to sell and assign to the Purchasing Bank, certain rights, title, interest and obligations under the Agreement.

NOW, THEREFORE, IT IS AGREED:

1. In consideration of the amount set forth in the receipt (the “Receipt”) given by Assignor to Purchasing Bank of even date herewith, and transferred by wire to Assignor, the Assignor hereby assigns and sells, without recourse, representation or warranty except as specifically set forth herein, to the Purchasing Bank, and the Purchasing Bank hereby purchases and assumes from the Assignor, a % interest (the “Purchased Interest”) of the Assignor’s rights and obligations under the Agreement as of the Effective Date (as defined below) including, without limitation, such percentage interest of the Assignor in any Term Loans owing to the Assignor, the Commitment, if any, of the Assignor and any other interest of the Assignor under any of the Loan Documents.

2. The Assignor (i) represents and warrants that as of the date hereof [the aggregate outstanding principal amount of its share of the Term Loans owing to it][the amount of its Commitment] (without giving effect to assignments thereof which have not yet become effective) is $_________; (ii) represents and warrants that it is the legal and beneficial owner of the interests being assigned by it hereunder and that such interests are free and clear of any adverse claim; (iii) represents and warrants that it has not received any notice of Default or Event of Default from the Borrower, except as disclosed to Purchasing Bank, (iv) represents and warrants that it has full power and authority to execute and deliver, and perform under, this Transfer

Exhibit C-1

Supplement, and all necessary corporate and/or partnership action has been taken to authorize, and all approvals and consents have been obtained for, the execution, delivery and performance thereof; (v) represents and warrants that this Transfer Supplement constitutes its legal, valid and binding obligation enforceable in accordance with its terms; (vi) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations (or the truthfulness or accuracy thereof) made in or in connection with the Agreement or the other Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Agreement, or the other Loan Documents or any other instrument or document furnished pursuant thereto; and (vii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, ERP, EQR or any Down REIT Guarantor or the performance or observance by the Borrower, ERP, EQR or any Down REIT Guarantor of any of its obligations under the Agreement or the other Loan Documents or any other instrument or document furnished pursuant thereto. Except as a result of a material misrepresentation of those representations specifically set forth in this Paragraph 2, this assignment shall be without recourse to Assignor.

3. The Purchasing Bank (i) confirms that it has received a copy of the Agreement, and the other Loan Documents, together with such financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Transfer Supplement and to become a party to the Agreement, and has not relied on any statements made by Assignor or Kaye Scholer LLP; (ii) agrees that it will, independently and without reliance upon any of the Administrative Agent, the Assignor or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Borrower and ERP and will make its own credit analysis, appraisals and decisions in taking or not taking action under the Agreement, and the other Loan Documents; (iii) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Agreement, and the other Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; (iv) agrees that it will be bound by and perform in accordance with their terms all of the obligations which by the terms of the Agreement are required to be performed by it as a Bank; (v) specifies as its address for notices and lending office, the office set forth beneath its name on the signature page hereof; (vi) confirms that it has full power and authority to execute and deliver, and perform under, this Transfer Supplement, and that all necessary corporate and/or partnership action has been taken to authorize, and all approvals and consents have been obtained for, the execution, delivery and performance thereof; (vii) certifies that this Transfer Supplement constitutes its legal, valid and binding obligation enforceable in accordance with its terms; and (viii) confirms that the interest being assigned hereunder is being acquired by it for its own account, for investment purposes only and not with a view to the public distribution thereof and without any present intention of its resale in either case that would be in violation of applicable securities laws.

4. This Transfer Supplement shall be effective on the date (the “Effective Date”) on which all of the following have occurred (i) it shall have been executed and delivered by the parties hereto, (ii) copies hereof shall have been delivered to the Administrative Agent and the Borrower, (iii) Purchasing Bank shall have received an original Note, if requested by Purchasing Bank and (iv) the Purchasing Bank shall have paid to the Assignor the agreed purchase price as set forth in the Receipt.

Exhibit C-2

5. On and after the Effective Date, (i) the Purchasing Bank shall be a party to the Agreement and, to the extent provided in this Transfer Supplement, have the rights and obligations of a Bank thereunder and be entitled to the benefits and rights of the Banks thereunder and (ii) the Assignor shall, to the extent provided in this Transfer Supplement as to the Purchased Interest, relinquish its rights (except any rights of the Assignor (collectively, the “Retained Rights”) under Sections 2.7(a)(to the extent accruing prior to the Effective Date), 8.3, 8.4 and 9.3 for the period prior to the Effective Date) and be released from its obligations under the Agreement. Any amounts received by the Purchasing Bank in respect of any Retained Rights shall be promptly remitted to the Assignor.

6. From and after the Effective Date, the Assignor shall cause the Administrative Agent to make all payments under the Agreement, and the Notes in respect of the Purchased Interest assigned hereby (including, without limitation, all payments of principal, fees and interest with respect thereto and any amounts accrued but not paid prior to such date) to the Purchasing Bank.

7. This Transfer Supplement may be executed in any number of counterparts which, when taken together, shall be deemed to constitute one and the same instrument.

8. Assignor hereby represents and warrants to Purchasing Bank that it has made all payments demanded to date by Bank of America, N.A. (“BofA”) as Administrative Agent in connection with the Assignor’s Pro Rata Share of the obligation to reimburse the Agent for its expenses and made all Term Loans required. In the event BofA, as Administrative Agent, shall demand reimbursement for fees and expenses from Purchasing Bank for any period prior to the Effective Date, Assignor hereby agrees to promptly pay BofA, as Administrative Agent, such sums directly, subject, however, to Paragraph 12 hereof.

9. Assignor will, at the cost of Assignor, and without expense to Purchasing Bank, do, execute, acknowledge and deliver all and every such further acts, deeds, conveyances, assignments, notices of assignments, transfers and assurances as Purchasing Bank shall, from time to time, reasonably require, for the better assuring, conveying, assigning, transferring and confirming unto Purchasing Bank the property and rights hereby given, granted, bargained, sold, aliened, enfeoffed, conveyed, confirmed, assigned and/or intended now or hereafter so to be, on which Assignor may be or may hereafter become bound to convey or assign to Purchasing Bank, or for carrying out the intention or facilitating the performance of the terms of this Agreement or for filing, registering or recording this Agreement.

10. The parties agree that no broker or finder was instrumental in bringing about this transaction. Each party shall indemnify and defend the other and hold the other free and harmless from and against any damages, costs or expenses (including, but not limited to, reasonable attorneys’ fees and disbursements) suffered by such party arising from claims by any broker or finder that such broker or finder has dealt with said party in connection with this transaction.

Exhibit C-3

11. Subject to the provisions of Paragraph 12 hereof, if, with respect to the Purchased Interest only, Assignor shall on or after the Effective Date receive (a) any cash, note, securities, property, obligations or other consideration in respect of or relating to the Term Loans or the Loan Documents or issued in substitution or replacement of the Term Loans or the Loan Documents, (b) any cash or non-cash consideration in any form whatsoever distributed, paid or issued in any bankruptcy proceeding in connection with the Term Loans or the Loan Documents or (c) any other distribution (whether by means of repayment, redemption, realization of security or otherwise), Assignor shall accept the same as Purchasing Bank’s agent and hold the same on behalf of and for the benefit of Purchasing Bank, and shall deliver the same forthwith to Purchasing Bank in the same form received, with the endorsement (without recourse) of Assignor when necessary or appropriate. If the Assignor shall fail to deliver any funds received by it on the same Business Day of receipt, or such funds are received by Assignor after 4:00 p.m., Eastern Standard Time, then the following Business Day after receipt, said funds shall accrue interest at the federal funds interest rate and in addition to promptly remitting said amount, Assignor shall remit such interest from the date received to the date such amount is remitted to the Purchasing Bank.

12. Assignor and Purchasing Bank each hereby agree to indemnify and hold harmless the other, each of its directors and each of its officers in connection with any claim or cause of action based on any matter or claim based on the acts of either while acting as a Bank under the Agreement. Promptly after receipt by the indemnified party under this Paragraph of notice of the commencement of any action, such indemnified party shall notify the indemnifying party in writing of the commencement thereof. If any such action is brought against any indemnified party and that party notifies the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein, and to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, with counsel satisfactory to such indemnified party, and after receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Paragraph for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof. In no event shall the indemnified party settle or consent to a settlement of such cause of action or claim without the consent of the indemnifying party.

Exhibit C-4

13. THIS TRANSFER SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF ILLINOIS.

Wire Transfer Instructions:

By:
Name:
Title:

By:
Name:
Title:

Receipt and Consent acknowledged this day of , 20 :

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

[IF REQUIRED ADD THE FOLLOWING:]

EQR-ENTERPRISE HOLDINGS, LLC

By:
Name:
Title:

Exhibit C-5

EXHIBIT D

Qualified Unencumbered Properties

Equity Residential
Unencumbered Assets as of 09/30/2011	State
Hammocks Place	FL
Huntington Park	WA
Vista Del Lago	CA
Longwood	GA
Villa Solana	CA
Indian Bend	AZ
Orchard Ridge	WA
Ravens Crest	NJ
Fox Run (WA) Combined	WA
Port Royale Combined	FL
Northampton 1	MD
Northampton 2	MD
Springs Colony	FL
Camellero	AZ
Park West (CA)	CA
Oak Park Combined	CA
Sabal Pointe	FL
Regency Palms	CA
Promenade Terrace	CA
Eagle Canyon	CA
Gatehouse on the Green	FL
Gatehouse at Pine Lake	FL
Dartmouth Woods	CO
Village at Bear Creek	CO
Chestnut Hills	WA
Crown Court	AZ
Hamptons	WA
Panther Ridge	WA
Seventh & James	WA
Stoney Creek	WA
Seeley Lake	WA
Westridge	WA
Wood Creek (CA)	CA
La Mirage I-IV	CA
Heron Pointe	FL
Gates of Redmond	WA
Paces Station	GA
Sycamore Creek	AZ
Cortona at Dana Park	AZ
Little Cottonwoods	AZ
Morningside	AZ
Promontory Pointe I & II	AZ
Sonoran	AZ
Enclave, The	AZ
Heritage, The	AZ
Retreat, The	AZ
Villa Encanto	AZ
Vista Grove	AZ
Acacia Creek	AZ
Ashton, The	CA
Marquessa	CA
Portofino	CA
Deerwood (Corona)	CA
Ocean Walk	FL
Reserve at Ashley Lake	FL
Ridgewood Village Combined	CA
Charles River Park	MA
Emerson Place Combined	MA
Northridge	CA

Equity Residential
Unencumbered Assets as of 09/30/2011	State
Coconut Palm Club	FL
Portside Towers Combined	NJ
Defoor Village	GA
Parkside	CA
Skylark	CA
Southwood	CA
Woodleaf	CA
Lexington Farm	GA
Ocean Crest	CA
Auvers Village	FL
Bermuda Cove	FL
Bishop Park	FL
Chatelaine Park	GA
Chickasaw Crossing	FL
Lexington Park	FL
Mission Bay	FL
Waterford at Deerwood	FL
Waterford at Orange Park	FL
Polos East	FL
Royal Oaks (FL)	FL
Sabal Palm at Lake Buena Vista	FL
Sabal Palm at Metrowest II	FL
Valencia Plantation	FL
Welleby Lake Club	FL
Scarborough Square	MD
Mill Pond	MD
Siena Terrace	CA
Skyview	CA
Greentree Combined	MD
Mariners Wharf Combined	FL
Promenade at Wyndham Lakes	FL
Westside Villas I-VII	CA
Centre Club I&II	CA
Landings at Port Imperial	NJ
Toscana	CA
Northglen	CA
Portofino (Val)	CA
Skycrest	CA
Abington Glen	MA
Bradford Apartments	CT
Briar Knoll Apts	CT
Dean Estates	MA
Four Winds	MA
Fox Hill Apartments	CT
Greenfield Village	CT
High Meadow	CT
Highland Glen	MA
Phillips Park	MA
Rivers Bend (CT)	CT
Summit & Birch Hill	CT
Webster Green	MA
Winchester Park	RI
Winchester Wood	RI
Woodbridge (CT)	CT
Riverview Condominiums	CT
Promenade at Aventura	FL
CenterPointe	OR
St. Andrews at Winston Park	FL
Enclave at Winston Park	FL

Equity Residential
Unencumbered Assets as of 09/30/2011	State
LaSalle Combined	OR
Carlyle Mill	VA
Gatewood	CA
Gables Grand Plaza Combined	FL
Laguna Clara	CA
1660 Peachtree	GA
Savannah at Park Place	GA
Savoy II	CO
Hudson Pointe	NJ
Promenade at Town Center I	CA
Promenade at Town Center I & II	CA
Preserve at Deer Creek	FL
Bay Hill	CA
Cypress Lake at Waterford	FL
Shadow Creek	FL
Hudson Crossing Combined	NJ
Windsor at Fair Lakes	VA
Legacy at Highlands Ranch	CO
71 Broadway Combined	NY
Stoneleigh at Deerfield	GA
Hampshire Place	CA
Centennial Court Combined	WA
City View (GA) Combined	GA
Tortuga Bay	FL
Avenue Royale	FL
Arden Villas	FL
Northlake (MD)	MD
Wimberly at Deerwood	FL
Highlands at South Plainfield	NJ
2400 M St Combined	DC
Kenwood Mews	CA
Gallery, The	CA
420 East 80th Street	NY
Trump Place Combined	NY
Skyline Towers Combined	DC
Lake Buena Vista Combined	FL
Waterside	VA
Waterford Place (CO)	CO
600 Washington Combined	NY
Cove at Boynton Beach Combined	FL
Uwajimaya Village	WA
Bradley Park	WA
Park at Turtle Run, The	FL
Estates at Wellington Green	FL
Playa Pacifica	CA
Kings Colony (FL)	FL
Lincoln Green	CA
Townes at Herndon	VA
Barrington Place	FL
Prime, The	VA
Heritage Ridge	WA
1210 Mass Combined	DC
Enclave at Lake Underhill	FL
New River Cove	FL
Palm Trace Landings	FL
Landings at City Center	FL
Enclave at Waterways	FL
Victor on Venice	CA
Victor on Venice - Retail	CA

Equity Residential
Unencumbered Assets as of 09/30/2011	State
Key Isle I & II	FL
Key Isle at Windermere	FL
Sheridan Ocean Club Combined	FL
Parc 77 Combined	NY
Parc Cameron Combined	NY
Parc Coliseum Combined	NY
Ball Park Lofts Combined	CO
Bella Terra I Combined	WA
Legacy Park Central	CA
Bella Vista I, II, III Combined	CA
Highland Glen II	MA
La Terrazza at Colma Station Combined	CA
Mozaic	CA
Highlands, The	AZ
Oaks at Falls Church	VA
Bella Vista	AZ
West End - Garage	MA
Ellipse at Government Center	VA
Governors Green	MD
Westerly at Worldgate	VA
Winston, The (FL)	FL
West End Apartments	MA
Redmond Ridge	WA
Crowntree Lakes	FL
Kelvin Court	CA
Key Isle at Windermere II	FL
Las Colinas at Black Canyon	AZ
3rd Square-285 3rd Street	MA
3rd Square-303 3rd Street	MA
3rd Square-285 3rd St Retail	MA
3rd Square-303 3rd Street Retail	MA
Veridian Combined	MD
Reserve at Town Center II (WA)	WA
Red Road Combined	FL
Belle Arts Condominium Homes, LLC	WA
Sheridan Lake Club	FL
Sheridan Lake Club (old)	FL
Sage Condominium Homes, LLC	WA
Sage	WA
Cleo, The	CA
Mission Verde, LLC	CA
Crosspointe, LLC	WA
Hamilton Villas	CA
Avon Place, LLC	CT
Sedona Ridge	AZ
1401 Joyce on Pentagon Row	VA
Mosaic at Largo Station	MD
Del Mar Ridge	CA
Vista on Courthouse	VA
River Tower Combined	NY
777 Sixth Combined	NY
Rianna I Combined	WA
Longacre House Combined	NY
425 Mass Combined	DC
Arlington at Perimeter Center, The	GA
Chandlers Bay	WA
Registry	CO
Surprise Lake Village	WA
Versailles (K-Town)	CA

Equity Residential
Unencumbered Assets as of 09/30/2011	State
Renaissance Villas Combined	CA
Vantage Pointe Combined	CA
Skyline Terrace	CA
Residences at Bayview Combined	FL
51 University - Office	WA
Pegasus Combined	CA
1500 Mass Ave Combined	D.C.
Moda Combined	WA
Artisan on Second	CA
Midtown 24 Combined	FL
88 Hillside Combined	CA
70 Greene Combined	NJ
2201 Pershing Drive	VA
Red 160 Combined	WA
Savoy III	CO
500 West 23rd Street	NY
Chinatown Gateway	CA
The Brooklyner Combined	NY
Prospect Towers Combined	NJ
Summerset Village II	CA
Laurel Ridge II	NC
Hunt Club II	NC
Bridford Lakes II	NC
Oakwood Village (FL) II	FL
Cherry Creek IV	TN
Port Royale IV	FL
Rosecliff II	MA
El Portal
Madison	VA
Berkeley Land	CA
Vista Montana - Residential	CA
Market Street Landing	WA
Reserve at Town Center III	WA
443 - 459 Eye Street	DC
The Element
Millikan	CA
170 Amsterdam	NY
Westgate Pasadena Condos	CA
Westgate Pasadena and Green	CA
Gore Meadows	MA
EOP Orange	CA
Saddle Club	CO
Bella Terra II	WA
23rd & Madison	NY
Hudson Crossing II	NY
Port Authority	NY
Springbrook Estates	CA
Butterfield Ranch	CA
Dublin West	CA

EXHIBIT E

GUARANTY OF PAYMENT

(FORM OF DOWN REIT GUARANTY)

GUARANTY OF PAYMENT (this “Guaranty”), made as of             , 20            , between             , a             , having an address at Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606 (“Guarantor”), and BANK OF AMERICA, N.A., having an office at 231 South LaSalle Street, Chicago, Illinois 60697, as administrative agent (“Administrative Agent”) for the banks (the “Banks”) party to the Term Loan Agreement (as the same may be amended, modified, supplemented or restated, the “Agreement”), dated as of January 6, 2012, among EQR-ENTERPRISE HOLDINGS, LLC (“Borrower”), ERP OPERATING LIMITED PARTNERSHIP (“ERP”), the Banks, Administrative Agent, DEUTSCHE BANK AG, NEW YORK BRANCH, as Syndication Agent, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and DEUTSCHE BANK SECURITIES INC., as Joint Lead Arrangers and Joint Book Runners, WELLS FARGO BANK, NATIONAL ASSOCIATION, ROYAL BANK OF CANADA and U.S. BANK NATIONAL ASSOCIATION, as Documentation Agents and SUNTRUST BANK, THE BANK OF NOVA SCOTIA and PNC BANK, NATIONAL ASSOCIATION, as Co-Documentation Agents.

W I T N E S S E T H:

WHEREAS, subject to the terms and conditions of the Agreement, each of the Banks has agreed to make a term loan (hereinafter collectively referred to as the “Term Loan”) to Borrower in an aggregate principal amount not to exceed $500,000,000;

WHEREAS, capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Agreement;

WHEREAS, Guarantor is a [limited liability company][corporation][limited partnership] which, except for certain preference [interests][units], is wholly-owned (directly and indirectly) by ERP, the direct or indirect parent of Borrower; and

WHEREAS, in order further to induce the Administrative Agent and the Banks to enter into the Agreement and the other Loan Documents, Guarantor has agreed to enter into this Guaranty;

NOW, THEREFORE, in consideration of the premises and the benefits to be derived from the making of the Term Loan under the Agreement by the Banks to Borrower, and in order to induce the Administrative Agent and the

Banks to enter into the Agreement and the other Loan Documents, Guarantor hereby agrees as follows:

1. Guarantor, on behalf of itself and its successors and assigns, hereby irrevocably, absolutely and unconditionally guarantees the full and punctual payment when due, whether at stated maturity or otherwise, of all Obligations of Borrower now or hereafter existing under the Agreement and the other Loan Documents for principal and/or interest as well as any and all other amounts due thereunder, including, without limitation, all indemnity obligations of Borrower thereunder, and any and all reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by the Administrative Agent or the Banks in enforcing its or their rights under this Guaranty (all of the foregoing obligations being the “Guaranteed Obligations”).

2. It is agreed that the Guaranteed Obligations are primary and this Guaranty shall be enforceable against Guarantor and its successors and assigns without the necessity for any suit or proceeding of any kind or nature whatsoever brought by the Administrative Agent or any Bank against Borrower or its respective successors or assigns or any other Person or against any security for the payment and performance of the Guaranteed Obligations and without the necessity of any notice of non-payment or non-observance or of any notice of acceptance of this Guaranty or of any notice or demand to which Guarantor might otherwise be entitled (including, without limitation, diligence, presentment, notice of the incurrence of any Guaranteed Obligations, maturity, extension of time, change in nature or form of the Guaranteed Obligations, acceptance of further security, release of further security, imposition or agreement arrived at as to the amount of or the terms of the Guaranteed Obligations, notice of adverse change in Borrower’s or any guarantor’s financial condition and any other fact which might materially increase the risk to Guarantor), all of which Guarantor hereby expressly waives; and Guarantor hereby expressly agrees that the validity of this Guaranty and the obligations of Guarantor hereunder shall in no way be terminated, affected, diminished, modified or impaired by reason of the assertion of or the failure to assert by the Administrative Agent or any Bank against Borrower or its respective successors or assigns, any of the rights or remedies reserved to the Administrative Agent and the Banks pursuant to the provisions of the Loan Documents. Guarantor agrees that any notice or directive given at any time to the Administrative Agent which is inconsistent with the waiver in the immediately preceding sentence shall be void and may be ignored by the Administrative Agent and the Banks, and, in addition, may not be pleaded or introduced as evidence in any litigation relating to this Guaranty for the reason that such pleading or introduction would be at variance with the written terms of this Guaranty, unless the Administrative Agent and the Banks have specifically agreed otherwise in a writing, signed by a duly authorized officer. Guarantor specifically acknowledges and agrees that the foregoing waivers are of the essence of this transaction and that, but for this Guaranty and such waivers, the Administrative Agent and the Banks would decline to execute the Loan Documents.

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3. Guarantor waives, and covenants and agrees that it will not at any time insist upon, plead or in any manner whatsoever claim or take the benefit or advantage of, any and all appraisal, valuation, stay, extension, marshalling-of-assets or redemption laws, or right of homestead or exemption, whether now or at any time hereafter in force, which may delay, prevent or otherwise affect the performance by Guarantor of its obligations under, or the enforcement by the Administrative Agent of, this Guaranty. Guarantor further covenants and agrees not to set up or claim any defense, counterclaim, offset, set-off or other objection of any kind to any action, suit or proceeding at law, in equity or otherwise, or to any demand or claim that may be instituted or made by the Administrative Agent other than the defense of the actual timely payment and performance by Borrower of the Guaranteed Obligations; provided, however, that the foregoing shall not be deemed a waiver of Guarantor’s right to assert any compulsory counterclaim, if such counterclaim is compelled under local law or rule of procedure, nor shall the foregoing be deemed a waiver of Guarantor’s right to assert any claim which would constitute a defense, setoff, counterclaim or crossclaim of any nature whatsoever against Administrative Agent or any Bank in any separate action or proceeding. Guarantor represents, warrants and agrees that, as of the date hereof, its obligations under this Guaranty are not subject to any counterclaims, offsets or defenses against the Administrative Agent or any Bank of any kind.

4. The provisions of this Guaranty are for the benefit of the Administrative Agent and the Banks and their respective successors and permitted assigns, and nothing herein contained shall impair as between Borrower or Guarantor and the Administrative Agent and the Banks the obligations of Borrower and Guarantor under the Loan Documents.

5. This Guaranty shall be a continuing, irrevocable, unconditional and absolute guaranty and the liability of Guarantor hereunder shall in no way be terminated, affected, modified, impaired or diminished by reason of the happening, from time to time, of any of the following, none of which shall require notice or the further consent of Guarantor:

(a) any assignment, amendment, modification or waiver of or change in any of the terms, covenants, conditions or provisions of any of the Guaranteed Obligations or the Loan Documents or the invalidity or unenforceability of any of the foregoing; or

(b) any extension of time that may be granted by the Administrative Agent or any Bank to Borrower, any guarantor, or their respective successors or assigns, heirs, executors, administrators or personal representatives; or

(c) any action which the Administrative Agent or any Bank may take or fail to take under or in respect of any of the Loan Documents or by reason of any waiver of, or failure to enforce, any of the rights, remedies, powers or privileges available to the Administrative Agent and

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the Banks under this Guaranty or available to the Administrative Agent and the Banks at law, in equity or otherwise, or any action on the part of the Administrative Agent or any Bank granting indulgence or extension in any form whatsoever; or

(d) any sale, exchange, release, or other disposition of any property pledged, mortgaged or conveyed, or any property in which the Administrative Agent and/or the Banks have been granted a lien or security interest to secure any indebtedness of Borrower to the Administrative Agent and/or the Banks or any impairment of or failure to perfect any security interest therein; or

(e) any release of any person or entity who may be liable in any manner for the payment and collection of any amounts owed by Borrower to the Administrative Agent and/or the Banks; or

(f) the application of any sums by whomsoever paid or however realized to any amounts owing by Borrower to the Administrative Agent and/or the Banks under the Loan Documents in such manner as the Administrative Agent shall determine in its sole discretion; or

(g) Borrower’s or any guarantor’s voluntary or involuntary liquidation, dissolution, sale of all or substantially all of their respective assets and liabilities, appointment of a trustee, receiver, liquidator, sequestrator or conservator for all or any part of Borrower’s or any guarantor’s assets, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment, or the commencement of other similar proceedings affecting Borrower or any guarantor or any of the assets of any of them, including, without limitation, (i) the release or discharge of Borrower or any guarantor from the payment and performance of their respective obligations under any of the Loan Documents by operation of law, or (ii) the impairment, limitation or modification of the liability of Borrower or any guarantor in bankruptcy, or of any remedy for the enforcement of the Guaranteed Obligations under any of the Loan Documents, or Guarantor’s liability under this Guaranty, resulting from the operation of any present or future provisions of the Bankruptcy Code or other present or future federal, state or applicable statute or law or from the decision in any court; or

(h) any improper disposition by Borrower of the proceeds of the Term Loan, it being acknowledged by Guarantor that the Administrative Agent or any Bank shall be entitled to honor any request made by Borrower for a disbursement of such proceeds and that neither the Administrative Agent nor any Bank shall have any obligation to see to the proper disposition by Borrower of such proceeds.

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6. Guarantor agrees that if at any time all or any part of any payment in respect of the Guaranteed Obligations at any time received by the Administrative Agent or any Bank by or on behalf of Borrower or Guarantor or any other Person is or must be rescinded or returned by the Administrative Agent or any Bank for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of Borrower or Guarantor or such other Person), then Guarantor’s obligations hereunder shall, to the extent of the payment rescinded or returned, be deemed to have continued in existence notwithstanding such previous receipt by such party, and Guarantor’s obligations hereunder shall continue to be effective or be reinstated, as the case may be, as to such payment, as though such previous payment had never been made.

7. Until this Guaranty is terminated pursuant to the terms hereof, Guarantor (i) shall have no right of subrogation against Borrower, any entity comprising same or any other guarantor by reason of any payments or acts of performance by Guarantor in compliance with the obligations of Guarantor hereunder, (ii) waives any right to enforce any remedy which Guarantor now or hereafter shall have against Borrower, any entity comprising same by reason of any one or more payments or acts of performance in compliance with the obligations of Guarantor hereunder and (iii) from and after an Event of Default, subordinates any liability or indebtedness of Borrower, any entity comprising same or any other guarantor now or hereafter held by Guarantor or any affiliate of Guarantor to the obligations of Borrower, such other entity comprising same or such other guarantor under the Loan Documents.

8. Guarantor represents and warrants to the Administrative Agent and the Banks with the knowledge that the Administrative Agent and the Banks are relying upon the same, as follows:

(a) as of the date hereof, Guarantor is a [limited liability company][corporation][limited partnership] which, except for certain preference [interests][units], is wholly-owned (directly and indirectly) by ERP, the direct or indirect parent of Borrower;

(b) based upon such relationship, Guarantor has determined that it is in its best interests to enter into this Guaranty;

(c) this Guaranty is necessary and convenient to the conduct, promotion and attainment of Guarantor’s business, and is in furtherance of Guarantor’s business purposes;

(d) the benefits to be derived by Guarantor from Borrower’s access to the proceeds of the Term Loan are at least equal to the obligations undertaken pursuant to this Guaranty;

(e) Guarantor is solvent and has full power and legal right to enter into this Guaranty and to perform its obligations under the terms

5

hereof and (i) Guarantor is organized and validly existing under the laws of the State of [            ], (ii) Guarantor has complied with all provisions of applicable law in connection with all aspects of this Guaranty, and (iii) the person executing this Guaranty has all the requisite power and authority to execute and deliver this Guaranty;

(f) to the best of Guarantor’s knowledge, there is no action, suit, proceeding, or investigation pending or threatened against or affecting Guarantor at law, in equity, in admiralty or before any arbitrator or any governmental department, commission, board, bureau, agency or instrumentality (domestic or foreign) which is likely to materially and adversely affect the property, assets or condition (financial or otherwise) of Guarantor or which is likely to materially and adversely impair the ability of Guarantor to perform its obligations under this Guaranty;

(g) the execution and delivery of and the performance by Guarantor of its obligations under this Guaranty have been duly authorized by all necessary action on the part of Guarantor and do not (i) violate any provision of any law, rule, regulation (including, without limitation, Regulation U or X of the Federal Reserve Board of the United States), order, writ, judgment, decree, determination or award presently in effect having applicability to Guarantor or the organizational documents of Guarantor, the consequences of which violation would materially and adversely affect the property, assets or condition (financial or otherwise) of Guarantor or which is likely to materially and adversely impair the ability of Guarantor to perform its obligations under this Guaranty or (ii) violate or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any indenture, agreement or other instrument to which Guarantor is a party, or by which Guarantor or any of its property is bound, the consequences of which violation, conflict, breach or default would materially and adversely affect the property, assets or condition (financial or otherwise) of Guarantor or which is likely to materially and adversely impair the ability of Guarantor to perform its obligations under this Guaranty;

(h) this Guaranty has been duly executed by Guarantor and constitutes the legal, valid and binding obligation of Guarantor, enforceable against it in accordance with its terms except as enforceability may be limited by applicable insolvency, bankruptcy or other laws affecting creditors’ rights generally or general principles of equity, whether such enforceability is considered in a proceeding in equity or at law;

(i) no authorization, consent, approval, license or formal exemption from, nor any filing, declaration or registration with, any Federal, state, local or foreign court, governmental agency or regulatory authority is required in connection with the making and performance by Guarantor of this Guaranty, except those which have already been obtained;

6

(j) Guarantor is not an “investment company” as that term is defined in, nor is it otherwise subject to regulation under, the Investment Company Act of 1940, as amended; and

(k) Guarantor is not engaged principally, or as one of its important activities, in the business of purchasing, carrying, or extending credit for the purpose of purchasing or carrying any margin stock (within the meaning of Regulation U of the Federal Reserve Board of the United States).

9. Guarantor and the Administrative Agent each acknowledge and agree that this Guaranty is a guarantee of payment and performance and not of collection and enforcement in respect of any obligations which may accrue to the Administrative Agent and/or the Banks from Borrower under the provisions of any Loan Document.

10. Subject to the terms and conditions of the Agreement, and in conjunction therewith, the Administrative Agent may assign any or all of its rights under this Guaranty. In the event of any such assignment by the Administrative Agent, the Administrative Agent shall give Guarantor (or Borrower on its behalf) prompt notice of same. If the Administrative Agent or any Bank elects to sell all of its portion of the Term Loan or participations in the Term Loan and the Loan Documents, including this Guaranty, the Administrative Agent or any Bank may forward to each purchaser and prospective purchaser all documents and information relating to this Guaranty or to Guarantor, whether furnished by Borrower or Guarantor or otherwise, subject to the terms and conditions of the Agreement.

11. Guarantor agrees, upon the written request of the Administrative Agent, to execute and deliver to the Administrative Agent, from time to time, any modification or amendment hereto or any additional instruments or documents reasonably considered necessary by the Administrative Agent or its counsel to cause this Guaranty to be, become or remain valid and effective in accordance with its terms, provided, that any such modification, amendment, additional instrument or document shall not increase Guarantor’s obligations or diminish its rights hereunder and shall be reasonably satisfactory as to form to Guarantor and to Guarantor’s counsel.

12. The representations and warranties of Guarantor set forth in this Guaranty shall survive until this Guaranty shall terminate in accordance with the terms hereof.

13. This Guaranty contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements

7

relating to such subject matter and may not be modified, amended, supplemented or discharged except by a written agreement signed by Guarantor and the Administrative Agent (acting with the requisite consent of the Banks as provided in the Agreement).

14. If all or any portion of any provision contained in this Guaranty shall be determined to be invalid, illegal or unenforceable in any respect for any reason, such provision or portion thereof shall be deemed stricken and severed from this Guaranty and the remaining provisions and portions thereof shall continue in full force and effect.

15. This Guaranty may be executed in counterparts which together shall constitute the same instrument.

16. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, facsimile transmission followed by telephonic confirmation or similar writing) and shall be addressed to such party at the address set forth below or to such other address as may be identified by any party in a written notice to the others:

If to Guarantor:	c/o Equity Residential Two North Riverside Plaza Suite 400 Chicago, Illinois 60606 Attn: Chief Financial Officer
With Copies of Notices to Guarantor to:

Equity Residential

Two North Riverside Plaza

Suite 400

Chicago, Illinois 60606

Attn: General Counsel

and

DLA Piper LLP (US)

203 North LaSalle Street

Suite 1900

Chicago, Illinois 60601

Attn: James M. Phipps, Esq.

If to the Administrative Agent:	Bank of America, N.A. Structured Debt Group Mail Code 231 South LaSalle Street Chicago, IL 60697 Attn:

8

With Copies of Notices to the Administrative Agent to:	Kaye Scholer LLP 425 Park Avenue New York, New York 10022 Attn: Edmond Gabbay, Esq.

Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when such facsimile is transmitted to the facsimile number specified in this Section and the appropriate facsimile confirmation is received, (ii) if given by certified or registered mail, return receipt requested, with first class postage prepaid, addressed as aforesaid, upon receipt or refusal to accept delivery, (iii) if given by a nationally recognized overnight carrier, 24 hours after such communication is deposited with such carrier with postage prepaid for next day delivery, or (iv) if given by any other means, when delivered at the address specified in this Section.

17. Any acknowledgment or new promise, whether by payment of principal or interest or otherwise by Borrower or Guarantor, with respect to the Guaranteed Obligations shall, if the statute of limitations in favor of Guarantor against the Administrative Agent and the Banks shall have commenced to run, toll the running of such statute of limitations, and if the period of such statute of limitations shall have expired, prevent the operation of such statute of limitations.

18. This Guaranty shall be binding upon Guarantor and its successors and assigns and shall inure to the benefit of the Administrative Agent and the Banks and their respective successors and permitted assigns; provided, however, that Guarantor may not assign or transfer any of its rights or obligations hereunder without the prior written consent of all of the Banks, and any such attempted assignment or transfer without such consent shall be null and void.

19. The failure of the Administrative Agent to enforce any right or remedy hereunder, or promptly to enforce any such right or remedy, shall not constitute a waiver thereof, nor give rise to any estoppel against the Administrative Agent or any Bank, nor excuse Guarantor from its obligations hereunder. Any waiver of any such right or remedy to be enforceable against the Administrative Agent and the Banks must be expressly set forth in a writing signed by the Administrative Agent (acting with the requisite consent of the Banks as provided in the Agreement).

20. (a) THIS GUARANTY AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF ILLINOIS (WITHOUT GIVING EFFECT TO THE PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW).

9

(b) Any legal action or proceeding with respect to this Guaranty and any action for enforcement of any judgment in respect thereof may be brought in the courts of the State of Illinois or of the United States of America for the Northern District of Illinois, and, by execution and delivery of this Guaranty, Guarantor hereby accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and appellate courts from any thereof. Guarantor irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to Guarantor at its address for notices set forth herein. Guarantor hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Guaranty brought in the courts referred to above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of the Administrative Agent to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against Guarantor in any other jurisdiction.

(c) GUARANTOR HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY AND ALL CLAIMS OR CAUSES OF ACTION BASED UPON OR ARISING OUT OF THIS GUARANTY. IT IS HEREBY ACKNOWLEDGED BY GUARANTOR THAT THE WAIVER OF A JURY TRIAL IS A MATERIAL INDUCEMENT FOR THE ADMINISTRATIVE AGENT AND THE BANKS TO ACCEPT THIS GUARANTY AND THAT THE TERM LOAN MADE BY THE BANKS IS MADE IN RELIANCE UPON SUCH WAIVER. GUARANTOR FURTHER WARRANTS AND REPRESENTS THAT SUCH WAIVER HAS BEEN KNOWINGLY AND VOLUNTARILY MADE, FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS GUARANTY MAY BE FILED BY THE ADMINISTRATIVE AGENT IN COURT AS A WRITTEN CONSENT TO A NON-JURY TRIAL.

(d) Guarantor does hereby further covenant and agree to and with the Administrative Agent and the Banks that Guarantor may be joined in any action against Borrower in connection with the Loan Documents and that recovery may be had against Guarantor in such action or in any independent action against Guarantor (with respect to the Guaranteed Obligations), without the Administrative Agent and the Banks first pursuing or exhausting any remedy or claim against Borrower or its successors or assigns. Guarantor also agrees that, in an action brought

10

with respect to the Guaranteed Obligations in any jurisdiction, it shall be conclusively bound by the judgment in any such action by the Administrative Agent (wherever brought) against Borrower or its successors or assigns, as if Guarantor were a party to such action, even though Guarantor was not joined as a party in such action.

(e) Guarantor agrees to pay all reasonable expenses (including, without limitation, attorneys’ fees and disbursements) which may be incurred by the Administrative Agent or the Banks in connection with the enforcement of their rights under this Guaranty, whether or not suit is initiated.

21. Notwithstanding anything to the contrary contained herein (but subject to Section 6 hereof), this Guaranty shall terminate and be of no further force or effect upon the full performance and payment of the Guaranteed Obligations hereunder. Upon termination of this Guaranty in accordance with the terms of this Guaranty, the Administrative Agent promptly shall deliver to Guarantor such documents as Guarantor or Guarantor’s counsel reasonably may request in order to evidence such termination.

22. All of the Administrative Agent’s and the Banks’ rights and remedies under each of the Loan Documents or under this Guaranty are intended to be distinct, separate and cumulative and no such right or remedy therein or herein mentioned is intended to be in exclusion of or a waiver of any other right or remedy available to the Administrative Agent or any Bank.

23. Notwithstanding anything contained herein to the contrary, in no event shall the Guaranteed Obligations equal or exceed such an amount that, as of the date hereof, would render, or would be deemed to render, Guarantor insolvent.

24. No claim may be made by Guarantor or any other Person acting by or through Guarantor against the Administrative Agent or any Bank or the affiliates, directors, officers, employees, attorneys or agent of any of them for any consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Guaranty or by the other Loan Documents, or any act, omission or event occurring in connection therewith; and Guarantor hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Guaranty as of the date and year first above written.

GUARANTOR: [INSERT SIGNATURE BLOCK]

By:
Name: Title:

ACCEPTED: BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT

By:
Name: Title:

ACKNOWLEDGMENT FOR GUARANTOR

STATE OF ILLINOIS )

                                       ) ss.

COUNTY OF COOK  )

On             , 20__, before me personally came             , to me known to be the person who executed the foregoing instrument, and who, being duly sworn by me, did depose and say that [s]he is the              of             , and that [s]he executed the foregoing instrument in the organization’s name, and that [s]he had authority to sign the same, and [s]he acknowledged to me that [s]he executed the same as the act and deed of said organization for the uses and purposes therein mentioned.

[Seal]

Notary Public

EXHIBIT F

GUARANTY OF PAYMENT

(FORM OF QUALIFYING GUARANTY)

GUARANTY OF PAYMENT (this “Guaranty”), made as of             , 20            , between             , a             , having an address at Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606 (“Guarantor”), and BANK OF AMERICA, N.A., having an office at 231 South LaSalle Street, Chicago, Illinois 60697, as administrative agent (“Administrative Agent”) for the banks (the “Banks”) party to the Term Loan Agreement (as the same may be amended, modified, supplemented or restated, the “Agreement”), dated as January 6, 2012, among EQR-ENTERPRISE HOLDINGS, LLC (“Borrower”), ERP OPERATING LIMITED PARTNERSHIP (“ERP”), the Banks, Administrative Agent, DEUTSCHE BANK AG, NEW YORK BRANCH, as Syndication Agent, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and DEUTSCHE BANK SECURITIES INC., as Joint Lead Arrangers and Joint Book Runners, WELLS FARGO BANK, NATIONAL ASSOCIATION, ROYAL BANK OF CANADA and U.S. BANK NATIONAL ASSOCIATION, as Documentation Agents and SUNTRUST BANK, THE BANK OF NOVA SCOTIA and PNC BANK, NATIONAL ASSOCIATION, as Co-Documentation Agents.

W I T N E S S E T H:

WHEREAS, subject to the terms and conditions of the Agreement, each of the Banks has agreed to make a term loan (hereinafter collectively referred to as the “Term Loan”) to Borrower in an aggregate principal amount not to exceed $500,000,000;

WHEREAS, capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Agreement;

WHEREAS, Guarantor is [limited partnership][limited liability company][business entity duly organized under the laws of its jurisdiction of formation], the sole [general partner][managing member] of which is ERP, or a Wholly-Owned Domestic Subsidiary; and

WHEREAS, in order further to induce the Administrative Agent and the Banks to enter into the Agreement and the other Loan Documents, Guarantor has agreed to enter into this Guaranty;

NOW, THEREFORE, in consideration of the premises and the benefits to be derived from the making of the Term Loan under the Agreement by the Banks to Borrower, and in order to induce the Administrative Agent and the

Banks to enter into the Agreement and the other Loan Documents, Guarantor hereby agrees as follows:

1. Guarantor, on behalf of itself and its successors and assigns, hereby irrevocably, absolutely and unconditionally guarantees the full and punctual payment when due, whether at stated maturity or otherwise, of all Obligations of Borrower now or hereafter existing under the Agreement and the other Loan Documents, for principal and/or interest as well as any and all other amounts due thereunder, including, without limitation, all indemnity obligations of Borrower thereunder, and any and all reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by the Administrative Agent or the Banks in enforcing its or their rights under this Guaranty (all of the foregoing obligations being the “Guaranteed Obligations”); provided, however, in no event shall Guarantor’s obligations hereunder in respect of the Guaranteed Obligations exceed Guarantor’s Maximum Guaranty Amount.

2. It is agreed that the Guaranteed Obligations are primary and this Guaranty shall be enforceable against Guarantor and its successors and assigns without the necessity for any suit or proceeding of any kind or nature whatsoever brought by the Administrative Agent or any Bank against Borrower or its respective successors or assigns or any other Person or against any security for the payment and performance of the Guaranteed Obligations and without the necessity of any notice of non-payment or non-observance or of any notice of acceptance of this Guaranty or of any notice or demand to which Guarantor might otherwise be entitled (including, without limitation, diligence, presentment, notice of the incurrence of any Guaranteed Obligations, maturity, extension of time, change in nature or form of the Guaranteed Obligations, acceptance of further security, release of further security, imposition or agreement arrived at as to the amount of or the terms of the Guaranteed Obligations, notice of adverse change in Borrower’s or any guarantor’s financial condition and any other fact which might materially increase the risk to Guarantor), all of which Guarantor hereby expressly waives; and Guarantor hereby expressly agrees that the validity of this Guaranty and the obligations of Guarantor hereunder shall in no way be terminated, affected, diminished, modified or impaired by reason of the assertion of or the failure to assert by the Administrative Agent or any Bank against Borrower or its respective successors or assigns, any of the rights or remedies reserved to the Administrative Agent and the Banks pursuant to the provisions of the Loan Documents. Guarantor agrees that any notice or directive given at any time to the Administrative Agent which is inconsistent with the waiver in the immediately preceding sentence shall be void and may be ignored by the Administrative Agent and the Banks, and, in addition, may not be pleaded or introduced as evidence in any litigation relating to this Guaranty for the reason that such pleading or introduction would be at variance with the written terms of this Guaranty, unless the Administrative Agent and the Banks have specifically agreed otherwise in a writing, signed by a duly authorized officer. Guarantor specifically acknowledges and agrees that the foregoing waivers are of the essence of this transaction and that, but for this Guaranty and such waivers, the Administrative Agent and the Banks would decline to execute the Loan Documents.

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3. Guarantor waives, and covenants and agrees that it will not at any time insist upon, plead or in any manner whatsoever claim or take the benefit or advantage of, any and all appraisal, valuation, stay, extension, marshalling-of-assets or redemption laws, or right of homestead or exemption, whether now or at any time hereafter in force, which may delay, prevent or otherwise affect the performance by Guarantor of its obligations under, or the enforcement by the Administrative Agent of, this Guaranty. Guarantor further covenants and agrees not to set up or claim any defense, counterclaim, offset, set-off or other objection of any kind to any action, suit or proceeding at law, in equity or otherwise, or to any demand or claim that may be instituted or made by the Administrative Agent other than the defense of the actual timely payment and performance by Borrower of the Guaranteed Obligations; provided, however, that the foregoing shall not be deemed a waiver of Guarantor’s right to assert any compulsory counterclaim, if such counterclaim is compelled under local law or rule of procedure, nor shall the foregoing be deemed a waiver of Guarantor’s right to assert any claim which would constitute a defense, setoff, counterclaim or crossclaim of any nature whatsoever against Administrative Agent or any Bank in any separate action or proceeding. Guarantor represents, warrants and agrees that, as of the date hereof, its obligations under this Guaranty are not subject to any counterclaims, offsets or defenses against the Administrative Agent or any Bank of any kind.

4. The provisions of this Guaranty are for the benefit of the Administrative Agent and the Banks and their respective successors and permitted assigns, and nothing herein contained shall impair as between Borrower or Guarantor and the Administrative Agent and the Banks the obligations of Borrower and Guarantor under the Loan Documents.

5. This Guaranty shall be a continuing, irrevocable, unconditional and absolute guaranty and the liability of Guarantor hereunder shall in no way be terminated, affected, modified, impaired or diminished by reason of the happening, from time to time, of any of the following, none of which shall require notice or the further consent of Guarantor:

(a) any assignment, amendment, modification or waiver of or change in any of the terms, covenants, conditions or provisions of any of the Guaranteed Obligations or the Loan Documents or the invalidity or unenforceability of any of the foregoing; or

(b) any extension of time that may be granted by the Administrative Agent or any Bank to Borrower, any guarantor, or their respective successors or assigns, heirs, executors, administrators or personal representatives; or

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(c) any action which the Administrative Agent or any Bank may take or fail to take under or in respect of any of the Loan Documents or by reason of any waiver of, or failure to enforce, any of the rights, remedies, powers or privileges available to the Administrative Agent and the Banks under this Guaranty or available to the Administrative Agent and the Banks at law, in equity or otherwise, or any action on the part of the Administrative Agent or any Bank granting indulgence or extension in any form whatsoever; or

(d) any sale, exchange, release, or other disposition of any property pledged, mortgaged or conveyed, or any property in which the Administrative Agent and/or the Banks have been granted a lien or security interest to secure any indebtedness of Borrower to the Administrative Agent and/or the Banks or any impairment of or failure to perfect any security interest therein; or

(e) any release of any person or entity who may be liable in any manner for the payment and collection of any amounts owed by Borrower to the Administrative Agent and/or the Banks; or

(f) the application of any sums by whomsoever paid or however realized to any amounts owing by Borrower to the Administrative Agent and/or the Banks under the Loan Documents in such manner as the Administrative Agent shall determine in its sole discretion; or

(g) Borrower’s or any guarantor’s voluntary or involuntary liquidation, dissolution, sale of all or substantially all of their respective assets and liabilities, appointment of a trustee, receiver, liquidator, sequestrator or conservator for all or any part of Borrower’s or any guarantor’s assets, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment, or the commencement of other similar proceedings affecting Borrower or any guarantor or any of the assets of any of them, including, without limitation, (i) the release or discharge of Borrower or any guarantor from the payment and performance of their respective obligations under any of the Loan Documents by operation of law, or (ii) the impairment, limitation or modification of the liability of Borrower or any guarantor in bankruptcy, or of any remedy for the enforcement of the Guaranteed Obligations under any of the Loan Documents, or Guarantor’s liability under this Guaranty, resulting from the operation of any present or future provisions of the Bankruptcy Code or other present or future federal, state or applicable statute or law or from the decision in any court; or

(h) any improper disposition by Borrower of the proceeds of the Term Loan, it being acknowledged by Guarantor that the Administrative Agent or any Bank shall be entitled to honor any request made by Borrower for a disbursement of such proceeds and that neither the Administrative Agent nor any Bank shall have any obligation to see to the proper disposition by Borrower of such proceeds.

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6. Guarantor agrees that if at any time all or any part of any payment in respect of the Guaranteed Obligations at any time received by the Administrative Agent or any Bank by or on behalf of Borrower or Guarantor or any other Person is or must be rescinded or returned by the Administrative Agent or any Bank for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of Borrower or Guarantor or such other Person), then Guarantor’s obligations hereunder shall, to the extent of the payment rescinded or returned, be deemed to have continued in existence notwithstanding such previous receipt by such party, and Guarantor’s obligations hereunder shall continue to be effective or be reinstated, as the case may be, as to such payment, as though such previous payment had never been made.

7. Until this Guaranty is terminated pursuant to the terms hereof, Guarantor (i) shall have no right of subrogation against Borrower, any entity comprising same or any other guarantor by reason of any payments or acts of performance by Guarantor in compliance with the obligations of Guarantor hereunder, (ii) waives any right to enforce any remedy which Guarantor now or hereafter shall have against Borrower, any entity comprising same by reason of any one or more payments or acts of performance in compliance with the obligations of Guarantor hereunder and (iii) from and after an Event of Default, subordinates any liability or indebtedness of Borrower, any entity comprising same or any other guarantor now or hereafter held by Guarantor or any affiliate of Guarantor to the obligations of Borrower, such other entity comprising same or such other guarantor under the Loan Documents.

8. Guarantor represents and warrants to the Administrative Agent and the Banks with the knowledge that the Administrative Agent and the Banks are relying upon the same, as follows:

(a) as of the date hereof, Guarantor is [limited partnership][limited liability company][business entity duly organized under the laws of its jurisdiction of formation], the sole [general partner][managing member] of which is ERP or a Wholly-Owned Domestic Subsidiary;

(b) based upon such relationship, Guarantor has determined that it is in its best interests to enter into this Guaranty;

(c) this Guaranty is necessary and convenient to the conduct, promotion and attainment of Guarantor’s business, and is in furtherance of Guarantor’s business purposes;

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(d) the benefits to be derived by Guarantor from Borrower’s access to the proceeds of the Term Loan are at least equal to the obligations undertaken pursuant to this Guaranty;

(e) Guarantor is solvent and has full power and legal right to enter into this Guaranty and to perform its obligations under the terms hereof and (i) Guarantor is organized and a validly existing juridical entity under the laws of its jurisdiction of formation, (ii) Guarantor has complied with all provisions of applicable law in connection with all aspects of this Guaranty, and (iii) the person executing this Guaranty has all the requisite power and authority to execute and deliver this Guaranty;

(f) to the best of Guarantor’s knowledge, there is no action, suit, proceeding, or investigation pending or threatened against or affecting Guarantor at law, in equity, in admiralty or before any arbitrator or any governmental department, commission, board, bureau, agency or instrumentality (domestic or foreign) which is likely to materially and adversely affect the property, assets or condition (financial or otherwise) of Guarantor or which is likely to materially and adversely impair the ability of Guarantor to perform its obligations under this Guaranty;

(g) the execution and delivery of and the performance by Guarantor of its obligations under this Guaranty have been duly authorized by all necessary action on the part of Guarantor and do not (i) violate any provision of any law, rule, regulation (including, without limitation, Regulation U or X of the Federal Reserve Board of the United States), order, writ, judgment, decree, determination or award presently in effect having applicability to Guarantor or the organizational documents of Guarantor, the consequences of which violation would materially and adversely affect the property, assets or condition (financial or otherwise) of Guarantor or which is likely to materially and adversely impair the ability of Guarantor to perform its obligations under this Guaranty or (ii) violate or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any indenture, agreement or other instrument to which Guarantor is a party, or by which Guarantor or any of its property is bound, the consequences of which violation, conflict, breach or default would materially and adversely affect the property, assets or condition (financial or otherwise) of Guarantor or which is likely to materially and adversely impair the ability of Guarantor to perform its obligations under this Guaranty;

(h) this Guaranty has been duly executed by Guarantor and constitutes the legal, valid and binding obligation of Guarantor, enforceable against it in accordance with its terms except as enforceability may be limited by applicable insolvency, bankruptcy or other laws affecting creditors’ rights generally or general principles of equity,whether such enforceability is considered in a proceeding in equity or at law;

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(i) no authorization, consent, approval, license or formal exemption from, nor any filing, declaration or registration with, any Federal, state, local or foreign court, governmental agency or regulatory authority is required in connection with the making and performance by Guarantor of this Guaranty, except those which have already been obtained;

(j) Guarantor is not an “investment company” as that term is defined in, nor is it otherwise subject to regulation under, the Investment Company Act of 1940, as amended; and

(k) Guarantor is not engaged principally, or as one of its important activities, in the business of purchasing, carrying, or extending credit for the purpose of purchasing or carrying any margin stock (within the meaning of Regulation U of the Federal Reserve Board of the United States).

Guarantor covenants that it will comply or cause compliance with all covenants in the Agreement which are applicable to it.

9. Guarantor and the Administrative Agent each acknowledge and agree that this Guaranty is a guarantee of payment and performance and not of collection and enforcement in respect of any obligations which may accrue to the Administrative Agent and/or the Banks from Borrower under the provisions of any Loan Document.

10. Subject to the terms and conditions of the Agreement, and in conjunction therewith, the Administrative Agent may assign any or all of its rights under this Guaranty. In the event of any such assignment by the Administrative Agent, the Administrative Agent shall give Guarantor (or Borrower on its behalf) prompt notice of same. If the Administrative Agent or any Bank elects to sell all of its portion of the Term Loan or participations in the Term Loan and the Loan Documents, including this Guaranty, the Administrative Agent or any Bank may forward to each purchaser and prospective purchaser all documents and information relating to this Guaranty or to Guarantor, whether furnished by Borrower or Guarantor or otherwise, subject to the terms and conditions of the Agreement.

11. Guarantor agrees, upon the written request of the Administrative Agent, to execute and deliver to the Administrative Agent, from time to time, any modification or amendment hereto or any additional instruments or documents reasonably considered necessary by the Administrative Agent or its counsel to cause this Guaranty to be, become or remain valid and effective in accordance with its terms, provided, that any such modification, amendment,

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additional instrument or document shall not increase Guarantor’s obligations or diminish its rights hereunder and shall be reasonably satisfactory as to form to Guarantor and to Guarantor’s counsel.

12. The representations and warranties of Guarantor set forth in this Guaranty shall survive until this Guaranty shall terminate in accordance with the terms hereof.

13. This Guaranty contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements relating to such subject matter and may not be modified, amended, supplemented or discharged except by a written agreement signed by Guarantor and the Administrative Agent (acting with the requisite consent of the Banks as provided in the Agreement).

14. If all or any portion of any provision contained in this Guaranty shall be determined to be invalid, illegal or unenforceable in any respect for any reason, such provision or portion thereof shall be deemed stricken and severed from this Guaranty and the remaining provisions and portions thereof shall continue in full force and effect.

15. This Guaranty may be executed in counterparts which together shall constitute the same instrument.

16. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, facsimile transmission followed by telephonic confirmation or similar writing) and shall be addressed to such party at the address set forth below or to such other address as may be identified by any party in a written notice to the others:

If to Guarantor:	c/o Equity Residential Two North Riverside Plaza Suite 400 Chicago, Illinois 60606 Attn: Chief Financial Officer

With Copies of Notices to Guarantor to:

Equity Residential

Two North Riverside Plaza

Suite 400

Chicago, Illinois 60606

Attn: General Counsel

and

DLA Piper LLP (US)

203 North LaSalle Street

Suite 1900

Chicago, Illinois 60601

Attn: James M. Phipps, Esq.

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If to the Administrative Agent:	Bank of America, N.A. Structured Debt Group Mail Code 231 South LaSalle Street Chicago, IL 60697 Attn:
With Copies of Notices to the Administrative Agent to:	Kaye Scholer LLP 425 Park Avenue New York, New York 10022 Attn: Edmond Gabbay, Esq.

Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when such facsimile is transmitted to the facsimile number specified in this Section and the appropriate facsimile confirmation is received, (ii) if given by certified or registered mail, return receipt requested, with first class postage prepaid, addressed as aforesaid, upon receipt or refusal to accept delivery, (iii) if given by a nationally recognized overnight carrier, 24 hours after such communication is deposited with such carrier with postage prepaid for next day delivery, or (iv) if given by any other means, when delivered at the address specified in this Section.

17. Any acknowledgment or new promise, whether by payment of principal or interest or otherwise by Borrower or Guarantor, with respect to the Guaranteed Obligations shall, if the statute of limitations in favor of Guarantor against the Administrative Agent and the Banks shall have commenced to run, toll the running of such statute of limitations, and if the period of such statute of limitations shall have expired, prevent the operation of such statute of limitations.

18. This Guaranty shall be binding upon Guarantor and its successors and assigns and shall inure to the benefit of the Administrative Agent and the Banks and their respective successors and permitted assigns; provided, however, that Guarantor may not assign or transfer any of its rights or obligations hereunder without the prior written consent of all of the Banks, and any such attempted assignment or transfer without such consent shall be null and void.

19. The failure of the Administrative Agent to enforce any right or remedy hereunder, or promptly to enforce any such right or remedy, shall not constitute a waiver thereof, nor give rise to any estoppel against the Administrative Agent or any Bank, nor excuse Guarantor from its obligations

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hereunder. Any waiver of any such right or remedy to be enforceable against the Administrative Agent and the Banks must be expressly set forth in a writing signed by the Administrative Agent (acting with the requisite consent of the Banks as provided in the Agreement).

20. (a) THIS GUARANTY AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF ILLINOIS (WITHOUT GIVING EFFECT TO THE PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW).

(b) Any legal action or proceeding with respect to this Guaranty and any action for enforcement of any judgment in respect thereof may be brought in the courts of the State of Illinois or of the United States of America for the Northern District of Illinois, and, by execution and delivery of this Guaranty, Guarantor hereby accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and appellate courts from any thereof. Guarantor irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to Guarantor at its address for notices set forth herein. Guarantor hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Guaranty brought in the courts referred to above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of the Administrative Agent to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against Guarantor in any other jurisdiction.

(c) GUARANTOR HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY AND ALL CLAIMS OR CAUSES OF ACTION BASED UPON OR ARISING OUT OF THIS GUARANTY. IT IS HEREBY ACKNOWLEDGED BY GUARANTOR THAT THE WAIVER OF A JURY TRIAL IS A MATERIAL INDUCEMENT FOR THE ADMINISTRATIVE AGENT AND THE BANKS TO ACCEPT THIS GUARANTY AND THAT THE TERM LOAN MADE BY THE BANKS IS MADE IN RELIANCE UPON SUCH WAIVER. GUARANTOR FURTHER WARRANTS AND REPRESENTS THAT SUCH WAIVER HAS BEEN KNOWINGLY AND VOLUNTARILY MADE, FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS GUARANTY MAY BE FILED BY THE ADMINISTRATIVE AGENT IN COURT AS A WRITTEN CONSENT TO A NON-JURY TRIAL.

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(d) Guarantor does hereby further covenant and agree to and with the Administrative Agent and the Banks that Guarantor may be joined in any action against Borrower in connection with the Loan Documents and that recovery may be had against Guarantor in such action or in any independent action against Guarantor (with respect to the Guaranteed Obligations), without the Administrative Agent and the Banks first pursuing or exhausting any remedy or claim against Borrower or its successors or assigns. Guarantor also agrees that, in an action brought with respect to the Guaranteed Obligations in any jurisdiction, it shall be conclusively bound by the judgment in any such action by the Administrative Agent (wherever brought) against Borrower or its successors or assigns, as if Guarantor were a party to such action, even though Guarantor was not joined as a party in such action.

(e) Guarantor agrees to pay all reasonable expenses (including, without limitation, attorneys’ fees and disbursements) which may be incurred by the Administrative Agent or the Banks in connection with the enforcement of their rights under this Guaranty, whether or not suit is initiated.

(f) 1[If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in one currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so under applicable law, that the rate of exchange used shall be the spot rate at which in accordance with normal banking procedures the first currency could be purchased in New York City with such other currency by the person obtaining such judgment on the Business Day preceding that on which final judgment is given.]

21. Notwithstanding anything to the contrary contained herein (but subject to Section 6 hereof), this Guaranty shall terminate and be of no further force or effect upon the earlier to occur of (i) full performance and payment of the Guaranteed Obligations hereunder and (ii) the occurrence of a Release Event with respect to Guarantor. Upon termination of this Guaranty in accordance with the terms of this Guaranty, the Administrative Agent promptly shall deliver to Guarantor such documents as Guarantor or Guarantor’s counsel reasonably may request in order to evidence such termination.

22. All of the Administrative Agent’s and the Banks’ rights and remedies under each of the Loan Documents or under this Guaranty are intended to be distinct, separate and cumulative and no such right or remedy therein or herein mentioned is intended to be in exclusion of or a waiver of any other right or remedy available to the Administrative Agent or any Bank.

[1]	Include if foreign Guarantor.

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23. Notwithstanding anything contained herein to the contrary, in no event shall the Guaranteed Obligations equal or exceed such an amount that, as of the date hereof, would render, or would be deemed to render, Guarantor insolvent.

24. No claim may be made by Guarantor or any other Person acting by or through Guarantor against the Administrative Agent or any Bank or the affiliates, directors, officers, employees, attorneys or agent of any of them for any consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Guaranty or by the other Loan Documents, or any act, omission or event occurring in connection therewith; and Guarantor hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Guaranty as of the date and year first above written.

GUARANTOR: [INSERT SIGNATURE BLOCK]

By:
Name: Title:

ACCEPTED: BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT

By:
Name: Title:

ACKNOWLEDGMENT FOR GUARANTOR

STATE OF ILLINOIS )

                                        ) ss.

COUNTY OF COOK )

On             , 20__, before me personally came             , to me known to be the person who executed the foregoing instrument, and who, being duly sworn by me, did depose and say that [s]he is the              of             , and that [s]he executed the foregoing instrument in the organization’s name, and that [s]he had authority to sign the same, and [s]he acknowledged to me that [s]he executed the same as the act and deed of said organization for the uses and purposes therein mentioned.

[Seal]

Notary Public

Schedule I

Commitments

Bank	Commitment
Bank of America, N.A.	$50,000,000

Deutsche Bank AG, New York Branch	$50,000,000

Royal Bank of Canada	$45,000,000

U.S. Bank National Association	$45,000,000

Wells Fargo Bank, National Association	$45,000,000

PNC Bank, National Association	$45,000,000

The Bank of Nova Scotia	$45,000,000

SunTrust Bank	$45,000,000

Compass Bank	$20,000,000

Regions Bank	$20,000,000

Sumitomo Mitsui Banking Corp., New York	$20,000,000

The Bank of New York Mellon	$20,000,000

The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$20,000,000

Union Bank, N.A.	$20,000,000

Capital One, N.A.	$10,000,000

Total	$500,000,000